Exhibit 99.3
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DURA AUTOMOTIVE SYSTEMS, INC.,	)	Case No. 06-11202 (KJC)
et al.,	)
)
	)	Jointly Administered
Debtors.	)

DISCLOSURE STATEMENT FOR THE DEBTORS’ REVISED JOINT PLAN OF
REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

IMPORTANT DATES
•	Voting Record Date: [ , 2008]

•	Voting Deadline by which Ballots must be received: [ , 2008], at 5:00 p.m. (P.T.)

•	Voting Deadline by which Master Ballots must be received: [ , 2008], at 5:00 p.m. (P.T.)

•	Deadline by which to file and serve objections to Confirmation of the Revised Plan: [ , 2008], at 4:00 p.m. (E.T.)

•	Hearing on Confirmation of the Revised Plan: [ , 2008], at [ : ] _.m. (E.T.)

KIRKLAND & ELLIS LLP	RICHARDS, LAYTON & FINGER, P.A.
Marc Kieselstein, P.C. (admitted pro hac vice)	Daniel J. DeFranceschi (Bar No. 2732)
Roger J. Higgins (admitted pro hac vice)	Jason M. Madron (Bar No. 4431)
Ryan Blaine Bennett (admitted pro hac vice)	One Rodney Square
Joy Lyu Monahan (admitted pro hac vice)	920 North King Street
200 East Randolph Drive	Wilmington, DE 19801
Chicago, Illinois 60601

Counsel for the Debtors and Debtors-in-Possession

Dated: March 13, 2008

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE REVISED PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE COURT.

THE REVISED PLAN IS SPONSORED BY THE DEBTORS.
THE REVISED PLAN IS SUPPORTED BY ALL KEY CREDITOR CONSTITUENCIES.

THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS SUPPORTS CONFIRMATION OF THE REVISED PLAN AND HAS PROVIDED A SEPARATE LETTER SUPPORTING THE REVISED PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT C.
THE SECOND LIEN GROUP SUPPORTS CONFIRMATION OF THE REVISED PLAN AND HAS PROVIDED A SEPARATE LETTER SUPPORTING THE REVISED PLAN, WHICH IS ATTACHED HERETO AS EXHIBIT D
THE DEBTORS URGE HOLDERS OF ALLOWED CLAIMS IN CLASS 2 (SECOND LIEN FACILITY CLAIMS), CLASS 3
(SENIOR NOTES CLAIMS), AND CLASS 5 (OTHER GENERAL UNSECURED CLAIMS) TO VOTE TO ACCEPT THE REVISED PLAN.
PLEASE READ THIS IMPORTANT INFORMATION
     THE BANKRUPTCY CODE REQUIRES THE PARTY PROPOSING A CHAPTER 11 PLAN OF REORGANIZATION TO PREPARE AND FILE A DOCUMENT WITH THE BANKRUPTCY COURT CALLED A “DISCLOSURE STATEMENT.” THIS DOCUMENT IS THE DISCLOSURE STATEMENT (THIS “DISCLOSURE STATEMENT”) FOR THE DEBTORS’ REVISED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE (THE “REVISED PLAN”) ANNEXED HERETO AS EXHIBIT A.
     THIS DISCLOSURE STATEMENT INCLUDES CERTAIN EXHIBITS, EACH OF WHICH ARE INCORPORATED INTO AND MADE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.
     THE DEBTORS ARE MAKING THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT THE REVISED PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE REVISED PLAN, INCLUDING, BUT NOT LIMITED TO, ANY RISK FACTORS CITED HEREIN, IN DECIDING WHETHER TO VOTE TO ACCEPT THE REVISED PLAN. SEE ARTICLE XVIII OF THIS DISCLOSURE STATEMENT-“CERTAIN RISK FACTORS AFFECTING THE DEBTORS,” WHICH DISCUSSES VARIOUS FACTORS TO BE CONSIDERED IN DECIDING WHETHER TO ACCEPT THE REVISED PLAN.
     CLAIMS HOLDERS MAY NOT RELY ON THIS DISCLOSURE STATEMENT FOR, AND THIS DISCLOSURE STATEMENT DOES NOT PROVIDE, ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE. THE DEBTORS URGE EACH HOLDER OF A CLAIM TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY SUCH LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE REVISED PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE REVISED PLAN.
     THE DEBTORS DO NOT INTEND THIS DISCLOSURE STATEMENT TO CONSTITUTE, AND PARTIES SHOULD THEREFORE NOT CONSTRUE IT AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER.
     NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE REVISED PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS SHOULD NOT RELY UPON ANY INFORMATION, REPRESENTATIONS OR

INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE REVISED PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE REVISED PLAN.
     THE SECURITIES DESCRIBED HEREIN (INCLUDING THOSE ISSUED TO HOLDERS OF SECOND LIEN FACILITY CLAIMS OR SENIOR NOTES CLAIMS) WILL BE ISSUED TO CREDITORS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, AND WILL INSTEAD RELY UPON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE TO THE MAXIMUM EXTENT PERMITTED AND APPLICABLE.
     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NEITHER APPROVED NOR DISAPPROVED OF THIS DISCLOSURE STATEMENT, NOR HAS IT PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.
     THE DEBTORS PREPARED THE FINANCIAL PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT WITH NUMERICAL SPECIFICITY. THEY HAVE NONETHELESS NECESSARILY BASED THE PROJECTIONS ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT MANAGEMENT CONSIDERS REASONABLE. BUT THESE PROJECTIONS MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT THEY CANNOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS NOR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY DIFFER FROM ANY ASSUMED FACTS AND CIRCUMSTANCES. MOREOVER, UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY COME TO PASS, AND MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR SOME OTHER ASSURANCE OF ACTUAL RESULTS.
     THE DEBTORS’ MANAGEMENT HAS ALSO REVIEWED THE OTHER FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE ITS ACCURACY, PLEASE NOTE THAT THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT, OTHER THAN THE FINANCIAL STATEMENTS INCLUDED IN THE DEBTORS’ PREVIOUSLY-FILED ANNUAL REPORT, HAS NOT BEEN AUDITED.
     THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE REVISED PLAN, CERTAIN OTHER DOCUMENTS, AS WELL AS CERTAIN FINANCIAL INFORMATION AND PROJECTIONS DISCUSSED ABOVE. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION CONTAINED IN THIS DISCLOSURE STATEMENT OR FINANCIAL INFORMATION INCORPORATED HEREIN BY REFERENCE, AND THE TERMS AND PROVISIONS OF THE REVISED PLAN OR THE OTHER DOCUMENTS REFERENCED HEREIN, THE REVISED PLAN SHALL GOVERN FOR ALL PURPOSES.
     THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF INFORMING HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE REVISED PLAN OR TO OBJECT TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE.

  THE VOTING DEADLINE TO ACCEPT OR REJECT THE REVISED PLAN IS 5:00 P.M. (P.T.) ON                     , 2008, UNLESS THE DEBTORS EXTEND THE DEADLINE PRIOR TO THE VOTING DEADLINE. TO BE COUNTED, YOUR BALLOT OR MASTER BALLOT MUST BE RECEIVED BY THE DEBTORS’ CLAIMS AND SOLICITATION AGENT OR SPECIAL VOTING AGENT BEFORE THE VOTING DEADLINE.

TABLE OF CONTENTS

SUMMARY	i

I. BACKGROUND	1
A. OVERVIEW OF THE COMPANY’S BUSINESSES	1
B. SUMMARY OF PREPETITION INDEBTEDNESS	5

II. EVENTS LEADING TO THE CHAPTER 11 CASES	10
A. DETERIORATING CONDITIONS IN AUTOMOTIVE SECTOR	10
B. THE DEBTORS’ DETERIORATING FINANCIAL CONDITION	10
C. THE COMPANY’S PREPETITION OPERATIONAL RESTRUCTURING EFFORTS	12
D. IMPACT OF LIQUIDITY CONSTRAINTS	13

III. THE CHAPTER 11 CASES	14
A. OVERVIEW OF CHAPTER 11	14
B. ADMINISTRATION OF THE CHAPTER 11 CASES	14
C. CLAIMS ADMINISTRATION	27
D. CANADIAN PROCEEDINGS	28
E. THE DEBTORS’ OPERATIONAL RESTRUCTURING INITIATIVES	31
F. THE ORIGINAL CHAPTER 11 JOINT PLAN OF REORGANIZATION	32
G. THE REVISED CHAPTER 11 JOINT PLAN OF REORGANIZATION	35

IV. SUMMARY OF THE REVISED CHAPTER 11 JOINT PLAN OF REORGANIZATION	38
A. THE PURPOSE OF THE REVISED PLAN	38
B. LIMITED SUBSTANTIVE CONSOLIDATION	39

V. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE REVISED PLAN	43
A. TREATMENT OF UNCLASSIFIED CLAIMS	43
B. SUMMARY OF CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	44
C. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	45
D. SUBORDINATION	48
E. SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS	49
F. NON-CONSENSUAL CONFIRMATION	49

VI. SUMMARY OF EXIT FINANCING TO BE ISSUED IN CONNECTION WITH THE REVISED PLAN	49

VII. MEANS FOR IMPLEMENTATION OF THE REVISED PLAN	50
A. CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS, AND MERGERS	50
B. TREATMENT OF INTERCOMPANY CLAIMS	50
C. CANCELLATION OF SENIOR NOTES, SUBORDINATED NOTES, CONVERTIBLE SUBORDINATED DEBENTURES, AND EQUITY INTERESTS	51
D. SENIOR NOTES INDENTURE TRUSTEE FEES	51
E. SUBORDINATED NOTES INDENTURES TRUSTEE FEES	51
F. CONVERTIBLE SUBORDINATED INDENTURE TRUSTEE FEES	52
G. ISSUANCE OF NEW SECURITIES	52
H. CREATION OF RETAINED PROFESSIONAL ESCROW ACCOUNT	53
I. CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION	53

J. NEW MONEY SECOND LIEN LOAN, ALTERNATIVE TRANSACTIONS, AND EXIT FINANCING	53

VIII. TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND DEFINED BENEFIT PENSION PLANS	54
A. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	54
B. CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES	54
C. CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED PURSUANT TO THE REVISED PLAN	54
D. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES	55
E. ASSUMPTION OF D&O INSURANCE POLICIES; TAIL COVERAGE	55
F. COMPENSATION AND BENEFIT PROGRAMS; CHANGE OF CONTROL AGREEMENTS	55
G. PENSION PLANS	60
H. COLLECTIVE BARGAINING AGREEMENTS	61
I. WORKERS’ COMPENSATION PROGRAMS	61

IX. PROVISIONS GOVERNING DISTRIBUTIONS	61
A. DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE	61
B. PRO RATA DISTRIBUTIONS	61
C. DELIVERY OF DISTRIBUTIONS	61
D. TIMING OF DISTRIBUTIONS	62
E. MINIMUM DISTRIBUTION	63
F. SETOFFS	63

X. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS	63
A. RESOLUTION OF DISPUTED CLAIMS	63
B. CLAIMS ALLOWANCE	64
C. ALLOWED CLAIMS	64

XI. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE REVISED PLAN	64
A. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE REVISED PLAN	64
B. WAIVER OF CONDITIONS	65
C. NON-OCCURRENCE OF CONDITIONS	65

XII. RELEASE, INJUNCTIVE AND RELATED PROVISIONS	65
A. COMPROMISE AND SETTLEMENT	65
B. RELEASES	65
C. EXCULPATION	66
D. PRESERVATION OF RIGHTS OF ACTION	67
E. DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS	68
F. INJUNCTION	68

XIII. RETENTION OF JURISDICTION	69

XIV. MISCELLANEOUS PROVISIONS	70
A. DISSOLUTION OF CREDITORS’ COMMITTEE	70
B. POST-CONFIRMATION, PRE-EFFECTIVE DATE PROFESSIONALS’ FEES AND FINAL FEE APPLICATIONS	71
C. PAYMENT OF STATUTORY FEES	71
D. MODIFICATION OF PLAN	71
E. REVOCATION OF PLAN	71
F. SUCCESSORS AND ASSIGNS	71

G. GOVERNING LAW	71
H. RESERVATION OF RIGHTS	71
I. SECTION 1146 EXEMPTION	72
J. SECTION 1125(E) GOOD FAITH COMPLIANCE	72
K. FURTHER ASSURANCES	72
L. FILING OF ADDITIONAL DOCUMENTS	72
M. NO STAY OF CONFIRMATION ORDER	72
N. AID AND RECOGNITION	72

XV. VALUATION ANALYSIS AND FINANCIAL PROJECTIONS	72
A. VALUATION OF THE REORGANIZED DEBTORS	72
B. FINANCIAL PROJECTIONS	74

XVI. SOLICITATION AND VOTING PROCEDURES	76
A. SOLICITATION PACKAGE	76
B. VOTING INSTRUCTIONS AND GENERAL TABULATION PROCEDURES	78

XVII. CONFIRMATION PROCEDURES	84
A. CONFIRMATION GENERALLY	84
B. THE CONFIRMATION HEARING	85
C. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE REVISED PLAN	86
D. IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION	89

XVIII. CERTAIN RISK FACTORS AFFECTING THE DEBTORS	89
A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS	89
B. FINANCIAL INFORMATION; DISCLAIMER	90
C. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE REVISED PLAN	91
D. RISK FACTORS ASSOCIATED WITH THE DEBTORS’ BUSINESSES	93
E. FACTORS AFFECTING THE REORGANIZED DEBTORS	99

XIX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE REVISED PLAN	105
A. LIQUIDATION UNDER CHAPTER 7	105
B. ALTERNATIVE PLAN OF REORGANIZATION	105

XX. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	105
A. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE REORGANIZED DEBTORS	106
B. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 1, CLASS 2, CLASS 3 AND CLASS 5 CLAIMS	107
C. ACCRUED INTEREST	108
D. MARKET DISCOUNT	108

XXI. CONCLUSION AND RECOMMENDATION	109

EXHIBITS

Exhibit A	-	The Debtors’ Revised Joint Plan of Reorganization

Exhibit B	-	Organizational Chart of Dura Automotive Systems, Inc. and Affiliate Debtors as of the Petition Date

Exhibit C	-	Letter from the Creditors’ Committee in Support of the Revised Plan

Exhibit D	-	Letter from the Second Lien Group in Support of the Revised Plan

Exhibit E	-	Forms of Debtors’ Letters to Holders of Second Lien Facility Claims, Senior Notes Claims and Other General Unsecured Claims

Exhibit F	-	Canadian Order dated November 1, 2006, issued by the Ontario Superior Court of Justice

Exhibit G	-	Canadian Information Officer’s Report

Exhibit H	-	Financial Projections

Exhibit I	-	Liquidation Analysis

     SUMMARY
     Dura Automotive Systems, Inc., Dura Operating Corporation, and 40 of their direct and indirect wholly-owned United States and Canadian subsidiaries (each a “Debtor,” and collectively, the “Debtors”),1 as debtors and debtors-in-possession, submit this Disclosure Statement to holders of Claims and Equity Interests in connection with: (a) the solicitation of votes to accept or reject the Revised Plan; and (b) the Confirmation Hearing. The purpose of this Disclosure Statement is to provide to holders of Claims and Equity Interests adequate information to make an informed judgment about the Revised Plan, which is annexed hereto as Exhibit A.

  All capitalized terms used in this Disclosure Statement but not otherwise defined herein shall have the meaning ascribed to them in Article I of the Revised Plan unless otherwise noted.
     The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Disclosure Statement.
     The Debtors are a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules, and exterior trim systems for the global automotive industry. The Debtors sell their products directly to virtually every major North American, Asian and European automotive original equipment manufacturer as well as to other automotive parts suppliers. The Debtors manufacture products for many of the most popular car, light truck, sport utility and multi-activity-vehicle models in North America and Europe. The Debtors are also a leading supplier of door and window systems, engineered components and gas appliances to the recreational and specialty vehicle industries.
     On October 30, 2006 (the “Petition Date”), the Debtors filed voluntary petitions for relief commencing cases (the “Chapter 11 Cases”) under chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended, (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Contemporaneously therewith, the Debtors filed a motion to jointly administer the Chapter 11 Cases for procedural purposes only. The Debtors’ remaining 45 direct and indirect wholly-owned Latin American, Asian and European subsidiaries at the time of the Petition Date did not seek chapter 11 protection, and each of those non-filing entities is continuing normal business operations. The Debtors also have interests in four directly and indirectly partially owned joint ventures, with ownership ranging from 50% to 90%, none of which is included in the Debtors’ Chapter 11 Cases. Attached hereto as Exhibit B is the Debtors’ corporate organization chart as of the Petition Date.
     The Debtors continue to operate their businesses and manage their properties as debtors-in-possession during the pendency of the Chapter 11 Cases. The Debtors’ customers continue to receive services from the Debtors, and the Debtors’ vendors continue to be paid according to applicable payment terms.
     On November 8 and 9, 2006, and December 7, 2006, the United States Trustee for the District of Delaware appointed an official committee of unsecured creditors (the “Creditors’ Committee”), pursuant to section 1102 of the Bankruptcy Code.
     On August 22, 2007, the Debtors filed a proposed plan of reorganization (as amended and modified, the “Original Plan”) [Docket No. 1702] and corresponding disclosure statement (as amended and modified, the “Original Disclosure Statement”) [Docket No. 1703]. The Debtors subsequently engaged in weeks of negotiations with their various creditor constituencies regarding the terms of the Original Plan and Disclosure

[1]	The Debtors in these proceedings are: Adwest Electronics Inc., Atwood Automotive, Inc., Atwood Mobile Products, Inc., Automotive Aviation Partners, LLC, Creation Group Holdings, Inc., Creation Group Transportation, Inc., Creation Group, Inc., Creation Windows, Inc., Creation Windows, LLC, Dura Aircraft Operating Company, LLC, Dura Automotive Canada ULC, Dura Automotive Systems (Canada), Ltd., Dura Automotive Systems Cable Operations, Inc., Dura Automotive Systems of Indiana, Inc., Dura Automotive Systems, Inc., Dura Brake Systems, L.L.C., Dura Cables North LLC, Dura Cables South LLC, Dura Canada LP, Dura Fremont L.L.C., Dura Gladwin L.L.C., Dura Global Technologies, Inc., Dura G.P., Dura Holdings Canada LP, Dura Holdings ULC, Dura Mancelona L.L.C., Dura Ontario, Inc., Dura Operating Canada LP, Dura Operating Corp., Dura Services L.L.C., Dura Shifter L.L.C., Dura Spicebright, Inc., Kemberly, Inc., Kemberly, LLC, Mark I Molded Plastics of Tennessee, Inc., Patent Licensing Clearinghouse L.L.C., Spec-Temp, Inc., Trident Automotive Canada Co., Trident Automotive, L.L.C., Trident Automotive, L.P., Trident Automotive Limited, and Universal Tool & Stamping Company, Inc.

i

Statement. Those negotiations culminated in a global resolution of various issues among the Debtors, the Creditors’ Committee, and the Senior Notes Indenture Trustee, all of which was predicated on confirmation of the Original Plan, as modified. On September 28, 2007, the Debtors filed a modified Original Plan and a modified Original Disclosure Statement incorporating this global resolution as well as certain other changes and revisions. On October 3, 2007, the Debtors filed a second modified Original Disclosure Statement incorporating further agreed upon resolutions.
     On October 4, 2007, the Bankruptcy Court entered an order approving the Original Disclosure Statement, as modified, approved the Debtors’ proposed solicitation procedures, and set November 26, 2007, as the hearing date on confirmation of the Original Plan.
     Despite the Debtors’ progress in negotiating and soliciting a largely consensual chapter 11 plan that was accepted by overwhelming majorities in every voting class, it became clear that the Debtors’ plan to exit chapter 11 prior to year-end 2007 would not come to fruition. Even though the Debtors had progressed to the very cusp of confirming the Original Plan, the Debtors were unable to proceed to confirmation with the Original Plan in light of the abnormally challenging credit market conditions and consequently were unable to obtain sufficient exit financing on acceptable terms. This unwelcome development, however, stands in marked contrast to the progress achieved by the Debtors from an operational restructuring and business turnaround perspective.
     Indeed, despite their inability to confirm the Original Plan, the Debtors have been executing a robust operational restructuring and business turnaround over the past eighteen months that, when completed, will position them well for the future. Moreover, the Debtors continue to be quality and technology leaders in both North America and Europe in their markets. It is in this context that the Debtors have evaluated their options and worked diligently with their key creditor constituencies to formulate the Revised Plan.
     This Disclosure Statement summarizes the Revised Plan’s content and provides information relating to the Revised Plan and the process that the Bankruptcy Court follows in determining whether or not to confirm the Revised Plan. This Disclosure Statement also discusses the events leading to the Debtors filing their Chapter 11 Cases, describes the main events that have occurred in the Debtors’ Chapter 11 Cases and, finally, summarizes and analyzes the Revised Plan. The Disclosure Statement also describes certain potential federal income tax consequences of holders of Claims and Equity Interests, voting procedures and the confirmation process.
The Purpose of the Revised Plan
     The Revised Plan contemplates, generally, the following restructuring transactions:
•	Conversion of all Second Lien Facility Claims into Convertible Preferred Stock (the “Second Lien Distribution”) with the following terms:
•	Liquidation preference as of the Effective Date equal to the Second Lien Allowed Claim amount;

•	20% paid-in-kind dividend (“PIK Dividend”);

•	Beginning on the third anniversary of the Effective Date, holders of the Convertible Preferred Stock may elect to convert their Convertible Preferred Stock shares into their pro rata share of 92.5% of the New Common Stock, and thereafter, into New Common Stock based on a percentage reflecting any accrued PIK Dividends through such conversion date since the third anniversary, if the Convertible Preferred Stock were to be converted at its full amount including any accrued PIK Dividends and with no prior redemptions. Such percentage will be proportionately reduced to reflect the actual amounts of the unredeemed Convertible Preferred Stock outstanding, including any accrued PIK Dividends as of the conversion date;

•	Beginning on the fourth anniversary of the Effective Date, the holders of New Common Stock may call the conversion of all outstanding Convertible Preferred Stock; provided, however, that, either (i) the Convertible Preferred Stock must be trading at a level equal to or exceeding 115% of the liquidation preference of the Convertible Preferred Stock on the date on which the conversion is called, or (ii) the number of shares of New Common Stock into which the Convertible Preferred Stock is then convertible, in the aggregate, is trading at a similar valuation;

•	Beginning on the tenth anniversary of the Effective Date, to the extent that the Convertible Preferred Stock remains outstanding, holders representing more than a majority of the Convertible Preferred Stock shall have the right to appoint a majority of the New Board’s directors;

•	At any time prior to the third anniversary of the Effective Date, New Dura may ratably redeem up to 100% of the Convertible Preferred Stock plus accrued PIK Dividends then outstanding; provided, however, that on the date of any such redemption, holders may elect to convert a proportion of their Convertible Preferred Stock shares into New Common Stock shares, which proportion shall be 0% on the Effective Date, 7% on the first anniversary thereof, 14% on the second anniversary thereof and 21% on the third anniversary thereof, respectively, if the Convertible Preferred Stock were to be redeemed in full on those dates; provided, further, however, that proportion of Convertible Preferred Stock that may be so converted shall be adjusted as a function of the amount of Convertible Preferred Stock redeemed, the redemption date and any prior redemptions; and

•	The Special Transactions Committee may initiate a redemption of Convertible Preferred Stock at any time, provided that the post-transaction cost of funds meets certain customary parameters for refinancing indebtedness typically found in an indenture; provided, however, a majority of the entire Board of Directors must approve any redemption using funds from debt senior to the Convertible Preferred Stock if the size of the proposed redemption is less than $112.5 million.
•	Converting Senior Notes Claims into approximately 95% of the New Common Stock (the “Senior Notes Distribution”);

•	Converting the U.S. Other General Unsecured Claims into approximately 5% of the New Common Stock (the “U.S. General Unsecured Equity Distribution”);

•	The Canadian General Unsecured Claims shall receive, in full and final satisfaction of such Claim, Cash to be distributed pro rata to holders of Allowed Canadian General Unsecured Claims pursuant to the Revised Plan equal to the higher of (a) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Canadian Information Officer’s report dated [ ], 2008; or (b) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Liquidation Analysis;

•	Payment in full in Cash of all DIP Facility Claims, Administrative Claims, and certain Priority Claims;

•	Discharge of all other Claims, including Claims arising from the Subordinated Notes and the Convertible Subordinated Debentures, without recovery, and cancellation of all Equity Interests in the Debtors; and

•	A new capital infusion of $80 million in exchange for a second lien debt facility having a $100 million face amount (the “New Money Second Lien Loan”).
     The Debtors believe that the Revised Plan maximizes the Debtors’ value. Further, the Debtors believe that any alternative to confirmation of the Revised Plan, such as liquidation or attempts by another party-in-interest to file a plan of reorganization, would result in significant delays, litigation and additional costs, and ultimately would lower the recoveries for holders of Allowed Claims.
     The Revised Plan will result in a capital structure that can be supported by the Reorganized Debtors’ business operations. To this end, the Revised Plan will eliminate the Company’s prepetition debt of approximately $1.3 billion, and replace it with, in addition to the New Money Second Lien Loan, an Exit Credit Facility with a First Lien term loan of approximately $150 million, and a revolving credit facility of approximately $110 million (including a letter of credit sub-facility of up to $25 million), which is expected to be largely unutilized at exit. The New Money Second Lien Loan will have a face value of approximately $100 million. The Debtors believe that the

Revised Plan is in the best interests of their creditors. If the Revised Plan were not to be confirmed, the Debtors believe that they would be forced to either to file an alternate plan of reorganization or to liquidate under chapter 11 or chapter 7 of the Bankruptcy Code. If either such event were to occur, the Debtors believe that their creditors would realize a much less favorable distribution of value, or, in certain cases, none at all, for their Claims.
Why You Are Receiving This Document
     The Bankruptcy Code requires a disclosure statement to contain “adequate information” concerning the Revised Plan. In other words, a disclosure statement must contain sufficient information to enable parties who are affected by the Revised Plan to vote either to accept or reject the Revised Plan or to object to the Revised Plan, as the case may be.
     All creditors should carefully review both the Disclosure Statement and the Revised Plan before voting to accept or reject the Revised Plan. Indeed, creditors should not rely solely on the Disclosure Statement, but should read the Revised Plan as well.

  Please note that any terms not specifically defined in this Disclosure Statement shall have the meaning ascribed to them in the Revised Plan and any conflict between the Disclosure Statement and the Revised Plan shall be governed by the Revised Plan.
Limited Substantive Consolidation
     The Revised Plan is premised upon “substantively consolidating” the U.S. Debtors on the terms set forth in Article IV.A of the Revised Plan, and as more fully described in Article IV.B of this Disclosure Statement, for the limited purposes of confirming and consummating the Revised Plan, including but not limited to, voting, confirmation and distribution. The Bankruptcy Court may order substantive consolidation in the exercise of its general equitable discretionary powers under section 105(a) of the Bankruptcy Code to ensure the equitable treatment of creditors. The effect of substantive consolidation will be the pooling of the assets and liabilities of the consolidated U.S. Debtors and the satisfaction of creditor Claims from the resulting common pool of funds.
     Each and every Claim filed or to be filed in the Chapter 11 Cases against any U.S. Debtor shall be considered filed against the consolidated U.S. Debtors and shall be considered one Claim against and obligation of the consolidated U.S. Debtors.
     All guaranties by any of the U.S. Debtors of the obligations of any U.S. Debtor arising prior to the Effective Date shall be deemed eliminated under the Revised Plan so that any Claim against any U.S. Debtor and any guaranty thereof executed by any other U.S. Debtor and any joint and several liability of any of the U.S. Debtors shall be deemed to be one obligation of the deemed consolidated U.S. Debtors.
     The Revised Plan does not substantively consolidate the Canadian Operating Debtor with any other Debtor (U.S. or Canadian). The Revised Plan separately classifies Claims against the Canadian Operating Debtor as Class 5B Canadian General Unsecured Claims with recoveries in Cash to be distributed pro rata to holders of Allowed Canadian General Unsecured Claims pursuant to the Revised Plan equal to the higher of (a) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Canadian Information Officer’s report dated [___], 2008; or (b) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Liquidation Analysis. Each of the Other Canadian Debtors will also be treated as individual non-consolidated Debtors, however, no claims have been filed against the Other Canadian Debtors.
     The contemplated substantive consolidation will not affect any liens or other security interests held by prepetition secured Claim holders.
     If the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the Estates: (a) the Revised Plan would be treated as a separate plan of reorganization for each Debtor not substantively consolidated; and (b) the Debtors would not be required to re-solicit votes with respect to the Revised Plan.

Summary of Treatment of Claims and Equity Interests
     The Revised Plan classifies Claims against and Equity Interests in the Debtors. Certain unclassified Claims, including Administrative Claims, DIP Facility Claims and Priority Tax Claims, will receive full payment in cash either on the distribution date, or as promptly thereafter as each such Claims are liquidated, or in installments over time as permitted by the Bankruptcy Code or as agreed with the holders of such Claims. All other Claims and all Equity Interests are classified into Classes and will receive the distributions and recoveries (if any) as described in the Revised Plan.
     THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMING AND CONSUMMATING THE REVISED PLAN WILL PROVIDE EACH CREDITOR WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

Summary of Expected Recoveries[2]
			Projected	Projected	Projected
Class/Type	Projected		Recovery	Recovery	Recovery
of Claim or	Claims/Equity		Under the Revised	Under The	Under
Interest	Interests[3]	Plan Treatment of Class	Plan[4]	Original Plan	Chapter 7

DIP Facility Claims	Amount outstanding as of the Effective Date, including outstanding letters of credit	Paid in full in cash.	100%	100%	100%

Administrative Claims	$28.5 million	Paid in full in cash, unless another treatment is specified by agreement.	100%	100%	95%

Priority Tax Claims	$5.2 million	Paid in full in cash in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.	100%	100%	50%

Other Priority Claims	$0	Paid in full in cash or in another manner that leaves such Claim unimpaired.	100%	100%	50%

Class 1 – Other Secured Claims	$0.8 million	Each holder of an Allowed Other Secured Claim will receive either:	100%	100%	100%

		(i) the collateral securing such Claim;
		(ii) the cash equivalent of such collateral;
		(iii) the treatment that leaves such Claim reinstated or unimpaired.

Class 2 — Second Lien Facility Claims	$228.1[5] million	Each holder of an Allowed Second Lien Facility Claim shall receive in full and final satisfaction of such Claim, its pro rata share of the Second Lien Distribution.	100%	100%	100%

[2]	All recovery estimates other than the DIP Facility Claims are approximate, and may vary as a result of, among other things, the Debtors’ ongoing claims adjudication process.

[3]	In the table above, the amounts in the column entitled “Projected Claims/Equity Interests” (except for DIP Facility Claims and Administrative Claims that accrued but were not paid) estimate amounts outstanding on the Petition Date, based on the Debtors’ Schedules and Statements of Financial Affairs, filed on January 16, 2007, or amounts reflected on filed proofs of claim, as the case may be.

[4]	Projected recoveries for each creditor class are the midpoints in the potential range of recoveries for each such class.

[5]	The prepayment penalty, if incurred, would have been approximately $4.5 million or 2.0% of accrued principal. Pursuant to the Initial Final DIP Order, the Debtors have been paying the Stated Rate, a lower interest rate than the Base Rate, in Cash, throughout the Chapter 11 Cases as adequate protection. As part of the global settlement with respect to the Revised Plan as discussed herein, the Debtors’ agreed to allow the difference between the Stated Rate and the Base Rate accrued over the course of the Chapter 11 Cases to be included in the Second Lien Facility Claims that are converted into Convertible Preferred Stock. The Debtors estimate that as of May 2008, the accrued, but unpaid interest on the Allowed Second Lien Facility Claims will be approximately $3.1 million. Thus, the approximate value of the Second Lien Facility Claims as of that date is $228.1 million. The Allowed Second Lien Facility Claims will include any outstanding and unpaid interest at the Base Rate that has accrued through and including the Effective Date.

v

Summary of Expected Recoveries[2]
			Projected	Projected	Projected
Class/Type	Projected		Recovery	Recovery	Recovery
of Claim or	Claims/Equity		Under the Revised	Under The	Under
Interest	Interests[3]	Plan Treatment of Class	Plan[4]	Original Plan	Chapter 7

Class 3 — Senior Notes Claims[6]	$418.7 million	Each holder of an Allowed Senior Notes Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the Senior Notes Distribution.	19%	55%	4.7%

Class 4 - Subordinated Notes Claims	$560.7 million	Holders of Subordinated Notes Claims shall neither receive nor retain any property under the Revised Plan pursuant to contractual subordination provisions contained in the Subordinated Notes Indenture.	0%	0%	0%

Class 5 — Other General Unsecured Claims	$60 million	Class 5A — U.S. Other General Unsecured Claims Each holder of an Allowed U.S. General Unsecured Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the U.S. Unsecured Creditor Equity Distribution.	8%	22%	1.9%

	$2.4 million	Class 5B – Canadian General Unsecured Claims Each holder of an Allowed Canadian General Unsecured Claim shall receive, in full and final satisfaction of such Claim, Cash in its pro rata share of the Canadian Creditor Distribution.	[10.5]%[7]	22%	8.6%

		If an Allowed Claim is filed against both the Canadian Operating Debtor and a U.S. Debtor the holder of such Allowed Claim shall be entitled, in the alternative, to its pro rata share of either: (a) the Canadian Creditor Distribution; or (b) the U.S. Unsecured Creditor Equity Distribution, whichever is higher.

Class 6 — Convertible Subordinated Debentures Claims	$58.3 million	Holders of Convertible Subordinated Debentures Claims shall neither recieve nor retain any property under the Revised Plan pursuant to subordination provisions.	0%	0%	0%

[6]	But for the subordination provisions in the Subordinated Notes Indentures and Convertible Subordinated Indenture: (i) the projected recovery for holders of Senior Notes Claims, Subordinated Notes Claims and Convertible Subordinated Debentures Claims would be approximately 8%. Due to the aforementioned subordinated provisions, the total recovery under the Revised Plan for holders of Senior Notes Claims is calculated as follows:

Source	Projected Claims	Projected Recovery	Note

Senior Notes Claims	$418.7million	$32 million (8% of $418.7 million) +	No subordination
Subordinated Notes Claims	$560.7 million	$43 million (8% of $560.7 million) +	Subordinated to Senior Notes
Convertible Subordinated Debentures Claims	$58.3 million	$4 million (8% of $58.3 million)	Subordinated to Senior Notes
Total Recovery for Holders of Senior Notes Claims	$418.7 million	$79 million (19% of $418.7 million)	After including applicable subordinated recoveries

[7]	The Canadian Liquidation Analysis, annexed as Exhibit K to the Original Disclosure Statement, estimated that the creditors of the Canadian Operating Debtor entity would receive between a minimum 9% recovery to a maximum recovery of 12% in the “best case scenario” liquidation, as compared with a 22% recovery under the Original Plan. Accordingly, 10.5% is the median projected liquidation recovery set forth in the Canadian Information Officer’s Seventh Report dated October 3, 2007. The Canadian Information Officer is currently updating its Canadian Operating Debtor liquidation analysis. The updated liquidation analysis may have a different recovery rate than the October 3, 2007 analysis. The recovery rate for the Holders of Canadian General Unsecured Claims will be the greater of the recovery rate for the U.S. Other General Unsecured Claims or the recovery rate calculated in the updated Canadian Information Officers liquidation analysis of the Canadian Operating Debtor which will be finalized prior to the Disclosure Statement Hearing.

Summary of Expected Recoveries2

			Projected	Projected	Projected
Class/Type	Projected		Recovery	Recovery	Recovery
of Claim or	Claims/Equity		Under the Revised	Under The	Under
Interest	Interests[3]	Plan Treatment of Class	Plan[4]	Original Plan	Chapter 7

Class 7 - Section 510 Subordinated Claims	$TBD[8]	Holders of Section 510 Subordinated Claims shall neither receive nor retain any property under the Revised Plan.	0%	0%	0%

Class 8 — Equity Interests	N/A	Holders of Interests shall neither receive nor retain any property under the Revised Plan.	0%	0%	0%
Entities Entitled to Vote on the Revised Plan
          Under the provisions of the Bankruptcy Code, not all parties-in-interest are entitled to vote on a chapter 11 plan. Holders of Claims or Equity Interests not impaired by the Revised Plan are deemed to accept the Revised Plan under the Bankruptcy Code and, therefore, are not entitled to vote on the Revised Plan. Holders of Claims or Equity Interests impaired by the Revised Plan and receiving no distribution under the Revised Plan are not entitled to vote because they are deemed to reject the Revised Plan.
          The Classes of Claims and Equity Interests classify Claims and Equity Interests for all purposes, including voting, Confirmation and distribution pursuant to the Revised Plan and sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Revised Plan deems a Claim or an Equity Interest to be classified in a particular Class only to the extent that the Claim or the Equity Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of the Claim or Equity Interest qualifies within the description of a different Class.
Summary of Status and Voting Rights

Class	Claim/Interest	Treatment of Claim/Interest	Voting Rights

Class 1	Other Secured Claims	Unimpaired	Deemed to Accept
Class 2	Second Lien Facility Claims	Impaired	Entitled to Vote
Class 3	Senior Notes Claims	Impaired	Entitled to Vote
Class 4	Subordinated Notes Claims	Impaired	Deemed to Reject
Class 5	Other General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Convertible Subordinated Debentures Claims	Impaired	Deemed to Reject
Class 7	Section 510 Subordinated Claims	Impaired	Deemed to Reject
Class 8	Equity Interests	Impaired	Deemed to Reject
          The following sets forth the classes that are entitled to vote on the Revised Plan and the classes that are not entitled to vote on the Revised Plan:
•	The Debtors are NOT seeking votes from the holders of Other Secured Claims in Class 1 because Class 1, and the Claims of any holders in Class 1, are unimpaired under the Revised Plan. Pursuant to section 1126(f) of the Bankruptcy Code, Class 1 is conclusively presumed to have accepted the Revised Plan.

•	The Debtors are NOT seeking votes from the holders of Subordinated Notes Claims in Class 4, Convertible Subordinated Debentures Claims in Class 6, Section 510 Subordinated Claims in Class 7, or Equity Interests in Class 8 because those classes are impaired under the Revised Plan, and the holders of Claims and Equity Interests in those classes shall neither receive nor retain any property under the Revised Plan on account of such Claims or Equity Interests. Pursuant to section 1126(g) of the Bankruptcy Code, each of those classes is deemed to have rejected the Revised Plan.

[8]	The Debtors reserve the right to subordinate punitive damages and other Claims pursuant to section 510 of the Bankruptcy Code.

•	The Debtors ARE soliciting votes to accept or reject the Revised Plan from those holders of Second Lien Facility Claims in Class 2, Senior Notes Claims in Class 3 and Other General Unsecured Claims in Classes 5A and 5B because Claims in those classes are impaired under the Revised Plan and the holders of those Claims will receive distributions under the Revised Plan. As such, the holders of Classes 2, 3, 5A and 5B have the right to vote to accept or reject the Revised Plan.
          For a detailed description of the classes of Claims and Equity Interests, as well as their respective treatment under the Revised Plan, see Article V of this Disclosure Statement.
          The Classes entitled to vote will have accepted the Revised Plan if (1) the holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in each such Class, as applicable, have voted to accept the Revised Plan and (2) the holders of more than one-half in number of the Allowed Claims actually voting in each such Class, as applicable, have voted to accept the Revised Plan. Assuming that the requisite acceptances are obtained, the debtors intend to seek Confirmation of the Revised Plan at the Confirmation Hearing scheduled to commence on [                    , 2008], before the Bankruptcy Court.
          THE DEBTORS WILL SEEK CONFIRMATION OF THE REVISED PLAN UNDER SECTION 1129(B) OF THE BANKRUPTCY CODE WITH RESPECT TO ANY IMPAIRED CLASSES PRESUMED TO REJECT THE REVISED PLAN, AND THE DEBTORS RESERVE THE RIGHT TO DO SO WITH RESPECT TO ANY OTHER REJECTING CLASS OR TO MODIFY THE REVISED PLAN.
          Article XVI herein specifies the deadlines, solicitation procedures, and instructions for voting to accept or reject the Revised Plan and the applicable standards for tabulating Ballots. The Bankruptcy Court has established                     , 2008, at 5:00 p.m. prevailing Pacific Time, as the voting deadline (the “Voting Deadline”) for delivering Ballots and Master Ballots with respect to the Revised Plan.
          Kurtzman Carson Consultants LLC (“KCC”), the Debtors’ claims and solicitation agent, will facilitate the solicitation process. Financial Balloting Group (“FBG”) will assist KCC as special voting agent for solicitation of votes of, and communication with, holders of Claims and Equity Interests arising from publicly traded securities.
Voting Instructions
          Holders of Second Lien Facility Claims in Class 2 and Other General Unsecured Claims in Classes 5A and 5B as of the Voting Record Date (i.e., only those who held Second Lien Facility Claims in Class 2 and Other General Unsecured Claims in Classes 5A and 5B as of the Voting Record Date) are entitled to vote to accept or reject the Revised Plan. They may do so by completing the appropriate Ballot and returning it to KCC in the self-addressed postage-paid envelope provided, as the case may be, by the Voting Deadline. Voting instructions are attached to each Ballot.
          Holders of Senior Notes Claims in Class 3 are also entitled to vote to accept or reject the Revised Plan. They may do so by completing the appropriate Ballot (the “Beneficial Owner Ballot”), and returning the Beneficial Owner’s instructions to their bank, broker or other nominee (each a “Nominee”) with instructions for their Nominee to transmit the Beneficial Owner’s instructions to FBG as part of the Nominee’s Master Ballot.
          HOLDERS MUST CAST THEIR BALLOTS (OR MASTER BALLOTS, AS APPLICABLE) IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN ARTICLE XVI OF THIS DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED.
          CLAIMS HOLDERS MAY CAST ONLY ONE BALLOT FOR EACH CLAIM HELD. BY SIGNING AND RETURNING A BALLOT, EACH CLAIM HOLDER WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT THE HOLDER WAS NOT CAST ANY OTHER BALLOTS WITH RESPECT TO SUCH CLAIM OR, IF IT HAS CAST AN EARLIER BALLOT THEN THAT EARLIER BALLOT IS THEREBY SUPERSEDED AND REVOKED.
          EACH HOLDER OF A CLAIM MUST VOTE ALL OF ITS CLAIMS WITHIN A PARTICULAR CLASS EITHER TO ACCEPT OR REJECT THE REVISED PLAN AND MAY NOT SPLIT SUCH

VOTES. BY SIGNING AND RETURNING A BALLOT, EACH HOLDER OF A CLAIM WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT NO OTHER BALLOTS WITH RESPECT TO SUCH CLAIM HAVE BEEN CAST OR, IF ANY OTHER BALLOTS HAVE BEEN CAST WITH RESPECT TO SUCH CLASS OF CLAIMS, SUCH OTHER BALLOTS INDICATED THE SAME VOTE TO ACCEPT OR REJECT THE REVISED PLAN.

          IF A BALLOT OR MASTER BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, IT WILL NOT BE COUNTED UNLESS THE DEBTORS DETERMINE OTHERWISE.
          ANY BALLOT OR MASTER BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM BUT THAT DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE REVISED PLAN OR ANY BALLOT THAT INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE REVISED PLAN WILL NOT BE COUNTED.
          ALL BALLOTS ARE ACCOMPANIED BY SELF-ADDRESSED, POSTAGE PRE-PAID RETURN ENVELOPES. THE BALLOTS AND/OR THE PRE-ADDRESSED POSTAGE PRE-PAID ENVELOPES ACCOMPANYING THE BALLOTS WILL CLEARLY INDICATE WHETHER THE BALLOT MUST BE RETURNED TO KCC OR THE HOLDERS’ NOMINEE AND WILL CLEARLY INDICATE THE APPROPRIATE RETURN ADDRESS.

NON-SECURITIES	SECURITIES
BALLOTS	MASTER BALLOTS
(CLASSES 2, 5A and 5B)	(CLASS 3)
Ballots must be actually received by KCC by the Voting Deadline, by using the envelope provided by First Class Mail, or otherwise by First Class Mail, Overnight Courier or Personal Delivery to:	Master Ballots must be actually received by the FBG by the Voting Deadline, by First Class Mail, Overnight Courier or Personal Delivery to:

Dura Balloting Center	Dura Automotive Systems, Inc.
c/o Kurtzman Carson Consultants	c/o Financial Balloting Group, LLC
2335 Alaska Avenue	757 Third Avenue, 3rd Floor
El Segundo, California 90245	New York, New York 10017

If you have any questions on the procedures for voting on the Revised Plan, please call KCC at the following telephone number:	If you have any questions on the procedures for voting on the Revised Plan, please call FBG at the following telephone number:

(646) 282-1800 (United States & International)
(888) 820-0985 (United States)
(248) 844-1600 (International)
          IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT OR MASTER BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE.
          EACH BALLOT WILL CONTAIN A PROVISION STATING THAT A VOTING CREDITOR, BY VOTING, ACKNOWLEDGES HIS, HER OR ITS CONSENT TO THE RELEASE, INDEMNIFICATION, EXCULPATION AND RELEASE PROVISIONS OF THE REVISED PLAN, AS FOLLOWS:

          BY VOTING, I FURTHER ACKNOWLEDGE THAT:
          (I) A VOTE TO ACCEPT THE REVISED PLAN IS ALSO A VOTE TO ACCEPT THE RELEASE BY THE HOLDER OF THE DEBTORS, FORMER OFFICERS AND DIRECTORS OF THE DEBTORS, COMMITMENT PARTIES, CANADIAN INFORMATION OFFICER, DIP AGENTS, DIP LENDERS, FIRST LIEN LENDERS, SECOND LIEN LENDERS, SENIOR NOTES INDENTURE TRUSTEE, THE SUBORDINATED NOTES INDENTURES TRUSTEE, THE CONVERTIBLE SUBORDINATED INDENTURE TRUSTEE, CREDITORS’ COMMITTEE AND MEMBERS THEREOF AND EACH OF THEIR RESPECTIVE REPRESENTATIVES.
          (II) I CAN DECLINE TO CONSENT TO THE RELEASE OF THE DEBTORS, FORMER OFFICERS AND DIRECTORS OF THE DEBTORS, COMMITMENT PARTIES, CANADIAN INFORMATION OFFICER, DIP AGENTS, DIP LENDERS, FIRST LIEN LENDERS, SECOND LIEN LENDERS, SENIOR NOTES INDENTURE TRUSTEE, THE SUBORDINATED NOTES INDENTURES TRUSTEE, THE CONVERTIBLE SUBORDINATED INDENTURE TRUSTEE, CREDITORS’ COMMITTEE AND MEMBERS THEREOF AND EACH OF THEIR RESPECTIVE REPRESENTATIVES BY NOT VOTING OR BY VOTING TO REJECT THE REVISED PLAN.
The Confirmation Hearing
          Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Revised Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Revised Plan.
          The Bankruptcy Court has scheduled the Confirmation Hearing for [___, 2008], to take place at [___] a.m. (E.T.), before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at Marine Midland Building, 824 North Market Street, 5th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.
          Objections to confirmation of the Revised Plan must be filed and served on the Debtors, and certain other parties, by no later than [___, 2008], at 4:00 p.m. E.T., in accordance with the Scheduling and Disclosure Statement Order that accompanies this Disclosure Statement. THE BANKRUPTCY COURT MAY NOT CONSIDER OBJECTIONS TO CONFIRMATION OF THE REVISED PLAN IF ANY SUCH OBJECTIONS HAVE NOT BEEN NOT TIMELY SERVED AND FILED IN COMPLIANCE WITH THE SCHEDULING AND DISCLOSURE STATEMENT ORDER.

       THE BANKRUPTCY COURT DOES NOT INTEND TO CONSIDER ANY OBJECTIONS TO THE ORIGINAL PLAN UNLESS THEY ARE RE-FILED AGAINST THE REVISED PLAN.
          The Confirmation Hearing Notice will contain, among other things, the Revised Plan Objection Deadline, the Voting Deadline, and Confirmation Hearing Date. The Debtors will publish the Confirmation Notice in the following publications in order to provide notification to those persons who may not receive notice by mail: The New York Times (National Edition), The Wall Street Journal (National Edition), The Detroit Free Press, The Automotive News (National Edition), The Globe and Mail, and The National Post.
Risk Factors
          Prior to deciding whether and how to vote on the Revised Plan, each holder in a voting class should consider carefully all of the information in this Disclosure Statement, especially the Risk Factors described in Article XVIII hereof.

x

I.
BACKGROUND
A. OVERVIEW OF THE COMPANY’S BUSINESSES
          1. Corporate Structure.
          Dura Automotive Systems, Inc. is a publicly held Delaware corporation that functions as a parent holding company for its forty-one debtor affiliates and its non-debtor affiliates and subsidiaries operating outside the United States and Canada (collectively, the “Company”). A key element of the Company’s growth strategy has been to enhance its ability to provide complete systems to its original equipment manufacturer (“OEM”) customers.
          The Debtors consist of Dura Automotive Systems, Inc., the parent holding company, Dura Operating Corporation, the operating arm and a direct and sole subsidiary of Dura Automotive Systems, Inc., and 40 of their direct and indirect wholly-owned United States and Canadian subsidiaries. The Company’s remaining 45 direct and indirect wholly-owned Latin American, Asian and European subsidiaries (the “Non-Debtor Affiliates”) did not seek chapter 11 protection, and each of those non-filing entities is continuing normal business operations. The Company’s joint ventures are also not included in the Debtors’ Chapter 11 Cases.
          Dura Automotive Systems, Inc. is a publicly-traded company. Prior to the Petition Date, the Company was listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol DRRA. On October 30, 2006, the Nasdaq informed the Company of its decision in accordance with Marketplace Rules 4300, 4450(f), and IM-4300 to delist the Company’s securities from Nasdaq. Trading of the Company’s Class A common stock was suspended as of the opening of business on November 8, 2006. Since it was delisted, the Company’s Class A stock has traded in the over-the-counter market, more commonly known as OTC, under the symbol DRRAQ.PK.
          Founded in 1990 by Hidden Creek Industries, Onex Corporation, J2R Corporation and certain other investor groups to acquire two operating divisions (Dura Automotive Hardware and Mechanical Components) from the Wickes Manufacturing Company, the Company has since grown through both internal expansion and a series of strategic acquisitions. The primary business objective of the Company has been to capitalize on consolidation, globalization and system sourcing trends in the automotive supply and recreational and specialty vehicle (“RVSV”) industries to be a leading supplier to OEMs worldwide. The Company has manufacturing and product development facilities located in the United States, Brazil, Canada, China, Czech Republic, France, Germany, Mexico, Portugal, Romania, Slovakian, Spain and the United Kingdom. The Company also has a presence in India, Japan and Korea through sales offices, reliances or technical licenses.
          During the 1990’s, the Company grew rapidly through a series of strategic acquisitions in support of its strategy of providing complete systems to its OEM customers. Historically, the Company’s growth has come from acquisitions generally funded from the proceeds of debt financings or sale of equity.
          Since its inception in 1990, the Company’s businesses acquisitions included:

Name	Acquisition Date
Alkin Co.	1994
Pollone S.A.	1996
Rockwell Light Vehicle Systems France S.A.	1996
KPI Automotive Group	1996
VOFA Group	1997
GT Automotive Systems, Inc.	1997
Thixotech Inc.	1997
REOM Industries	1997
Universal Tool and Stamping Co., Inc.	1998
Trident Automotive PLC	1998
Hinge Business of Tower Automotive, Inc.	1998
Excel Industries, Inc.	1999
Adwest Automotive PLC	1999
Metallifacture Limited	1999
Seat Adjusting Business of Meritor Automotive, Inc.	1999
Jack Division of Ausco Products, Inc.	2000
Bowden TSK	2000
Reiche GmbH & Co. KG Automotive Components	2000
Creation Group of Heywood Williams Group PLC	2003

Name	Acquisition Date
Seat Adjusting Business of Meritor Automotive, Inc.	1999
Jack Division of Ausco Products, Inc.	2000
Bowden TSK	2000
Reiche GmbH & Co. KG Automotive Components	2000
Creation Group of Heywood Williams Group PLC	2003
     In addition to acquisitions, the Company entered into general strategic alliances and joint ventures to complement its core business. The Company directly or indirectly holds partial interests in four joint ventures, with its ownership ranging from 50% to 90% of each such venture:

Joint Venture	Date of Dura Investment	Dura ownership %
Dura Vehicle Components Co., Ltd.	1999	90%
Dura Ganxiang Automotive Systems (Shanghai) Co., Ltd.	2005	55%
Duratronics GmbH	2005	50%
Dura MINTH Automotive Systems Co., Ltd.	2007	51%
     In 2005, the Company entered into a 50/50 joint venture agreement in Germany with Olhotronics GmbH to develop, manufacture and sell electronic modules used in mechatronic systems for the automobile RVSV industries. 9 This joint venture entity conducts business under the name Duratronics GmbH and is headquartered in Lohne, Germany.
     Also, in 2005, the Company formed the joint venture Dura Ganxiang Automotive Systems, Co., Ltd., headquartered in Shanghai, China, to develop, manufacture and sell automotive gear shifter systems for the domestic Chinese market. This joint venture allowed the Company to capitalize on emerging markets in China and to gain access to Chinese OEMs such as Shanghai Volkswagen, FAW-Volkswagen, Shanghai General Motors, Chery Motors and China Brilliance.
     Through the integration of acquired companies and joint ventures, certain businesses were identified as non-core and have been divested or stated for divestiture, as appropriate.
     On September 25, 2006, the Company completed the sale of Dura Automotive Systems Köhler GmbH to an entity controlled by Hannover Finanz GmbH, headquartered in Hannover, Germany. No continuing business relationship exists between this former subsidiary and the Company. The divestiture arose from the Company’s evaluation of strategic alternatives for select German operations, as previously announced on February 9, 2006.
     On April 23, 2007, the Company announced that it entered into a technical alliance with Aditya Auto Products and Engineering Pvt. Ltd. (“Aditya”), based in Bangalore, India, to bring new automotive technologies to the growing domestic Indian and Asian markets. The Company will supply technology to Aditya for the manufacture of products such as pedals, parking brakes, shifters and spare tire carriers. Aditya will produce the parts and provide local support to automotive OEMs in the region. The Company and Aditya anticipate that the alliance will commence manufacturing in India by the second quarter of 2008.
     On July 27, 2007, the Company announced that Dura Automotive Handels und Beteiligungs GmbH, a wholly owned subsidiary of Dura Automotive Systems, Inc., entered into a joint venture agreement with MINTH Group Limited, to develop, manufacture and sell automotive door frames, body-in-white door modules and door pillar cappings for automakers based in China. The new joint venture entity will conduct business under the name Dura MINTH Automotive Systems Co., Ltd., and will establish its initial manufacturing operations at MINTH Group Limited’s existing facilities in Chongqing, China.

[9]	Mechantronic systems utilize microprocessors and software to control the motion of mechanical devices.

     2. Description of Debtors’ Businesses and Customers.
     The Debtors are leading independent designers and manufacturers of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules, and exterior trim systems for the global automotive industry. Although a portion of their products are sold directly to OEMs as finished components, most of the Debtors’ products are used to produce “systems” or “subsystems,” which are groups of component parts located throughout the vehicle operating together to provide a specific vehicle function. Nearly 100% of the Debtors’ products are sole-sourced. The Debtors commonly supply these sole-sourced parts for the life of an OEM model which usually ranges from three to seven years.
     The Debtors sell their products to almost every major North American, European and Asian OEM and many large tier one automotive suppliers (the “Tier I Customers”). Based on 2007 sales, on a consolidated basis, the Company’s largest customers by revenue are Ford Motor Company (“Ford”), General Motors Corporation (“GM”), Volkswagen, Chrysler LLC (“Chrysler”), BMW, Renault-Nissan and PSA Peugeot and Citroën (“PSA”). In North America, the Company supplies products to the “Big Three” North American OEM Customers (Ford, GM and Chrysler). In Europe, the Company supplies products primarily to Volkswagen, GM, Ford, Chrysler, BMW, PSA, and Renault-Nissan. While GM and Ford make up 36% of consolidated revenues, 50% of Ford sales are in Europe under luxury brands such as Jaguar, Land Rover and Volvo. Furthermore, 33% of European sales to GM are under Opel and Holden.
     The following is a summary of the Company’s significant customers based on sales from continuing operations (excluding Atwood Mobile Products) for 2007, 2006, and 2005:

	Years Ended December 31,
Customer	2007	2006	2005
Ford	27%	26%	24%
Volkswagen	12%	12%	8%
GM	9%	11%	16%
Chrysler	7%	7%	7%
BMW	6%	5%	3%
Renault-Nissan	2%	2%	2%
PSA	3%	3%	2%
JCI	2%	1%	2%
Lear	2%	7%	14%
Honda	1%	1%	1%
Toyota	1%	1%	1%
Mercedes	2%	2%	2%
All others	26%	22%	18%

Total	100%	100%	100%

     In 2007, over 50% of sales were generated outside North America, which is expected to continue into 2008 and beyond. The Company has added new customers and increased its global penetration into certain existing customers such as BMW, Volkswagen, Toyota, Renault-Nissan, Honda and PSA.
     The Company’s sales distribution (excluding Atwood Mobile Products) by geographic region for the years ended December 31, 2007, 2006, and 2005, respectively, was as follows:

	Years Ended December 31,
Region	2007	2006	2005
North America	40%	44%	51%
Europe	54%	51%	45%
Other	6%	5%	4%

Total	100%	100%	100%

     3. The Debtors’ Business Segments.
     To service their markets, the Debtors were organized into the following two business segments prior to the Petition Date:
•	Automotive Segment - Designs and manufactures driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry.

•	Atwood Mobile Products Segment - Designs and manufactures appliances and engineered assemblies for the RVSV industry.
     Consistent with the Debtors’ strategy to focus on their core business strengths, during the pendency of these Chapter 11 Cases, the Debtors entered into an agreement to sell their RVSV operation, the Atwood Mobile Products Segment (“Atwood”).
     As a leader in the recreational vehicle industry, Atwood sold a wide variety of products to the automotive, agricultural, commercial industrial, marine and van conversion markets. Atwood’s key customers included Fleetwood, Winnebago, Coachmen, Jacyo, as well as other aftermarket distribution channels. Substantially all of the Atwood’s revenues were generated by the Debtors’ North American operations. Atwood accounted for approximately 17% of the Company’s consolidated revenue in 2006.
     The sale of Atwood closed on or about August 27, 2007. See Article III.B.8 of this Disclosure Statement for a detailed description of the Atwood sale process.
     4. The Debtors’ Product Overview.
     The Debtors sell a portion of their products directly to their OEM customers as finished components; however, most of the Debtors’ products are used to produce “systems” or “subsystems,” i.e., groups of component parts located in the vehicle operating together to fulfill a specific vehicle function. Generally, the Debtors’ automotive products can be classified into the following principal product categories:

Product Category	Description
Driver Control Systems	Driver control systems include adjustable and traditional pedal systems, electronic throttle controls, parking brake systems, cable systems, hybrid electronic and traditional gear shift systems, and instrument panel beams.

The Debtors are the leading producer of automotive cables both in North America and Europe. Likewise, the Debtors are the leading producer of parking brakes and a leading producer of transmission shifters in North America.

Seating Control Systems	Seating control system products include 2, 4, 6 and 8-way power and manual seat adjusters, first, second and third row applications, complete seat structures, seat recliner assemblies, and electronic seating control modules.

Glass Systems	Glass systems broadly include two categories of glass products: mechanically framed glass and molded framed

Product Category	Description
glass, which consist of urethane and polyvinyl chloride glass encapsulated windows, integrated liftgate modules, manual and power backlite windows, 1, 2 or 3-sided glass modules, drop-door glass, hidden hardware glass and integrated greenhouse systems.

The Debtors purchase many of the glass panes used in the production of the glass systems from outside suppliers but the Debtors produce certain of the RVSV glass panes internally.

Door Systems and Modules	Door systems and module products include aluminum and steel body-in-white door modules, door frames, glass run channels, guide rails, window lift systems, space frame body components, structural beams and cross members.

Engineered Assemblies	Engineered assemblies products include spare tire carriers, jacks and tool kit assemblies, hood, tailgate and seat latch systems, hood tailgate and door hinge systems.

Exterior Trim Systems	Exterior trim systems products include roof and waist moldings, side frame trim, A, B, & C pillar cappings, body color trim and bright trim.
     5. The Debtors’ Business Strategy.
     Over the past fifteen years, the automotive components supply industries have consolidated and globalized as OEMs have reduced their supplier base. In order to lower costs and improve quality, OEMs are awarding sole-source contracts to full-service suppliers who have the capability and ability to design and manufacture their products on a global basis. The OEMs’ criteria for supplier selection include cost, quality, delivery, customer service, and global full-service design, engineering and program management capabilities.
     In response to these trends, the Debtors developed wider product, manufacturing and technical capabilities. The Debtors broadened their geographic coverage and strengthened their ability to design and manufacture products on a global basis.
     The Debtors continue to build their competitive advantage by investing in new product and manufacturing process technologies to strengthen and differentiate their product portfolio. In addition, the Debtors are continuously implementing strategic initiatives designed to improve quality while reducing manufacturing costs. As part of their post-petition business plan and operational restructuring efforts, the Debtors announced that they intended to exit certain unprofitable business lines, including, but not limited to, their jacks business, all more fully described in Article III.E.2 of this Disclosure Statement.
     The Debtors are also focused on bolstering their profitable core businesses and continuing to seek complementary partnerships and investments that provide a competitive advantage for those core businesses.
     The Debtors’ advanced design capabilities, ability to supply complete systems and integrated modules, combined with their global production capabilities have enabled the Debtors to maintain their strong operating momentum through the chapter 11 process. Furthermore, the Company’s global market position and design capabilities have resulted in a number of new business wins for the Debtors during these Chapter 11 Cases.
B. SUMMARY OF PREPETITION INDEBTEDNESS
     As of the Petition Date, the Debtors’ non-current liabilities were approximately $1.3 billion. The Debtors’ prepetition non-current debt structure comprised: (1) the First Lien Revolver and the Second Lien Facility (collectively, the “Senior Secured Credit Facilities”); (2) Senior Notes; (3) Subordinated Notes; and (4) Convertible Subordinated Debentures, each as hereafter defined.

     Below is a summary of the Debtors’ primary long-term debt obligations:
     1. Senior Secured Credit Facilities.
     On May 3, 2005, the Debtors entered into the Senior Secured Credit Facilities to refinance certain existing senior secured indebtedness with a syndicate of institutions led by JPMorgan Chase Bank, N.A. (“JPMorgan”) acting as administrative agent. The Senior Secured Credit Facilities originally provided for aggregate borrowings by Dura Automotive Systems, Inc. and certain of its subsidiaries of up to $325 million, consisting of: (i) a five-year asset-based revolving credit facility of $175 million (the “First Lien Revolver”); and (ii) a six-year $150 million senior secured second lien term loan (the “Second Lien Facility”). On March 29, 2006, the Second Lien Facility was amended to include a new $75 million tranche to fund the Debtors’ operational restructuring efforts.
     The Senior Secured Credit Facilities provided the Debtors with aggregate borrowing capacity of up to $400 million. As of July 2, 2006, the total amount drawn on the First Lien Revolver was $50.0 million, and the total First Lien Obligations (including $18.8 million outstanding letters of credit) were $68.8 million. The total outstanding under the Second Lien Facility was $225 million. The Debtors’ failure to make the October 15, 2006 interest payment on the Senior Notes constituted an immediate event of default under the Senior Secured Credit Facilities. As of October 26, 2006, the total amount drawn on the First Lien Revolver had increased to $106.4 million, and the total First Lien Obligations (including an estimated $18.0 million interest rate swap) were $124.4 million.
          (a) First Lien Revolver
     The Debtors’ rights and obligations under the First Lien Revolver (the “First Lien Obligations”) were governed by the Fifth Amended and Restated Credit Agreement, dated as of May 3, 2005, with J.P. Morgan Securities Inc., as the sole bookrunner and sole leader arranger.10 Bank of America, N.A., was the collateral agent and syndication agent for lenders under the First Lien Revolver.
     The First Lien Revolver was an asset-based revolving credit facility, supported by a borrowing base calculated on a monthly basis. Dura Operating Corporation and Dura Automotive Systems (Canada), Ltd. (the “Canadian Operating Debtor”), were borrowers under the First Lien Revolver. Dura Automotive Systems, Inc. and its U.S. subsidiaries guaranteed the obligations of Dura Operating Corporation and the Canadian Operating Debtor. The obligations of the Canadian Operating Debtor were also guaranteed by the Debtors’ Canadian subsidiaries. Availability under the First Lien Revolver was determined by advances against eligible accounts receivable, eligible inventory balances, and certain fixed assets.
     The Debtors’ First Lien Obligations were secured by a first priority lien on substantially all U.S. and Canadian assets and a 65% pledge of the stock on the Company’s first-tier foreign subsidiaries.
     The First Lien Revolver contained various restrictive covenants which, among other things, limit the incurrence of indebtedness, investments, capital expenditures, and certain dividends. Such covenants restricted the Company in its ability to utilize $35 million of available borrowings under the First Lien Revolver.
     As described in Article III.B.3 of this Disclosure Statement, on November 30, 2006, the Debtors paid off the outstanding balance on the First Lien Revolver at the time of the bankruptcy filing in the amount of approximately $106.4 million through proceeds from borrowings authorized pursuant to post-petition financing approved by the Bankruptcy Court in the Initial Final DIP Order. There are no outstanding First Lien Obligations.
          (b) The Second Lien Facility
     The Debtors rights and obligations under the Second Lien Facility (the “Second Lien Obligations”) are governed by that certain Credit Agreement, dated May 3, 2005 (the “Second Lien Credit Agreement”), with JPMorgan Securities, Inc., and Banc of America Securities LLC, as sole and exclusive joint book runners, lead

[10]	The underlying credit agreement is the fifth amended version of a credit agreement originally entered into by Dura on March 19, 1999. On April 18, 2002, Dura entered into a Tranche C Term Loan Supplement to the March 1999 credit agreement.

arrangers and syndication agents, and Wilmington Trust Company as collateral agent for the other lenders named therein (the “Second Lien Lenders”).11 Dura Operating Corporation is the borrower under the Second Lien Facility and the Second Lien Obligations are guaranteed by Dura Automotive Systems, Inc. and all of the Debtors’ U.S. subsidiaries.
     The Debtors’ Second Lien Obligations are also secured by second priority liens, second in priority only to the First Liens Obligations on substantially all of the U.S. assets of Dura Operating Corporation and each guarantor thereunder and a 65% pledge of the stock of the Company’s first tier foreign subsidiaries. The Second Lien Facility was due and payable in its entirety in May 2011.
     The Debtors continue to accrue and pay the monthly interest obligation on the Second Lien Facility in accordance with the Initial Final DIP Order. That order, provides that, pursuant to a consensual agreement between the Debtors and Second Lien Lenders embodied in paragraph 39 therein, among other things: (a) the Debtors are to make current cash payments of interest accruing pursuant to the Second Lien Credit Facility at the “Stated Rate” (as defined in the Initial Final DIP Order); (b) no Second Lien Lender is entitled to accrual or payment of any additional interest that might otherwise accrue at the default rate under the Second Lien Credit Facility during any period for which the Debtors make such “Stated Rate” interest payment; (c) the Second Lien Lenders reserve their rights to assert that interest has continued to accrue under the Second Lien Credit Facility at the “Base Rate” plus “Applicable Margin” (as those terms are defined in the Second Lien Credit Facility); and (d) if the Debtors make each monthly interest payment through and including the payment due on October 31, 2007, no Second Lien Lender or Second Lien collateral agent or Second Lien Lenders shall have the right to any prepayment fee (or other similar fee or premium) that might otherwise be or become due or arise under the Second Lien Credit Facility.12
          (c) The Intercreditor Agreement
     In May 2005, contemporaneous with the Debtors’ entering into the Senior Secured Credit Facilities, JPMorgan and Bank of America, N.A., as first priority representatives for and on behalf of the First Lien Lenders, and JPMorgan and Wilmington Trust Company, as second priority representatives for and on behalf of the Second Lien Lenders, entered into an agreement with the Debtors setting forth the respective rights and obligations of the First and Second Lien Lenders as to the Debtors’ pledged collateral (the “Intercreditor Agreement”).
     The Intercreditor Agreement sets forth the relative rights and priorities of the Second Lien Lenders and the Debtors in the event of an insolvency proceeding, such as these Chapter 11 Cases. Section 5.11 of the Intercreditor Agreement provides that the parties to the Intercreditor Agreement expressly acknowledge that the Intercreditor Agreement is a “subordination agreement” pursuant to section 510(a) of the Bankruptcy Code.
     The Second Lien Group disputes the Debtors’ assertion that the Intercreditor Agreement remains in force notwithstanding the Debtors’ bankruptcy filing and remains applicable with respect to the Debtors’ postpetition financing.
     2. The Indentures
          (a) 8.625% Senior Notes
     Dura Operating Corporation issued those 8.625% senior notes due 2012 (the “Senior Notes”) pursuant to that certain indenture dated as of April 18, 2002 (the “Senior Notes Indenture”). The Bank of New York Trust Company, N.A., as successor to BNY Midwest Trust Company, is the indenture trustee to all holders of the Senior Notes (the “Senior Noteholders”). Dura Automotive Systems, Inc. and certain of its U.S. subsidiaries have, jointly and severally, unconditionally guaranteed, on a senior unsecured basis, Dura Operating Corporation’s obligations under the Senior Notes. This first offering provided for the issuance of an aggregate principal amount of up to

[11]	Dura Automotive Systems, Inc. entered into the Second Lien Term Loan expressly to repay obligations extant under the then-existing Tranche C Term Loan Facility.

[12]	See footnote 5.

$350 million of Senior Notes. A second offering in November 2003, provided for the issuance of up to $50 million additional Senior Notes. The Senior Notes are scheduled to mature on April 15, 2012. The interest on the Senior Notes is payable semi-annually on April 15 and October 15 of each year.
     As of July 2, 2006, outstanding interest rate swap contracts effectively converted $400 million of the Senior Notes into floating rate obligations. Under those swap contracts, which were scheduled to expire in April 2012, the Debtors received payments at fixed rates while they make payments at a variable rate of 9.18% (as of July 2, 2006). As a result of the bankruptcy filing, the interest rate swaps were terminated. In November 2006, the Debtors settled and paid the outstanding interest rate swap contracts for $12.2 million.
     As of the Petition Date, approximately $418.7 million in aggregate principal amount and accrued interest of the Senior Notes remained outstanding. No interest expense has been accrued for on this unsecured debt since the Petition Date.
          (b) 9% Subordinated Notes
     Dura Operating Corporation issued a series of 9% subordinated notes due 2009 (the “Subordinated Notes”) pursuant to the following: (a) an indenture, dated as of April 22, 1999, providing for the issuance of an aggregate principal amount of up to $350,000,000 of Subordinated Notes (the “U.S. Series”); (b) an indenture, dated as of April 22, 1999, providing for the issuance of an aggregate principal amount of up to €100,000,000 of Subordinated Notes (the “Euro Series”); and (c) an indenture, dated as of June 22, 2001, providing for the issuance of an aggregate principal amount of up to $158,500,000 of Subordinated Notes (“Series C and D”, and together with the U.S. Series and Euro Series, collectively, the “Subordinated Notes Indentures”). U.S. Bank Trust National Association is the indenture trustee to all holders of Subordinated Notes (the “Subordinated Noteholders”). Dura Automotive Systems, Inc. and certain of its U.S. subsidiaries have also, jointly and severally, unconditionally guaranteed, on a senior unsecured basis, Dura Operating Corporation’s obligations under Subordinated Notes. Face value of the Subordinated Notes consists of $409.1 million denominated in U.S. dollars. The Euro denominated Subordinated Notes were converted to $127.5 million in U.S. dollars using the exchange rate applicable on the Petition Date.
     The Subordinated Notes were scheduled to mature on May 1, 2009. The interest on the Subordinated Notes was payable semi annually on May 1 and November 1 of each year. As of the Petition Date, the outstanding balance including accrued interest of the Subordinated Notes was approximately $560.7 million. No interest expense has been accrued for on this unsecured debt since the Petition Date.
     The indebtedness evidenced by the Subordinated Notes are unsecured obligations of Dura Operating Corporation. The indebtedness evidenced by the guarantees of Dura Automotive Systems, Inc., and its U.S. subsidiary guarantors, as the case may be, are also unsecured obligations of each such guarantor. Pursuant to Article 10 of each Subordinate Notes Indentures, the payment of principal of, premium (if any), and interest on the Subordinated Notes, is subordinated in right of payment to all senior indebtedness of Dura Operating Corporation, including the payment of the Senior Secured Credit Facilities and the Senior Notes, and the payment of the guaranty of Dura Automotive Systems, Inc., and its U.S. subsidiary guarantors’ respective guarantees of the Senior Secured Credit Facilities and the Senior Notes.
     See Article V.D.1 herein for a more complete discussion of the contractual subordination of right to payment.
     On December 7, 2007, the Bankruptcy Court decided the matter in a published opinion that enforces the subordination provisions of the 9% Subordinated Notes Indenture and denied the relief sought in the Declaratory Judgment Action. Based upon that decision, the Subordinated Noteholders are not entitled to any recovery.

          (c) 7.5% Convertible Trust Securities
     On March 20, 1998, Dura Automotive Systems Capital Trust (the “Trust”),13 a Delaware statutory business trust created at Dura Automotive Systems, Inc.’s direction, issued and completed the registered public offering of 2,210,000 preferred Convertible Trust Securities (the “Convertible Trust Securities”) in aggregate liquidation preference of $55,250,000. Dura Automotive Systems, Inc. owns all of the outstanding common Convertible Trust Securities issued by the Trust.
     As an incentive for holders to purchase the Convertible Trust Securities, Dura Automotive Systems, Inc. entered into a guarantee agreement dated as of March 20, 1998 (the ‘Convertible Trust Guarantee”) whereby Dura Automotive Systems, Inc. guaranteed on a subordinated basis that it would make the following payments to the extent not paid by the Trust: (i) any accumulated and unpaid distributions on the preferred Convertible Trust Securities to the extent that the Trust has funds on hand available thereof at such time; (ii) the redemption price with respect to any preferred Convertible Trust Securities called for redemption to the extent that the Trust has funds on hand available thereof at such time; and (iii) payments on liquidation of the Trust with respect to the Preferred Securities (unless the Convertible Subordinated Debentures are distributed to the holders of the preferred Convertible Trust Securities), to the extent the Trust has assets available for distribution to the holders of the preferred Convertible Trust Securities. HSBC Bank USA, National Association (“HSBC”), is the successor Property Trustee14 with respect to the Trust, and is the successor Guarantee Trustee15 pursuant to the Convertible Trust Guarantee.
     Pursuant to Article 6.1 of the Convertible Trust Guarantee, Dura Automotive Systems, Inc.’s obligations under the Convertible Trust Guarantee are subordinate and junior in right of payment to its other liabilities, and ranks pari passu with the most senior preferred stock of Dura Automotive Systems, Inc. and any guarantee by Dura Automotive Systems, Inc. of preferred stock of an affiliate. In other words, these guaranty obligations will be payable only once all general unsecured obligations of Dura Automotive Systems, Inc. are paid in full in cash or cash equivalents.
     The Convertible Trust Securities are convertible, at the holder’s option, into the Company’s Class A common stock at a rate of 0.5831 shares of Class A common stock for each Convertible Trust Security, which is equivalent to a conversion price of $42.875 per share. As part of the Convertible Trust Guarantee, Dura Automotive Systems, Inc. agreed that it would honor all obligations described therein relating to the conversion or exchange of the preferred securities into or for Class A common stock or Convertible Subordinated Debentures.
     Despite the convertible feature, effective December 31, 2003, the Company was required to adopt FIN 46 to such variable interest entities.16 The application of FIN 46 resulted in the reclassification of the Convertible Trust Securities to long term liabilities on the Company’s consolidated balance sheet. As of the Petition Date, the outstanding balance including interest was approximately $58.3 million. No interest expense has been accrued for on this unsecured debt since the Petition Date.

[13]	The Trust is not a debtor in these Chapter 11 Cases. The Trust exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Convertible Subordinated Debentures.

[14]	HSBC is the successor property trustee (the “Property Trustee”) to the Bank of New York Trust Company, N.A., successor-in-interest to J.P. Morgan Trust Company, National Association, as successor-in-interest to Bank One Trust Company, National Association, as successor-in-interest to the First National Bank of Chicago, as predecessor property trustee.

[15]	HSBC is the successor guarantee trustee (the “Guarantee Trustee”) to the Bank of New York Trust Company, N.A., successor-in-interest to J.P. Morgan Trust Company, National Association, as successor-in-interest to Bank One Trust Company, National Association, as successor-in-interest to the First National Bank of Chicago, as predecessor guarantee trustee.

[16]	FIN 46 is the U.S. Financial Accounting Standards Board’s Interpretation No. 46, Consolidation of Variable Interest Entities.

          (d) 7.5% Convertible Subordinated Debentures
     The issuance of the Convertible Trust Securities resulted in net proceeds of approximately $52.6 million which the Trust used to purchase the 7.5% convertible subordinated debentures due March 31, 2028 (the “Convertible Subordinated Debentures”). Dura Automotive Systems, Inc. issued the Convertible Subordinated Debentures pursuant to that certain Junior Convertible Subordinated Indenture, dated as of March 20, 1998 (the Convertible Subordinated Indenture”) to which HSBC is also the Successor Indenture Trustee.12 The sole assets held by the Trust are the Convertible Subordinated Debentures issued by Dura Automotive Systems, Inc. HSBC, in its capacity as Property Trustee for the Trust, is the sole holder of the Convertible Subordinated Debentures.
     Pursuant to Article 12 of the Convertible Subordinated Indenture, the obligations of Dura Automotive Systems, Inc. under the Convertible Subordinated Debentures are subordinated to and junior in right of payment in full of all amounts due and payable in respect of debt of Dura Automotive Systems, Inc. (including the Senior Notes obligations pursuant to Dura Automotive Systems, Inc.’s guarantee thereof), including during bankruptcy proceedings, except for certain enumerated exceptions, including non recourse debt, intercompany debt, debt to employees, tax liabilities, liabilities to trade creditors, and any debt created by an instrument specifically providing that it is not senior to the Convertible Subordinated Debentures or to debt that is itself not senior to the Convertible Subordinated Debentures. See Article V.D.2(b) herein for a more complete discussion of the contractual subordination of the right to payment.
II.
EVENTS LEADING TO THE CHAPTER 11 CASES
A. DETERIORATING CONDITIONS IN AUTOMOTIVE SECTOR
     The North American OEM market share and their overall production levels for both cars and light trucks has declined significantly in recent years. As recently as 1999, GM, Chrysler, and Ford enjoyed a collective 62% U.S. market share. However, demand for light trucks and sport utility vehicles decreased over the 12 — 18 months leading up to these Chapter 11 Cases as a result of record high U.S. gasoline prices during this period, product fatigue among consumers, and shifting consumer tastes. In mid-2006, the Big Three’s collective U.S. market share had fallen to approximately 53.6%. Industry experts also point to a number of other factors as having caused the current decline, including uncompetitive product offerings, and cost disadvantages resulting from legacy pensions, health care costs and unwieldy unionized labor collective bargaining agreements.
     GM, Chrysler, and Ford’s respective loss of market share and decreased sales volumes during the past several years have impacted the automotive supply chain. As a result, these three North American OEMs have decreased their volume of orders from their Tier I suppliers while continuing to pursue aggressive price-down strategies. All of these factors have caused revenues and profit margins of the automotive suppliers industry to shrink significantly.
B. THE DEBTORS’ DETERIORATING FINANCIAL CONDITION
     Prior to the Petition Date, the Debtors’ principal source of liquidity was cash flow generated from operations, cash on hand and borrowings under their Senior Secured Credit Facilities. In the months leading up to the Petition Date, a series of developments reduced the Debtors’ revenue, profitability and cash flow. These developments severely constrained the Debtors’ liquidity, thereby jeopardizing the Debtors’ near-term ability to meet their obligations as they became due. These liquidity constraints also threatened the Debtors’ ability to continue to pursue necessary growth and development initiatives.

[17]	HSBC is the successor indenture trustee (the “Successor Indenture Trustee”) to the Bank of New York Trust Company, N.A., successor-in-interest to J.P. Morgan Trust Company, National Association, as successor-in-interest to Bank One Trust Company, National Association, as successor-in-interest to the First National Bank of Chicago, as predecessor indenture trustee.

     1. Declining Revenues
     The Company’s revenue in the first six months of 2006 declined to $1.158 billion from $1.244 billion in the same period in 2005. Specifically, the following factors negatively impacted the Debtors’ revenue prior to the Petition Date:
          (a) Decline In Domestic Automobile Production Volume
     First, the continuous decline in market share and overall production of the Debtors’ largest North American OEM customers simultaneously decreased the volume of the Company’s business. The Debtors typically supply their customers on a requirements basis, without guaranteed volumes. The OEM customers’ decreased order volumes concomitantly decreased the Debtors’ shipments, thereby accounting for approximately $23 million of decreased revenue in the first six months of 2006 versus the same period in 2005.
          (b) Lower and Even Negative Price Margins.
     In the months leading up to the Petition Date, the Debtors were unable to generate sufficient production costs savings to offset price reductions to the benefit of their OEM customers. With the decrease in OEM production levels, the OEMs have responded to market pressure, in part, by demanding and obtaining price reductions from their suppliers, including the Debtors, as the OEMs attempted to lower their product costs in light of industry conditions.
     Many such price reductions were in addition to regular price decreases already in the Debtors’ long term supply contracts with their OEM customers. In certain instances, the Debtors were committed under existing contracts to supply product to their customers at selling prices which were insufficient to cover the direct cost in producing such product.
     Pricing decreases accounted for $11 million of decreased revenue in the first six months of 2006 versus the same period in 2005. As a result, the Company’s gross margin declined precipitously from 11.2% (for the six-month period ended July 3, 2005) to 8.0% (for the six-month period ended July 2, 2006).
          (c) Company’s Loss of a Major Customer in 2006.
     Prior to the Petition Date, in the first six months of 2006, the Company’s net new revenue was $65 million less than the prior year period. The revenue decrease resulted from the loss of sales to Lear, a major Tier 1 Customer. The Debtors’ North American operations lost a highly profitable follow-on production order due to Lear’s decision to produce its own parts. Since November 1999, the Debtors have supplied Lear with power seat adjusters which are incorporated into the seats that Lear supplied to GM for its large truck platform, the GMT 800. The GMT 800 platform includes the Chevrolet Silverado, Cadillac Escalade, and GMC Yukon and Sierra. During the third quarter of 2005, the Debtors learned that Lear had decided to internally manufacture the seat adjusters for the redesigned version of those vehicles — the “GMT 900”.
     In the second quarter of 2006, the Debtors reported that they experienced a decrease in revenue, in part from the loss of the GMT 800/900 seat adjuster business. This loss also affected the production levels at the Company’s Bracebridge, Ontario facility, which designed and manufactured the GMT 800 power seat adjusters, and resulted in the downsizing of that facility.
     The Debtors have not been able to obtain new sales to replace or offset the loss of the GMT 800/900 seat adjuster business. Due to the relatively long lead times required to produce many of the Debtors’ complex structural components, it is often difficult, in the short term, for the Debtors to obtain new orders to replace volume and revenue declines from existing product sales.
     2. Increasing Competition.
     The Debtors compete for new business at the beginning of the development process for new and successor vehicle platforms. In the months’ leading up to the Petition Date, the Debtors’ failure to obtain new business on new models or to retain or increase business on redesigned existing models adversely affected the Debtors’ business and financial results. The Debtors’ reliance on any particular model generally has been minimized because the

Debtors supply parts for a broad cross-section of both new and mature models. However, the relatively long lead times required for the production of many of the Debtors’ complex structural components and the lengthy process associated with obtaining awards of new business from the OEMs make it difficult for the Debtors to obtain new sales arrangements to replace any unexpected decline in the sale of existing products. Such existing product sales declines in 2005 and 2006 were at the heart of the Debtors’ financial crisis.
     The Debtors conduct their businesses in a highly competitive and complex industry. The automotive parts industry principally involves the supply of systems, modules and components to vehicle manufacturers for assembly into new vehicles. Additionally, suppliers provide components to other suppliers for use in their product offerings. Customers rigorously evaluate suppliers on the basis of product, quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, leanness of facilities, operational flexibility, customer service and overall management.
     Some competitors may have greater financial resources than the Debtors or a competitive advantage in the production of any given product that the Debtors manufacture, and there can be no assurance that the Debtors will be able to successfully compete in the markets for the products that they currently provide. The decline in overall OEM production and sales created overcapacity in the automotive supply industry throughout the world. This overcapacity led certain of the Debtors’ competitors to lower their prices in an attempt to generate sales. This situation further increased pressure on the prices the Debtors were able to charge.
     3. Pressure From Increasing Costs.
     The Debtors’ liquidity problems were also fueled by price increases for major commodity and other goods because they were unable to pass the increased costs to their customers. Notably, the cost of aluminum reached 17-year highs in January 2006, which was nearly 10% more than at the beginning of 2005, and 20% more than at the beginning of 2004. Likewise, the cost of steel began to significantly increase in 2005.
     Because of OEM pricing pressures, the Debtors were not able to readjust their selling prices as raw material costs increased. In addition, substantially all of the Debtors’ prepetition supply contracts with their OEM customers do not allow the Debtors to pass increased raw material costs through to their customers. Thus, the Debtors have borne the entire impact of recently escalating key raw materials costs in the form of higher costs of goods sold resulting in decreased margins on many product lines. Nonetheless, the Debtors have been actively working to mitigate the adverse impact of increased steel costs by applying for acceptance into their OEM customers’ steel resale programs and negotiating fixed price agreements with their key steel suppliers.
C. THE COMPANY’S PREPETITION OPERATIONAL RESTRUCTURING EFFORTS
     As early as 2004, the Company implemented a four-point strategy to grow its business and improve its balance sheet. This strategy consisted of: (1) improving asset utilization and lowering its manufacturing costs; (2) reviewing its business portfolio to ensure that the Company is investing only in growing businesses with acceptable returns; (3) shifting its focus to product innovation as a catalyst for growth versus the Company’s previous acquisition strategy; and (4) improving the Company’s balance sheet by reducing debt.
     Pursuant to this strategy, and as part of its ongoing cost reduction and capacity utilization efforts, the Company closed three U.S. facilities in 2004, and consolidated these operations into existing facilities. The Company also consolidated certain of its Body and Glass Division product lines in Europe and relocated a sales and engineering facility to Velizy, France, to be near the Company’s French OEM Customers. In 2005, the Company completed streamlining two German manufacturing operations.
     In February 2006, the Company announced its “50-Cubed” operational restructuring plan, (the “50-Cubed Plan”) which the Company designed to enhance performance optimization, worldwide efficiency and financial results and to increase profitability of the Company’s worldwide operations by 50% through either product movement or facility closures by December 2007. The Company planned to finance the 50-Cubed Plan with cash on hand and availability under the Senior Credit Facilities.

     The 50-Cubed Plan had three goals to be attained by December 2007: (i) increasing average company wide earnings by 50% (based on a three year historical run rate); (ii) transferring 50% of product lines to “best in cost”18 or to lower cost countries (the “LCC Facilities”); and (iii) during the course of these product line transfers, improving (or maintaining, as the case may be) quality to achieve an aggregate inspection failure rate of less than 50 parts per million. The 50-Cubed Plan was designed to achieve the first two goals primarily through relocating parts production currently supported by approximately 2,000 jobs in Canada, the United States and Western Europe to certain LCCs, including the Czech Republic, Romania (each primarily from Western Europe) and Mexico (from the U.S. and Canada) and other North American facilities identified as “best in cost” plants.
     Between May 30, 2006, and August 30, 2006, in its initial public step to implement the 50-Cubed Plan, the Company announced four plant closures: (i) Brantford, Ontario, Canada (specializing in a variety of automotive column shift assemblies); (ii) Stratford, Ontario, Canada (specializing in a range of automotive control cables including parking brake and shifter cables); (iii) LaGrange, Indiana (specializing in recreation vehicle and specialty vehicle products); and (iv) Llanelli, Wales, United Kingdom (specializing in automotive cable control systems).
     In early 2006, the Debtors concluded that the 50-Cubed Plan, by itself, would not be enough to bring the Company back to health. The Debtors needed to cut overhead as well. The Company’s senior management, therefore, determined that gross profit margins could be further improved by eliminating approximately 510 salaried and hourly positions in Canada, the United States and Western Europe that were not directly involved in production by December 31, 2006, through the “510 Program.”
     The Debtors sought to more appropriately align their indirect workforce with current sales volumes. Through its substantial efforts, the Debtors’ executive team successfully completed the 510 Program in late 2006 ahead of schedule. Another 47 employees were transferred from indirect labor positions to direct labor positions as part of the 510 Program. The 510 Program has effectively eliminated a total of approximately 560 indirect labor positions and eliminated approximately $26.8 million in annual salary and wage costs, at an estimated cost of only $2.8 million in severance payments made to certain of the 513 indirect workers whose positions were eliminated by December 31, 2006.
D. IMPACT OF LIQUIDITY CONSTRAINTS
     Notwithstanding the restructuring initiatives described above, the Debtors still encountered significant and increasing operational and financial difficulties in 2006. As discussed above, in the months leading up to the Petition Date, product gross margins, cash flow and profitability all declined significantly. In the first six months of 2006, EBITDA declined significantly as compared to the first six months of 2005.
     Not surprisingly, the Debtors faced liquidity constraints, which were further exacerbated by the carrying costs of the Debtors’ highly leveraged balance sheet.
     Prior to the Petition Date, the Debtors had to dedicate a substantial portion (of their) cash flow from operations to the servicing their existing indebtedness. With the cumulative adverse effects of the above-mentioned factors and the Debtors’ inability to reduce costs or increase prices sufficiently, the Debtors were not able to generate sufficient cash flow from operations to service their indebtedness and to meet their other obligations.
     The Debtors’ highly leveraged position also made them more vulnerable to the economic downturns in the automotive sector. Indeed, OEMs and other Tier I automotive suppliers, demand as a condition to awarding new businesses, that suppliers such as the Debtors be able to expend significant amounts of capital or be able to finance the necessary investments in tooling, engineering, design services, testing and certification for new products. But the above-described highly leveraged balance sheet prevented the Debtors from making the capital expenditures necessary to secure new future business awards.

[18]	“Best in cost” refers to the most effective location for manufacturing specific product, taking into account customer access, labor content, shipping, equipment and technology efficiencies.

     On August 29, 2006, the Debtors elected to defer the interest payments on the Convertible Subordinated Debentures which were payable on September 30, 2006. Likewise, on October 15, 2006, the Debtors did not make a required interest payment of approximately $17.25 million on their Senior Notes. The relating Senior Notes Indenture provided a 30-day grace period before the nonpayment of interest due on these notes would have constituted an event of default.
     The Debtors’ failure to make this interest payment constituted an immediate default under the First Lien Revolver, and upon the expiration of the 30-day grace period, would have constituted an event of default under the Debtors’ outstanding Subordinated Notes and Second Lien Facility had these Chapter 11 Cases not commenced.
     On November 1, 2006, had the Chapter 11 Cases not commenced, the Debtors would also have been required to make an interest payment of approximately $24 million on their Subordinated Notes.
III.
THE CHAPTER 11 CASES
A. OVERVIEW OF CHAPTER 11
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code’s “absolute priority” rule which governs distribution priorities, and governs how chapter 11 plans treat different classes of dissimilarly situated creditors and equity interest holders.
     Commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”
     Consummating a plan of reorganization is the principal objective of a chapter 11 reorganization case. The bankruptcy court’s confirmation of a plan of reorganization binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose prior to the confirmation of the plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.
     Prior to soliciting acceptances of a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization. This Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.
     The following is a general summary of the Chapter 11 Cases, including, without limitation, the administration of the Chapter 11 Cases, the stabilization of the Debtors’ operations following the chapter 11 filings, the Debtors’ restructuring initiatives since the chapter 11 filings, and the Debtors’ business plan, which culminated in the Debtors’ chapter 11 plans of reorganization.
B. ADMINISTRATION OF THE CHAPTER 11 CASES
     On the Petition Date, the Debtors sought and obtained certain relief from the Bankruptcy Court to ensure that their operations continued with the least possible disruption, including but not limited to, the relief set forth below.

     1. Customary “First Day” Orders
     As in many large chapter 11 cases, the Debtors filed a variety of customary motions on the Petition Date which were designed to facilitate their smooth transition into bankruptcy.
•	The Joint Administration Order
     On October 31, 2006, the Bankruptcy Court entered a final order allowing the joint administration of these Chapter 11 Cases solely for procedural purposes to reduce the financial and other resources spent on administering the Chapter 11 Cases.
•	The Employee Wages Order
     The Debtors believe that their employees are a valuable asset and that any delay in paying prepetition or postpetition compensation or benefits to their employees would have destroyed the Debtors’ relationship with their employees and irreparably harmed employee morale at a time when the dedication, confidence and cooperation of the Debtors’ employees is most critical. On October 31, 2006, the Bankruptcy Court entered an interim order granting the Debtors authority to pay prepetition compensation and benefits owed to employees (including, but not limited to, vacation pay, health insurance, and other benefits) in the ordinary course of the Debtors’ businesses. On November 20, 2006, the Bankruptcy Court entered a final order granting the requested relief, but “capped” payments made under this order at $1,150,000 on account of prepetition severance payments and obligations.
•	The Utilities Order
     The Bankruptcy Court entered an interim order on October 31, 2006, prohibiting the Debtors’ utility providers from discontinuing, altering or refusing service and proposed a two week deposit, calculated by month averages over the past year, as adequate assurance of future performance. The interim order also set a final hearing on the matter for November 20, 2006. The Debtors received three formal objections from utility providers arguing that a two week deposit was insufficient adequate assurance of future performance. Two of those objections were resolved prior to the final hearing and the Bankruptcy Court entered a final order granting the relief requested on November 20, 2006, but carved out the last remaining utility provider, Northern Indiana Trading Company, with a standing objection. This third objection was resolved by a stipulation, filed on November 22, 2006, and approved by the Bankruptcy Court on November 27, 2006.
•	The Cash Management Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to continue using their established cash management system, bank accounts, investment practices and intercompany transactions in the ordinary course of business, in lieu of closing existing accounts and establishing an entirely new postpetition cash management system, to avoid disruption. The interim order also set a final hearing on this matter for November 20, 2006. The Bankruptcy Court entered a final order on November 20, 2006, and on an interim basis until December 21, 2006, allowed Debtors to invest and deposit funds in their investment account in accordance with their prepetition practices, notwithstanding that this practice may not strictly comply with the requirements of section 345 of the Bankruptcy Code.
•	The Insurance Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to pay any prepetition premiums or costs related to insurance policies their in effect or to their existing premium financing agreement as are necessary to avoid cancellation, default, alteration, assignment, attachment, lapse or any form of impairment to the coverage, benefits or proceeds provided under such policies and to maintain the policies in current force and effect. This order permits the Debtors to continue taking advantage of prepetition policies which mostly likely have lower premiums than new, equivalent policies. On November 20, 2006, the Bankruptcy Court entered a final order granting the relief requested, and authorized the Debtors in their sole discretion to renew their existing premium financing agreement or to enter into new premium financing agreements in the ordinary course of business.

•	The Sales and Use Tax Order
     On October 31, 2006, the Bankruptcy Court entered an order authorizing the Debtors to remit and pay certain taxes and government charges up to an aggregate cap of $350,000.
•	The Customer Programs Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to continue certain customer programs, including programs related to product returns, warranties, indemnification, customer-owned tools, replacement parts and price adjustments. On November 20, 2006, the Bankruptcy Court entered a final order, which set an aggregate cap of $5,000,000 for payment of prepetition Claims owed on account of customer programs and a provision requiring the Debtors to notify the Creditors’ Committee of any payments on account of prepetition warranty obligations or customer rebates exceeding $50,000.
•	The Equity Trading Order
     On the Petition Date, the Debtors filed a motion requesting entry of an order limiting the ability of substantial shareholders and shareholders holding a fifty percent or greater interest in the Debtors to transfer their equity interests or assert claims of worthlessness, to protect the Debtors’ valuable net operating losses and tax benefits. The Bankruptcy Court entered an interim order granting the relief requested on October 31, 2006, and entered a final order on November 20, 2006.
•	The Interim Compensation Order
     On the Petition Date, the Debtors filed a motion to establish procedures whereby certain retained professionals performing services directly related to the Chapter 11 Cases may receive a percentage of fees billed and expenses incurred for services performed upon proper application to the Bankruptcy Court. On November 20, 2006, the Bankruptcy Court entered an order establishing procedures for the interim compensation and reimbursement of professionals during these Chapter 11 Cases. On December 22, 2006, the Bankruptcy Court entered an order appointing a fee auditor and establishing procedures related to compensation of these professional.
•	The Ordinary Course Professionals Order
     On the Petition Date, the Debtors filed a motion requesting authority to employ and pay the reasonable fees and expenses of professionals utilized in the ordinary course of business to advise and assist the Debtors in the operation of their businesses and to defend the Debtors in matters arising in the ordinary course of business. On November 20, 2006, the Bankruptcy Court entered an order granting the relief requested and establishing compensation procedures for professionals utilized in the ordinary course of business.
     2. Appointment of The Creditors’ Committee and Second Lien Group
     On November 8 and 9, 2006, the U.S. Trustee appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code. The members of the Creditors’ Committee are: (1) Wilfrid Aubrey, LLC; (2) The Bank of New York Trust Company, N.A.; (3) U.S. Bank Trust National Association; (4) International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW); (5) Pension Benefit Guaranty Corporation; (6) Johnson Electric N.A. Inc.; (7) Thompson I.G., LLC; and (8) HSBC Bank USA. On December 7, 2006, the United States Trustee appointed DuPont Capital Management as an additional member to the Committee. The Creditors’ Committee retained Kramer Levin Naftalis & Frankel LLP and Young Conaway Stargatt & Taylor LLP as its U.S. legal advisors, Bennett Jones LLP as the Creditors’ Committee special Canadian counsel and Chanin Capital Partners as its financial advisor. The Bankruptcy Court has authorized the retention of each of the Creditors’ Committee’s professionals.
     While not appointed by the U.S. Trustee, the Debtors’ prepetition second priority lenders holding or controlling, in the aggregate, a substantial majority of the Debtors’ prepetition second priority indebtedness formed an ad hoc group known as the Second Lien Group. The Second Lien Group has retained Bracewell & Giuliani LLP and Potter Anderson & Corroon LLP, as its legal advisors, Lazard Freres & Co. and Alvarez & Marsal, as its financial advisors, and Lang Michener LLP, as its Canadian Counsel.

     Since their formation, both of the Creditors’ Committee and the Second Lien Group have played an active and important role in the Chapter 11 Cases. The Debtors have consulted with the Creditors’ Committee and the Second Lien Group on a regular basis concerning all aspects of the Chapter 11 Cases. The Debtors have kept the Creditors’ Committee and the Second Lien Group informed about their operations. Indeed, the Creditors’ Committee and the Second Lien Group have, together with the Debtors’ management and advisors, participated actively in, among other things, a review of the Debtors’ business plan and operations. Additionally, the Debtors have met regularly with and have made documents available to the Creditors’ Committee, the Second Lien Group, and their respective advisors, on a myriad of occasions in connection with the development of the Debtors’ business plan and the negotiation of the Revised Plan.
     The Creditors’ Committee and the Second Lien Group support confirmation of the Revised Plan and have each provided a separate letter supporting the Revised Plan. See attached Exhibit C and Exhibit D.
     3. Obtaining Postpetition Financing
     On the Petition Date, the Debtors filed a motion requesting authority to obtain debtor-in-possession financing of an aggregate principal of $300,000,000 from General Electric Capital Corporation, as agent for itself and its syndicate of lenders, Goldman Sachs Credit Partners L.P., as administrative agent, collateral agent, sole bookrunner, joint lead arranger and syndication agent, and Barclays Capital (the investment banking division of Barclays Bank, PLC) as joint lead arranger and documentation agent (collectively, the “DIP Lenders”).
     On October 31, 2006, the Bankruptcy Court entered an interim order granting the relief requested in the motion. On November 21, 2006, the Bankruptcy Court entered a final order (the “Initial Final DIP Order”) approving a $300 million DIP Facility, which included a $185 million Senior Secured Super-Priority Debtor-In-Possession Term Loan and Guaranty Agreement, dated as of October 31, 2006 (the “Initial Term DIP Loan”) by and among the Debtors and the lenders and letter of credit issuers from time to time parties thereto (collectively, the “Initial Term DIP Lenders”), and a $115 million Senior Secured Super-Priority Debtor-In-Possession Revolving Credit and Guaranty Agreement, by and among the Debtors and the lenders from time to time parties thereto (collectively, the “Revolver DIP Lenders” and together with the Initial Term DIP Lenders, the “Initial DIP Lenders”), dated as of November 30, 2006 (the “DIP Revolver Loan,” and with the Initial Term DIP Loan, collectively, the “Initial DIP Facility”). The Debtors and the Initial DIP Lenders also entered into an intercreditor agreement dated October 31, 2006 (the “DIP Intercreditor Agreement”). This post-petition financing provided new liquidity to the Debtors and was not simply a replacement of prepetition working capital debt.
     Specifically, borrowings under the Initial DIP Facility were used to repay outstanding secured obligations and support outstanding letters of credit under the Debtors’ prepetition First Lien Revolver. The Initial DIP Facility further provided for termination of the Debtors’ interest rate swap liabilities, and payment of certain adequate protection payments, professionals’ fees, transaction costs, fees and expenses incurred in connection with the Initial DIP Facility. Obligations under the Initial DIP Facility were guaranteed by the Debtors’ U.S. and Canadian Subsidiaries and secured by a first priority lien on substantially all of the Debtors’ assets. On November 30, 2006, the Debtors paid off the balances outstanding under the First Lien Revolver in the amount of $106.4 million through proceeds from borrowings authorized pursuant to the Initial Final DIP Order. The proceeds of the Atwood Sale, which closed on August 27, 2007, as more fully discussed in Article III.B.8(a) of this Disclosure Statement, were used to pay down a portion of the funds owed under the DIP Facilities.
     The May 2007 DIP Amendments. In May 2007, the Debtors negotiated with the Initial DIP Lenders to amend certain covenants in the Initial DIP Facility (the “May 2007 DIP Amendments”) in an effort to stabilize and enhance their liquidity position during the process of negotiating a chapter 11 plan of reorganization. The May 2007 DIP Amendments, inter alia, adjusted the applicable covenants in the Initial DIP Facility to: (a) reduce the Debtors’ minimum monthly EBITDA performance targets for a temporary four-month period from May 2007 through August 2007; (b) combine the baskets for the Debtors’ European and other foreign affiliates (the “Non-Guarantors”) permitted receivables factoring and sale-leaseback transactions; (c) permit the issuance of Non-Guarantors letters of credit of up to $5 million; and (d) permit the Debtors to return up to $1.45 million in funds received from one of their non-debtor Brazilian subsidiaries. Although no defaults were projected under the salient terms of the Initial DIP Facility, the May 2007 DIP Amendments were a proactive measure to ensure a stable environment as the

Debtors prepared to exit chapter 11. On June 28, 2007, the Bankruptcy Court entered an order authorizing and approving the May 2007 DIP Amendments and the payment of fees thereunder.
     The October 2007 DIP Amendments. In October 2007, the Debtors entered into certain agreements (the “JCI Agreements”) with their customers, Johnson Controls Systems, Inc., its affiliates and subsidiaries, and Bridgewater Interiors LLC (collectively, “JCI”), whereby JCI granted the Debtors favorable commercial terms adjustments in exchange for, among other things, certain commitments by the Debtors to protect JCI from supply disruptions. Because the Debtors’ entry into the JCI Agreements would have violated certain negative covenants in the Initial DIP Facility, the Debtors, JCI and the Initial DIP Lenders engaged in discussions to consensually resolve the issues related to the impact of the JCI Agreements on the Initial DIP Lenders’ security interests. The parties agreed to amend the Initial DIP Facility as necessitated by the JCI Agreements (the “October 2007 DIP Amendments”). On December 27, 2007, the Bankruptcy Court entered an order authorizing and approving the October 2007 DIP Amendments and the payment of fees thereunder.
     The December 2007 DIP Amendments. The DIP Facilities were set to mature on December 31, 2007. In early December 2007, the Debtors, however, were unable to complete the syndication on reasonable terms and conditions. Given the impending maturity date of the DIP Facilities, the Debtors turned their efforts to extending the term of the DIP Facilities. Once it became clear that the Debtors would not be able to obtain commitments for an exit facility on acceptable terms and that their chapter 11 plan would not be confirmed before the end of calendar year 2007, the Debtors engaged in vigorous, arm’s length negotiations with the Initial DIP Lenders to extend the December 31, 2007, maturity date until mid-2008. In addition to the maturity date extension, the Debtors determined that a term loan upsize was also required. During this same period, the Debtors and their advisors also contacted several potential third-party lenders, and solicited debtor-in-possession financing proposals that would replace the existing DIP facilities in one form or another. Though some of these parties were interested in providing proposals, none expressed confidence they could close these loans in the time frame required by the debtors The Initial DIP Lenders indicated that they were unable to provide such a long extension and term loan upsize on such short notice. On December 21, 2007, the Debtors filed an emergency motion seeking a one-month extension of the maturity date through and including January 31, 2008, and to approve the Canadian Corporate Restructuring (the “December 2007 DIP Amendments”), which they acknowledged would be followed by a request to further extend the maturity date. See Article III.D.3 (“Canadian Corporate Restructuring”). On December 28, 2007, the Bankruptcy Court entered an order approving the December 2007 DIP Amendments. On January 4, 2008, the Bankruptcy Court entered an amended and restated order approving the December 2007 DIP Amendments, and specifically reducing the Carve-Out Cap (as defined in the Interim Final DIP Order).
     The Replacement DIP Facilities. Even before the Bankruptcy Court had entered the order authorizing the December 2007 DIP Amendments and the related extension through January 31, 2008, the Debtors had contacted and were negotiating with potential replacement DIP lenders to solicit proposals that would potentially replace the existing DIP Facilities. These efforts culminated in the Debtors obtaining a commitment letter from Ableco Finance LLC (“Ableco”) on January 21, 2008, to replace the Initial Term DIP Loan with a new $170 million Senior Secured Superpriority Debtor in Possession Term Loan and Guaranty Agreement (consisting of a $150 million term loan and a $20 million synthetic letter of credit facility) (the “Replacement Term DIP Loan,” collectively with the DIP Revolver Loan, the “DIP Facility”) by and among the Debtors, the issuing banks party thereto, Ableco, as lender together with its successors and assigns and other lenders from time to time parties thereto (collectively, the
     “Replacement Term DIP Lenders” and together with the “Revolver DIP Lender” the “DIP Lenders”). Obligations under the Replacement Term DIP Loan are now guaranteed only by the Debtors’ U.S. Subsidiaries and none of the Canadian Subsidiaries. The Debtors also determined that their best course of action in seeking DIP revolver financing was to enter into certain amendments to their existing DIP Revolver Loan (the “DIP Revolver Amendments”), which among other things, reduced the DIP Revolver to $90 million.19 The Debtors also entered into a replacement intercreditor agreement with the agents for the Replacement Term DIP Loan and the amended DIP Revolver (the “Replacement DIP Intercreditor Agreement”). On January 30, 2008, the Bankruptcy Court entered an order approving the DIP Revolver Amendments and the Replacement Intercreditor Agreement on a final basis. On the same day, the Bankruptcy Court also entered an order approving the Replacement Term DIP Loan on

[19]	The Canadian Debtors are no longer guarantors of the DIP Revolver Loan.

an interim basis (the “Interim Term DIP Order”), and authorizing initial borrowing up to an aggregate amount of $170 million. Pursuant to paragraph 4 of the Interim Term DIP Order, all obligations of the Debtors under the Initial Term DIP Loan were paid in full in cash (other than contingent indemnity obligations not yet due and owing) and the Initial Term DIP Loan and all obligations to the Initial Term DIP Lenders were terminated. On February 21, 2008, the Bankruptcy Court entered a final order approving the Replacement Term DIP Loan (the “Final Replacement Term DIP Order,” collectively with the Initial Final DIP Order (as amended), the “Final DIP Orders” on a final basis.
     4. Stabilizing Business Operations — Payment of Certain Prepetition Vendor Claims
     In the weeks immediately following the Petition Date, the Debtors focused on stabilizing their business operations and customer and vendor relationships. They engaged in in-depth and detailed communications with critical suppliers, vendors, customers and employees to provide them with an understanding of the Debtors’ financial situation and general plan for emergence from chapter 11. In particular, the Debtors worked closely with their vendors and suppliers to implement the terms of the “first day” critical trade, shipper and lienholders, and foreign vendor orders with minimum payment and scheduling changes as discussed below. They also worked closely with their customers during this period, and avoided even a single shutdown of their product lines or any customer disruptions.
•	The Shipping Order
     On the Petition Date, the Debtors requested authority to pay prepetition Claims of shippers and lien claimants in the ordinary course of business. On October 31, 2006, the Bankruptcy Court granted the Debtors interim authority to do so up to an aggregate amount of $740,000 for shippers and $2,600,000 for lien claimants. This order allowed the Debtors to maintain the vital links in their supply chain, which allowed the Debtors to sustain their business operations. On November 21, 2006, the Bankruptcy Court entered a final order on essentially the same terms contained in the interim order. The final order, however, also required the Debtors to provide the Creditors’ Committee and the U.S. Trustee with weekly reports summarizing payments made to shippers and lien claimants on account of their prepetition Claims. The Debtors have timely complied with such reporting requirement throughout these Chapter 11 Cases.
•	The Critical Trade Order
     On the Petition Date, the Debtors filed a motion requesting an order authorizing the Debtors to provisionally pay the prepetition Claims of (i) certain parties who supply goods or services critical to the continued operation of the Debtors’ businesses (collectively, the “Critical Vendors”) and (ii) suppliers and vendors entitled to administrative expense priority under section 503(b)(9) of the Bankruptcy Code (the “Priority Vendors”), in the ordinary course of business, noting that virtually all of these types of creditors are critical to their operations, given the “sole-source” nature of the automotive supply chain.
     On October 31, 2006, the Bankruptcy Court granted the Debtors limited interim authority to pay vendors that were critical to the Debtors’ continued operations, up to an aggregate “cap” of $9,250,000. In exchange for the provisional payment of their prepetition trade Claims, such vendors were required to agree to continue providing goods and services on terms at least as favorable to the Debtors as the terms in effect between the parties for the 120 days preceding the Petition Date. The Debtors were also granted some discretion under the Bankruptcy Court’s order to pay such a vendor’s prepetition trade Claim in the absence of a trade agreement.
     On November 20, 2006, the Bankruptcy Court entered a final order authorizing the Debtors to provisionally pay Critical Vendors, up to an aggregate “cap” of $29,000,000, and Priority Vendors, up to an aggregate “cap” of $25,000,000 (who were critical to the Debtors’ continued operations). The final order, however, also required the Debtors to provide the Creditors’ Committee and the U.S. Trustee with weekly reports summarizing payments made to any Critical and Priority Vendors on account of their prepetition trade Claims, whether a trade agreement was entered into in exchange for such payment, the terms reached under any such trade agreement, and the terms in effect prior to the Petition Date. The Debtors have timely complied with such reporting requirements throughout these Chapter 11 Cases.

     This relief was designed to — and did successfully — enable the Debtors to maintain their excellent relationships with their critical trade vendors. But, even with the authority the note bestowed on the Debtors, negotiations with and resolving the concerns of such vendors required considerable efforts by the Debtors and their advisors. Despite these challenges, the Debtors were able to avoid material interruptions in production throughout these Chapter 11 Cases.
•	The Foreign Vendor Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to pay the prepetition Claims owing to certain vendors, service providers, regulatory agencies, and governments located in foreign jurisdictions (the “Foreign Vendors”) up to an aggregate cap of $3,400,000. The term Foreign Vendor did not include foreign vendors, service providers or other nongovernmental entities, if such entities were known to have assets within the United States that would be subject to the jurisdiction of the Bankruptcy Court. On November 20, 2006, the Bankruptcy Court entered a final order authorizing the Debtors to pay Foreign Vendors on essentially the same terms contained in the interim order. The final order also required the Debtors to provide the Creditors’ Committee and the U.S. Trustee with a weekly report of payments made to Foreign Vendors pursuant to the order and the trade terms provided to the Debtors by each Foreign Vendor.
     5. Employment and Compensation of Professionals
     The Debtors filed retention applications for certain professionals to represent and assist them in the administration of these Chapter 11 Cases. Many of these professionals were intimately involved with negotiating and developing the terms of the Revised Plan, and all of these professionals will continue to provide vital services throughout the duration of the Chapter 11 Cases. The Bankruptcy Court has approved the Debtors’ retention of the following professionals: (a) K&E, as co-counsel for the Debtors; (b) Richards, Layton & Finger, P.A., as co-counsel for the Debtors; (c) AlixPartners LLP, as financial advisors to the Debtors; (d) Kurtzman Carson Consultants LLC, as notice, claims and solicitation agent to the Debtors; (e) The Brunswick Group, as communications consultants for the Debtors; (f) Miller Buckfire & Co. LLC, as investment bankers to the Debtors; (g) Togut Segal & Segal LLP, as Special Conflicts Counsel to the Debtors; (h) Baker & McKenzie, as special corporate and litigation counsel to the Debtors; (i) Banner & Witcoff, Ltd., as special intellectual property counsel to the Debtors; (j) Ernst & Young LLP, as tax advisory and risk advisory service providers; (k) Deloitte & Touche LLP, as independent auditors and accountants; (l) Deloitte and Touche LLP, as tax service providers and tax consultants to the Debtors; (m) W.Y. Campbell & Company, as asset broker to the Debtors; (n) Assessment Technologies, Ltd., as property tax consultants to the Debtors; and (o) Stout Risius Ross, Inc., as valuation consultants to the Debtors. The Bankruptcy Court has entered orders retaining each of these professionals.
     6. New Management Hires
     As of the Petition Date, the Debtors had insufficient human resources to facilitate their reorganization. The Debtors quickly pursued additional resources to assist in the reorganization efforts and continue enhancing their experienced management team.
(a) Chief Operating Officer
     Historically, the Debtors’ day-to-day business management structure did not include a Chief Operating Officer. They have instead maintained a decentralized corporate structure, with management responsibilities allocated among business division presidents with full responsibility for the profits and losses experienced by their respective business divisions.
     In May 2006, Lawrence A. Denton, the Company’s Chief Executive Officer, in consultation with the Company’s board of directors, determined that the centralization process presented the opportunity to transition current management leadership. In particular, the Company determined that creating a Chief Operating Officer position with direct reporting responsibility to Mr. Denton would greatly assist the Debtors’ operational reorganization efforts. Indeed, the Company believed that adding such a high level executive focused primarily on managing the Company’s overall day-to-day global business operations, and spearheading its operational restructuring, would enable Mr. Denton, in his capacity as Chief Executive Officer, to dedicate his time to other major corporate issues, such as new business development, customer relations and the Company’s chapter 11 financial restructuring efforts.
     In June 2006, the Debtors began their search for an appropriate candidate to fill the position of Chief Operating Officer in earnest. Mr. Denton and the Vice President of Human Resources interviewed nine candidates for the position, and presented three of those candidates to the Company’s board of directors for further interviews. On November 15, 2006, the Company’s board of directors approved the decision to hire David T. Szczupak as Chief Operating Officer.
     On December 8, 2006, the Bankruptcy Court entered an order approving the employment of Mr. Szczupak as the Company’s Chief Operating Officer. Mr. Szczupak is responsible for overseeing the Automotive Segment which comprises of the Body and Glass Division and the Control Systems Division, with the Vice Presidents and Presidents of each of those divisions reporting directly to him. Mr. Szczupak has global operational responsibility for manufacturing, purchasing, engineering, and quality assurance functions and oversees regional leaders in Europe, North America, and Asia and Brazil.
(b) Interim Chief Financial Officer
     In December 2006, the Debtors entered into an employment agreement to retain David L. Harbert as interim Chief Financial Officer for Dura Automotive Systems, Inc., and a related service agreement with Tatum, LLC, to provide resources and support in connection with Mr. Harbert’s employment with the Company.
     On January 23, 2007, the Bankruptcy Court entered an order approving the employment of Mr. Harbert as interim Chief Financial Officer of Dura Automotive Systems, Inc. while the Debtors searched for a permanent replacement.
(c) Chief Financial Officer
     In August 2007, the Debtors selected and hired C. Timothy Trenary as the permanent Chief Financial Officer for Dura Automotive Systems, Inc. Mr. Trenary is employed directly by Dura Automotive Systems, Inc. and is paid an annual salary in accordance with the Company’s normal payroll and procedures.
     7. Management Incentive Initiatives
(a) The 2007 KMIP
     In furtherance of the Debtors’ operational restructuring initiatives, the Debtors sought and obtained Bankruptcy Court approval for their key management incentive plan (the “2007 KMIP”). The KMIP, as originally conceived and administered, provided incentive payments focused solely on completing the contemplated 50-Cubed Plan and other operational restructuring initiatives on time and at or below budget. The 2007 KMIP was intended to ensure that senior management participants and approximately fifty non-senior management 2007 KMIP participants who are primarily responsible for implementing the Debtors’ operational restructuring objectives remain highly motivated and dedicated towards achieving the Debtors’ various restructuring goals. The 2007 KMIP payments were determined by the Company’s progress in four specific areas: (a) moving production for 2,000 positions to “best in cost” and LCC facilities by December 31, 2007; (b) completing the 50-Cubed Plan at or under budget (approximately $100 million); (c) eliminating at least 510 indirect labor positions by December 31, 2006; and (d) achieving personal goals as set by each participant’s manager in support of the above three activities.
     On February 21, 2007, the Bankruptcy Court entered an order authorizing the payment of certain interim payments approved by the Company’s compensation committee to the non-senior management 2007 KMIP participants in an aggregate amount of approximately $440,000. On May 8, 2007, the Bankruptcy Court entered an order authorizing certain interim payments approved by the Company’s compensation committee to (a) the non-senior management 2007 KMIP participants in the aggregate amount of $553,793, for accomplishments made during the January 1, 2007, to March 31, 2007, timeframe; and (b) the senior management 2007 KMIP participants in the aggregate amount of $1,212,970, for accomplishments made during the September 25, 2006, to December 31, 2006, and the January 1, 2007, to March 31, 2007, timeframes.

     In April 2007, the Debtors revised the 2007 KMIP to take into account the evolving facts and circumstances of the Chapter 11 Cases, and in particular the development of the 2007-08 operating forecast and five year business plan, including specific incentives for achieving two other goals: (a) meeting certain business-performance criteria; and (b) expeditiously exiting the bankruptcy. The terms of the revised 2007 KMIP were:
•	Non-Senior Management 2007 KMIP Participants: Quarterly payments based on demonstrated progress in the three remaining relevant original 2007 KMIP metrics:
•	Moving production for 2,000 positions to “best in cost” and LCC facilities by December 31, 2007;

•	Completing the 50-Cubed Plan at or under budget (approximately $100 million); and

•	Achieving personal goals as set by each participant’s manager in support of the above two activities.
•	Senior Management 2007 KMIP Participants. Three payments were to be made to senior management 2007 KMIP participants:
•	Incentive Payment No. 1: 25% of remaining 2007 KMIP bonus payments (or approximately $505,267) upon the delivery of the business plan to the Creditors’ Committee and Second Lien Group;

•	Incentive Payment No. 2: 25% of remaining 2007 KMIP bonus payments upon the filing of a chapter 11 plan of reorganization and disclosure statement with the Bankruptcy Court; and

•	Final Payment: 50% of remaining 2007 KMIP bonus payments upon the earlier of: (a) December 31, 2007; and (b) the confirmation of a chapter 11 plan of reorganization, subject to certain trailing 2007 EBITDA targets.
     On June 1, 2007, the Bankruptcy Court entered an order authorizing the Debtors to make payments to: (a) the non-senior management 2007 KMIP participants based on the three remaining relevant original 2007 KMIP metrics without further notice; and (b) final 50% of the EBITDA target payments to the senior management 2007 KMIP participants upon the earlier of (i) December 31, 2007; and (ii) the confirmation of a chapter 11 plan of reorganizations subject to certain trailing 2007 EBITDA targets (measured beginning April 1, 2007), pursuant to the revised 2007 KMIP metrics. Because the Debtors’ business plan had not yet been finalized, the Bankruptcy Court denied, without prejudice, the Debtors’ request for approval of senior management Incentive Payments No. 1 and No. 2, respectively. After the Debtors presented the finalized and fully vetted business plan to the Creditors’ Committee and the Second Lien Group, the Debtors renewed their request to the Court to authorize such incentive payments. On June 28, 2007, the Bankruptcy Court entered an order authorizing the Debtors to make the business plan metric payment (Incentive Payment No. 1) to the senior management 2007 KMIP participants. On November 1, 2007, the Bankruptcy Court entered an order authorizing the Debtors to make the bonus payment pursuant to the filing of the chapter 11 plan or reorganization and disclosure statement (Incentive Payment No. 2).
     Pursuant to the June 1, 2007, order, the Debtors made the final 50% of the remaining 2007 KMIP bonus payments on or about December 31, 2007. However, once it became clear that the Debtors’ plan to exit Chapter 11 prior to year-end 2007, would not come to fruition, such development engendered uncertainty among the Debtors’ key employees who had been working diligently towards — and were highly focused on — an exit from chapter 11 by December 31, 2007. Thanks in large part to their efforts, the Debtors were poised to do so.
(b) The 2008 Annual Bonus Plan
     Because it was important that these key employees remain engaged and properly incentivized to maximize the debtors’ financial and operational performance, and the previously approved 2007 KMIP (described above) expired on December 31, 2007, the Debtors developed a key management incentive plan for 2008 (the “Proposed 2008 KMIP”). The Proposed 2008 KMIP was designed to be a very short term (6 month) incentive program tailored to the Debtors’ emergent needs during the remainder of the Chapter 11 Cases with the one goal of ensuring that the participants remain engaged in their efforts to operationally restructure the Company and continue operating the Debtors’ businesses. As originally conceived, the Proposed 2008 KMIP included approximately 220 Debtor and non Debtor management and other key employees, including 4 members of senior management (substantially the same group as was encompassed by the prepetition Annual Bonus Plan). The 2008 KMIP is essentially a continuation of the Debtors’ historic (initiated in 1992) prepetition Annual Bonus Plan in terms of the participants’ pool, bonus targets and cost.20
     On January 9, 2008, the Debtors filed a motion seeking an order to authorize the terms and payments of the 2008 KMIP, to which the Creditors’ Committee and the UAW subsequently filed objections. In the following weeks, the Debtors began discussing the Proposed 2008 KMIP with the Creditors’ Committee and other key constituencies in earnest. To facilitate these discussions, the Debtors amended their 2008 KMIP motion to withdraw four senior management members in order to focus efforts on putting a workable incentive plan into place for the Debtors’ 110 key non-senior management and other employees. These discussions resulted in the 2008 Annual Bonus Plan. The 2008 Annual Bonus Plan is very similar in scope and intent to the Debtors’ historic Annual Bonus Plans — albeit with certain frontloaded payments which (if EBITDA targets are met) will be paid midyear (and at the end of the third quarter). The Company intends to make annual bonus payments to approximately 104 non-Debtor management and other key employees from the Debtors’ European non-Debtor affiliates.
     The 2008 Annual Bonus Plan is a full-year plan which expanded the pool of eligible participants from 55 non-senior management KMIP participants (referenced above) to approximately 110 Debtor employed non-senior management and other key employees participants. Approximately 65% of the 2008 Annual Bonus Plan bonus payments are based upon the successful completion of the “Metals Move” as described below in Article III.E.1 of this Disclosure Statement. The remaining 35% of the 2008 Annual Bonus Plan bonus payments are based upon projected EBITDAR targets less cash restructuring costs that were presented to the Creditors’ Committee and the Second Lien Group on February 1, 2008, as part of the Debtors’ revised business plan. While the expanded pool of eligible participants is necessary because the tasks at hand require the focused attention of a broader base of key management and other employees on achieving the goals set, execution of the 2008 Annual Bonus Plan is markedly less expensive than the 2007 KMIP. On February 26, 2008, the Bankruptcy Court entered an order approving the 2008 Annual Bonus Plan, provided that, no payments shall be made under the 2008 Annual Bonus Plan without further order of the court if the Debtors have not emerged from chapter 11 on or before July 31, 2008.
     8. Disposition of Assets
(a) The Atwood Sale
     In May 2007, the Debtors announced that they were exploring strategic alternatives for Atwood, namely, whether a divestiture or growth strategy would maximize Atwood’s financial contribution to the Debtors’ estates. The Debtors determined that a divestiture would: (a) maximize Atwood’s value contribution to their estates; (b) provide necessary liquidity through the plan negotiation and confirmation process; and (c) allow the Debtors to focus on their core business of manufacturing parts for the automotive industry.
     In connection with the sale process, the Debtors contacted nearly 150 parties that they identified as interested or likely to be interested in acquiring Atwood. In early May, the Debtors distributed a confidential information memorandum on Atwood to over half of those parties, seeking preliminary indications of interest in acting as a stalking horse bidder by May 18, 2007. Approximately 21 recipients of confidential information memorandum, including both financial and strategic buyers, responded with such preliminary indications of interest. After having reviewed the preliminary indications of interest, the Debtors pursued further discussions with seven of those parties. The Debtors provided those parties with extensive due diligence information through a dataroom. Additionally, the Debtors gave multiple site tours through Atwood facilities and provided access to Atwood management personnel to answer potential purchasers’ questions regarding operations.
     On June 15, 2007, four parties submitted formal bids to act as a stalking horse bidder for the proposed sale. The Debtors continued to work with three of these parties to satisfy their further diligence requests, while

[20]	No Annual Bonus Plan bonuses were paid in 2006 because that year’s designated metrics were not achieved.

simultaneously negotiating the terms of an asset purchase agreement bidding procedures and sale order. In conjunction with this process, the Debtors developed a sale incentive compensation plan to encourage a group of senior Atwood management to fully support the sale process and to pursue the highest or best value for the sale. On June 28, 2007, the Bankruptcy Court entered an order authorizing the Debtors to implement and complete the Atwood sale incentive compensation plan, and to make all attendant payments thereunder.
     On July 3, 2007, and after prolonged arms length negotiations, the Debtors and Atwood Acquisition Co. LLC, an affiliate of Insight Equity, executed an asset purchase agreement, which was subject to both higher and better offers as well as the Bankruptcy Court’s approval. On July 24, 2007, the Bankruptcy Court entered an order approving the bidding procedures, the form and manner of notice of an auction, and other related relief. The auction to sell the Atwood assets was scheduled for August 14, 2007, at 10:00 a.m. E.T. However, no qualifying bids were received by August 8, 2007, the bid deadline. Therefore, pursuant to the Bankruptcy Court’s order, the Debtors canceled the auction. On August 15, 2007, the Bankruptcy Court approved the sale of the Atwood assets to Atwood Acquisition Co. LLC for an aggregate cash consideration of $160.2 million.21 On August 27, 2007, the Atwood sale closed, and the proceeds of the sale were used to pay down a portion of the funds owed under the DIP Term Loan and the DIP Revolver.
(b) Sale of De Minimis Assets
     On April 25, 2007, the Bankruptcy Court entered an order permitting the Debtors to sell certain assets of de minimis value that: (i) are no longer required for the operation of their businesses; (ii) the Debtors’ operational restructuring has rendered obsolete, excessive or burdensome; or (iii) the Debtors have determined, after evaluating holding and maintenance costs, are of marginal or no value to the Debtors’ estates. The order approved procedures for selling such assets, outside the ordinary course of business without further court approval provided that the purchase price is less than $250,000 for each transaction or in the aggregate for a related series of transactions. If the purchase price is between $250,000 and $2.5 million, the Debtors may consummate the transaction if they provide notice to certain parties and received no written objections within fifteen calendar days of service of such notice. During these Chapter 11 Cases, the Debtors have disposed of the following assets pursuant to this order:
•	Brantford, Ontario. On June 5, 2007, the Debtors filed their first notice of sale announcing that they had agreed to sell to Mareddy Corporation, their manufacturing facility located at 205 Mary Street, Brantford Ontario, consisting of approximately 4.26 acres in a “general industrial” M2 zoned area, for the purchase price of $1,200,000 (CDN). This facility was built in approximately 1960, and includes approximately 6,000 square feet of office area and 60,000 square foot of manufacturing area. On October 15, 2007, the Debtors filed a second notice of sale announcing that the purchase price had been reduced to $1,050,000 (CDN). The sale closed on November 26, 2007, and the Debtors received proceeds of approximately $1,050,000 in connection with the sale, consisting in part of an $800,000 (CDN) promissory note.

•	Selingsgrove, Pennsylvania. On September 26, 2007, the Debtors filed a notice of sale announcing that they had agreed to sell to Icon Reality, L.L.C., two tracts of land situated in the County of Snyder, Borough of Selingsgrove, Commonwealth of Pennsylvania, for the purchase price of $665,000. The sale closed on October 16, 2007, and the Debtors received cash proceeds of approximately $665,000 in connection with the sale.

•	West Union, Iowa. On November 1, 2007, the Debtors filed a notice of sale announcing that they had agreed to sell to Atwood Mobile Products LLC, certain equipment and machinery located at the West Union, Iowa facility, pursuant to an amended lease agreement between Atwood Mobile Products LLC and Dura Operating Corp., dated as of October 26, 2007, for the purchase price of $51,346.88. The

[21]	Pursuant to an amended lease to the Asset Purchase Agreement, dated as of July 3, 2007, by and between Atwood Acquisition Co. LLC as Purchaser and Atwood Mobile Products, Inc. as Seller, and as represented on the record at the August 15, 2007, hearing, and filed with the Bankruptcy Court on August 16, 2007, up to $4.5 million in additional rent (which was placed in escrow) may be paid to Atwood Acquisition Co. LLC, as landlord and purchaser of, and in connection with, Atwood’s West Union, Iowa facility.

sale closed on November 30, 2007, and the Debtors received cash proceeds of approximately $51,346.88 in connection with the sale.
•	Butler, Indiana. On November 15, 2007, the Debtors filed a notice of sale announcing that they had agreed to sell their jack and jack tool kit business located in Butler, Indiana, including the transfer of certain patents held by DURA Global Technologies, Inc. (the “Butler Assets”) to Autoline Industries, U.S.A., LLC for the purchase price of $900,000. The sale closed on December 3, 2007, and the Debtors received cash proceeds of approximately $900,000 in connection with the sale. On December 4, 2007, the Bankruptcy Court entered an order approving sale of the Butler Assets.
(c) The Portfolio Sale
     On December 28, 2007, the Debtors entered into an agreement to sell nine of the Debtors’ properties to Industrial Realty Group, LLC (“IRG”). Eight of the properties22 (Stratford, Bracebridge, Hannibal, LaGrange, Brownstown, Pikeville, Fulton and Brookfield) are included in one agreement (collectively the “Portfolio Agreement”) and one property (Jacksonville) is included in a separate agreement. Three of the properties (Brookfield, Fulton and Pikeville) have been closed, and the Debtors have been attempting to sell them since their respective closures. Manufacturing operations ceased at five of the properties (Bracebridge, Stratford, Hannibal, Brownstown and LaGrange) during the last fifteen months and manufacturing operations are planned to cease at the Jacksonville facility later in 2008. Closure of these six properties during 2007 and 2008 was part of the company’s on-going restructuring efforts undertaken both before and during the bankruptcy proceedings as described in Article III.E above.
     On January 23, 2008, the Debtors filed a motion for authority to sell the Property Portfolio for the aggregate sum of $19.2 million ($8.4 million for the Jacksonville Property, and $10.8 million for the remainder of the Property Portfolio). Since the filing of this motion, the Debtors have not been able to finalize the terms of the Portfolio Agreement which has since expired.
     9. Executory Contracts and Leases
     As of the Petition Date, the Debtors were parties to hundreds of executory contracts and unexpired leases. In conjunction with their overall asset rationalization efforts, the Debtors conducted an analysis and review of their unexpired nonresidential real property leases. The analysis sought to: (a) identify whether any nonresidential real property leases would aid or further the Debtors’ operational restructuring initiatives; and (b) ensure that any leases that were assumed were priced competitively. The lease evaluation process involved a thorough review of the costs and benefits of each lease and a determination of how that lease fits within the Company’s overall business plan.
     As a result of the Debtors’ analysis, they identified six non-residential real property leases to be assumed: (a) Company corporate headquarters, 2791 Research Drive, Rochester Hills, Michigan, the lease to which expires December 2011; (b) Elkhart I, 23806 County Road 6, Elkhart, Indiana, the lease to which expires April 2008; (c) Elkhart II, 23950 Country Road 6, Elkhart, Indiana, the lease to which expires December 2009; (d) Spring Lake, 16880 North 148th Avenue, Spring Lake, Michigan, the lease to which expires September 2007; (e) 53061 Ada Drive, Elkhart, Indiana, the lease to which expires on September 2012; and (f) 5845 East 14th Street Brownsville, Texas, the lease to which expires on March 2013. On June 4 and 28, 2007, respectively, the Bankruptcy Court entered orders authorizing the Debtors to assume those leases.
     A list of executory contracts to be assumed in connection with the Revised Plan, together with associated cure amounts (if any), shall be contained in the Debtors’ Plan Supplement that will be filed no later than ten (10)

[22]	The properties are located at: (a) 9444 Florida Mining Boulevard East, Jacksonville, Florida 32257 (the “Jacksonville Property”); (b) 617 Douro Street, Stratford, Ontario, Canada; (c) 322 East Bridge Street, Brownstown, Indiana; (d) 800 North College Street, Fulton, Kentucky; (e) 132 Ferro Road, Pikeville, Tennessee; (f) 1775 East U.S. 20, LaGrange, Indiana; (g) 5 Industrial Loop, Hannibal, Missouri; (h) 345 Ecclestone Road, Bracebridge, Ontario, Canada; and (i) 445 Helm Street, Brookfield, Missouri (collectively, with the Jacksonville Property, the “Property Portfolio”).

days prior to the confirmation hearing. A separate cure notice will be sent to the non-Debtor counterparties to the assumed contracts. See Article VIII.C of this Disclosure Statement.
     10. Preference Analysis and Other Potential Avoidance Actions
     The Debtors are currently investigating prepetition transfers that may be avoided under chapter 5 of the Bankruptcy Code as preferential, fraudulent or otherwise under sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code or relevant and applicable state law, such as the Uniform Fraudulent Transfer Act. Among other things, the Debtors are looking at transfers made to insiders, transfers for which the Debtors may not have received reasonably equivalent value in exchange for the transfer and transfers made while the Debtors were insolvent or by which the Debtors became insolvent as a result of the transfer.
     Section 546(a)(1)(A) of the Bankruptcy Code provides that a debtor-in-possession may not commence a cause of action under section 544, 545, 547, 548, or 553 of the Bankruptcy Code more than two years after the Petition Date. Similarly, section 108(a)(2) of the Bankruptcy Code provides that a debtor-in-possession may not commence a cause of action under non-bankruptcy law — for which the applicable statutes of limitations, but for the chapter 11 filing, would have otherwise expired during the initial two years of a case — more than two years after the Petition Date. Thus, to bring timely lawsuits on any of these causes of action, the Debtors need to commence them no later than October 30, 2008.
     Although the Debtors are working expeditiously to complete their potential chapter 5 avoidance actions analysis, they do not expect to have completed it prior to the expected filing date for the Revised Plan Supplement. At that time, the Debtors will provide a list of all then-known retained Causes of Action in the Revised Plan Supplement, and may thereafter supplement that list, as necessary. The Debtors also retain, pursuant to the Revised Plan, any Causes of Action in existence as of the Confirmation Hearing that may not be explicitly set forth in the Revised Plan Supplement.
     11. Potential Second Lien Litigation
     On August 28, 2006, the Company filed a Form 8-K disclosing the May 2005 filing of certain UCC-1 financing statements that incorrectly identified the collateral agent listed as the secured party (the “May 2005 UCC Financing Statements”). On August 16, 17, and 29, 2006, counsel for the collateral agent for the Debtors’ prepetition second lien lenders filed certain UCC financing statements (the “August 2006 UCC Filings”) that purported to replace and amend, respectively, the May 2005 UCC-1 Financing Statements.
     Since the Petition Date, the Debtors thoroughly analyzed whether to pursue the Second Lien Litigation on account of the August 2006 UCC Filings. The outcome of any such litigation could affect the Debtors’ proposed chapter 11 plan structure, and at the very least, may influence the negotiations among the key constituents in the Chapter 11 Cases. The matter is complex, and may implicate certain novel legal issues. In addition, the Second Lien Group has stated that it does not believe the Second Lien Litigation has merit, and the Second Lien Group will defend vigorously any pursuit of this litigation.
     On October 4, 2007, the Bankruptcy Court entered an order modifying the Initial Final DIP Order, extending the time to file any complaint or other proper pleading relating to any potential action seeking to invalidate, subordinate or otherwise challenge the prepetition second priority lien (the “Challenge Deadline”) through and including the hearing to consider confirmation of the Debtors’ chapter 11 plan of reorganization. The parties have mutually agreed to further extend the Challenge Deadline to initiate the Second Lien Litigation until the Effective Date.
     After months of due diligence and extensive analysis of the issues and related risks, the Debtors have concluded that pursuing the Second Lien Litigation will not result in a significant return to the Debtors’ estates in the context of these Chapter 11 Cases, particularly in view of the distributions contemplated by the Revised Plan. Accordingly, the Debtors do not presently intend to pursue the Second Lien Litigation.

     12. Exclusivity
     Under the Bankruptcy Code, the Debtors have the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which they debtor filed for voluntary relief. If the Debtors file a plan within this exclusive period, then the Debtors have the exclusive right for 180 days from the filing date to solicit acceptances to its plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization, however, a court may extend these periods upon request of a party in interest and “for cause.”
     Without further order of the Bankruptcy Court, the Debtors’ initial exclusive filing period would have expired on February 27, 2007, and the Debtors’ exclusive solicitation period would have expired on April 30, 2007. The Bankruptcy Court, however, extended the Debtors’ exclusive periods beyond those provided in the Bankruptcy Code twice previously, by orders entered on March 19, 2007, and May 30, 2007. As a result of such extensions, and the Debtors having filed the Original Plan on August 22, 2007, the exclusive periods were presently slated to expire on November 30, 2007. The Debtors are presently seeking authority to extend the exclusive filing period through and including April 30, 2008, and extend the exclusive solicitation period through and including June 30, 2008, the full extent permitted by section 1121 of the Bankruptcy Code.
C. CLAIMS ADMINISTRATION
     On February 9, 2007, Debtors filed a motion setting May 1, 2007, as the general bar date for filing proofs of claim for all prepetition claims including those of governmental units (collectively, the “Claims”). On February 23, 2007, the Bankruptcy Court entered an order establishing May 1, 2007, as the General Bar Date (the “Bar Date Order”). Notice of the General Bar Date was provided by mail and publication in accordance with the procedures outlined in the Bar Date Order. As of May 1, 2007, approximately $1,429,501,357 in purported general unsecured and approximately $486,554,424 in purported secured, priority and administrative proofs of claim have been filed against the Debtors’ estates.

Summary Of Claims Filed By Bar Date
Type	Amount of Claim

Secured	$318,291,360
Priority	$157,582,219
Administrative	$72,224
20-Day Administrative	$10,608,622
Unsecured	$1,429,501,357

Total	$1,916,055,782

     The Debtors intend to request that the Bankruptcy Court establish an administrative expense claim bar date of 60 days after the date of entry of the Confirmation Order.
     Since the May 1, 2007, General Bar Date, the Debtors have made significant process in resolving the more than 3,500 proofs of claims filed against their estates. The Debtors are comprehensively reviewing and reconciling all prepetition Claims including the Claims listed on the Debtors’ Schedules and the Claims asserted in the proofs of claims (including any supporting documentation) filed in these Chapter 11 Cases. This process includes identifying particular categories of Claims that may be targeted for disallowance and expungement, reduction and allowance or reclassification and allowance. To reduce the number of Claims, and to avoid possible double or improper recovery by claimants, the Debtors anticipate filing numerous omnibus objections to certain categories of Claims in the coming months.
     The Debtors have made significant progress in resolving these Claims. To date, the Debtors have:
•	Filed and had sustained omnibus claims objections to approximately 1,395 Claims for a total amount of $427,995,225, identified by the Debtors as amended, duplicative, redundant, late-filed, overstated, solely equity-based, or no liability claims;

•	Settled an additional approximately 197 Claims in an aggregate amount of approximately $2,050,000; and

•	Consensually negotiated with creditors who, in turn, have withdrawn a further approximately 24 Claims for a total amount of $44,803,277.
     The Debtors are continuing to evaluate the remaining Claims, and as appropriate, will file and prosecute additional Claim objections with the Court or address the Claims through settlement. Approximately 650 Claims are presently slated to be the subject of future objections.
     The Debtors estimate that, at the conclusion of the Claims objection, reconciliation and resolution process, the aggregate amount of Claims will be as follows: (1) Allowed Administrative Clams will be approximately $28.5 million; (2) Allowed Priority Tax Claims will be approximately $5.2 million; (3) Allowed Other Priority Claims will be approximately $0; (4) Allowed Other Secured Claims will be approximately $0.8 million; (5) Allowed Second Lien Facility Claims will be approximately $228.1 million;23 (6) Allowed Senior Notes Claims will be approximately $418.7 million; (7) Allowed Subordinated Notes Claims will be approximately $560.7 million; and (8) Allowed Other General Unsecured Claims will be approximately $62.4 million.24
     The estimates set forth herein are approximate and based upon numerous assumptions. There is no guarantee that the ultimate amount of Claims will conform to these estimates. Numerous Claims have been asserted in unliquidated amounts. Further, additional Claims may be filed or identified during the Claims objection, reconciliation and resolution process that may materially affect the foregoing estimates. Although the Debtors believe that certain Claims are without merit and intend to object to all such meritless Claims, there can be no assurance that these Claim objections will be successful.
D. CANADIAN PROCEEDINGS
     1. Commencement of the Chapter 11 Cases as a “Foreign Proceeding”
     Simultaneously with the filing of the Chapter 11 Cases, the Debtors filed for creditor protection under the Companies’ Creditors Arrangement Act, as amended, (the “CCAA”) in the Ontario Superior Court of Justice (the “Canadian Court”). On November 1, 2006, the Canadian Court issued an order granting the Debtors a stay of proceedings in Canada, recognizing the Chapter 11 Cases as a “foreign proceeding,” as defined by subsection 18.6(1) of the CCAA, to give full effect of the Bankruptcy Court’s orders in all provinces and territories of Canada, and appointing RSM Richter Inc. as the independent third party information officer to the Canadian Court (the “Canadian Information Officer”).25 A copy of this order is attached hereto as Exhibit F. The Information Officer reports directly to the Canadian Court, provides updates on material activities in the Chapter 11 Cases, and delivers a report at least once every three months, outlining the status of the Chapter 11 Cases. Copies of the ten reports filed to date by the Canadian Information Officer with the Canadian Court, which provide further detail on the Canadian Debtors’ operations and the CCAA proceeding are available on the Debtors’ website: http://dura.kccllc.net and on the Canadian Information Officer’s website: www.rsmrichter.com. By order dated January 15, 2008, the Canadian Court extended the stay of proceedings in Canada until June 30, 2008.
     2. Canadian Activities
     Historically, the Debtors’ Canadian and U.S. operations have inextricably functioned as a single North American-based automotive supply business along with the Debtors’ non-debtor operations in Canada. Both the Debtors and their customers have operated fully integrated cross-border supply chains. For example, as previously discussed, the Debtors supply parts for GM’s large truck platform, the GMT 800 program. The GMT 800 platform

23	See footnote 5.

24	There are approximately $60.0 million in U.S. Other General Unsecured Claims and approximately $2.4 million in Canadian General Unsecured Claims against the Canadian Operating Debtor.

25	RSM Richter Inc. is the accounting firm appointed by the Canadian Court and acting as the Canadian Information Officer. It practices in the area of restructuring and insolvency under Canadian Law.

includes the Chevrolet Silverado, Cadillac Escalade, and GM Yukon. The models that make up this platform were assembled in at least eight different plants in the U.S. and Canada.
     Of the nine Canadian debtor entities,26 only the Canadian Operating Debtor was in operation at the commencement of the Chapter 11 Cases. Up until the Petition Date, the Canadian Operating Debtor owned and operated three manufacturing and product development facilities located in Canada. Two of the facilities operated by the Debtors’ North American Shifter Systems and Cables sub-division were located in Stratford, Ontario, and Brantford, Ontario. The North American Shifter Systems and Cables sub-division designs and manufactures adjustable and traditional pedal systems, electronic throttle controls, parking brake systems, cable systems, hybrid electronic throttle controls, parking brake systems, cable systems, hybrid electric and traditional gear shift systems and instrument panel beams.
     The Debtors’ Seat Systems facility is located in Bracebridge, Ontario. The Seat Systems sub-division designs and manufactures power and manual seat mechanisms, first, second and third row seat applications, complete seat structures, seat recliner assemblies, and electronic seating control modules. At one point, the Bracebridge facility had total annual sales between $100-120 million. However, as discussed in Article II.B.1(c) above, a dramatic decrease in revenue resulted from the loss of sales to Lear Corporation, a major customer, and the Debtors were unable to obtain new customer awards to replace or offset the loss of the seat adjuster business.
     As part of the Debtors’ operational restructuring initiatives, as discussed in Article III.E below, all three Canadian facilities have been closed during these Chapter 11 Cases and their production transferred to the Debtors’ LCC facilities either in Matamoros, Mexico, Milan, Tennessee, Stockton, Indiana, Fremont, Michigan, or Gordonsville, Tennessee.
     3. Canadian Corporate Restructuring
     In December 2007, the Debtors completed their operational plan to entirely cease all operations in Canada. The remaining assets in Canada include (a) the real property related to the Stratford and Bracebridge facilities, as well as sundry capital assets at those locations; and (b) a $800,000 (CDN) promissory note received from the sale of the Brantford facility. The Debtors are presently negotiating to sell the Stratford and Bracebridge facilities. As part of the wind down of the Canadian facilities, certain equipment was transferred to the Debtors’ other plants (the “Transferred Assets”). These Transferred Assets are assets of the Canadian Operating Debtor. The value of the Transferred Assets would constitute an Administrative Claim with respect to the Debtors if the Revised Plan is not implemented with respect to the Canadian Debtors.
     In December 2007, the Company commenced a corporate restructuring of the Canadian Debtors (the “Canadian Corporate Restructuring”) that could provide the Company with substantial future tax savings. The Canadian Corporate Restructuring was approved by the Bankruptcy Court by order dated December 28, 2007. All of the creditors of the Canadian Debtor entities are unaffected by the Canadian Corporate Restructuring. A summary of the Canadian Corporate Restructuring is as follows:
•	Formed a new German holding company for the purposes of holding shares of certain Canadian Debtors (“HoldCo KG”);

•	Continuing an Ontario entity into a British Columbia entity as an unlimited liability corporation; and

•	Removed pledges to the Initial DIP Lenders on certain Canadian Debtors’ shares and replacing same with a pledge on the shares of HoldCo KG.
     As a result of the Canadian Corporate Restructuring, shares of the Canadian Operating Debtor are now beneficially owned by the new HoldCo KG. However, the Canadian Operating Debtor remains a debtor in these

26	The Canadian debtor entities are: Dura Automotive Canada ULC, Dura Automotive Systems (Canada) Ltd. (the “Canadian Operating Debtor”), Dura Canada LP, Dura Holdings ULC, Dura Holdings Canada LP, Dura Ontario Inc., Dura Operating Canada LP, Trident Automotive Limited., and Trident Automotive Canada Co. (collectively, the “Canadian Debtors”)

Chapter 11 Cases and its assets will remain available to its creditors. All unsecured creditors of the Canadian Debtors are creditors of the estate of the Canadian Operating Debtor.
     Since the Canadian Corporate Restructuring did not affect the pool of assets available to creditors of the Canadian Debtors, and the transaction contemplated significant tax savings for the benefit of the Company, the Canadian Information Officer did not oppose the Debtors’ course of action with respect to the transaction.
     4. Canadian Information Officer’s Analysis
     The Canadian Information Officer has prepared a separate liquidation analysis (the “Canadian Liquidation Analysis”) for the Canadian Debtors in the event that the Revised Plan is not approved, and anticipates filing a report in this regard with the Canadian Court on or about [___, 2008].27 In connection with this process, the Canadian Information Officer retained an independent third party appraiser to value the Canadian Debtors’ machinery and equipment. The appraiser performed physical inspections of the Canadian Debtors’ machinery and equipment and the books and records as such relate to the machinery and equipment.28
     The Canadian Liquidation Analysis takes into consideration, along with all other Claims against the Canadian Debtors, the treatment in a bankruptcy or other proceeding of a $91 million intercompany note owed from the Canadian Operating Debtor to Dura Automotive Systems Canada LP (“Dura LP”). The Canadian Information Officer considered issues related to this intercompany note under Canadian commercial and insolvency law, and in particular, whether enforcement of this intercompany note was barred by applicable Canadian limitation periods. Based upon information and documentation provided by the Debtors, the Canadian Information Officer is of the view that this intercompany note would constitute a provable Claim in a Canadian bankruptcy or other restructuring proceeding should the Revised Plan not be approved, and therefore should be considered in the Canadian Liquidation Analysis.
     The Canadian Liquidation Analysis, annexed as Exhibit K to the Original Disclosure Statement, estimated that the creditors of the Canadian Operating Debtor entity would receive between a minimum 9% recovery to a maximum recovery of 12% in the “best case scenario” liquidation, as compared with a 22% recovery under the Original Plan. Accordingly, 10.5% is the median projected liquidation recovery set forth in the Canadian Information Officer’s Seventh Report dated October 3, 2007. The Canadian Information Officer is currently updating its Canadian Operating Debtor liquidation analysis. The updated liquidation analysis may have a different recovery rate than the October 3, 2007 analysis. The recovery rate for the Holders of Canadian General Unsecured Claims will be the greater of the recovery rate for the U.S. Other General Unsecured Claims or the recovery rate for calculated in the updated Canadian Information Officers liquidation analysis of the Canadian Operating Debtor which will be finalized prior to the Disclosure Statement Hearing.
     The Canadian Liquidation Analysis concludes that the creditors of the Canadian Operating Debtor would receive a median recovery of approximately [10.5%] in a liquidation. The estimated recovery rate pursuant to the Canadian Liquidation Analysis is equivalent to the projected cash distribution to the Canadian General Unsecured Claim holders under the Revised Plan. However, the Revised Plan provides some certainty with respect to the timing and quantum of the distribution whereas the recovery in a liquidation carries with it execution risk. This execution risk may be material. In addition to the reduced execution risk, under the Revised Plan, the Debtor would be assuming certain employee benefit programs and continuing to pay employee severance obligations. For these reasons, the Canadian Information Officer is recommending that holders of Canadian General Unsecured Claims vote to accept the Revised Plan.
     The Canadian Information Officer is currently updating its Canadian Liquidation Analysis. When it is complete the Canadian Information Officer will file its report with the Canadian Court, it will be made available on

27	The Canadian Information Officer also prepared a liquidation analysis and report in connections with the Original Plan, which was annexed as Exhibit K to the Original Disclosure Statement. See footnote

28	Additional assumptions underlying the liquidation analysis are detailed therein.

the Debtors’ website: http://dura.kccllc.net, and on the Canadian Information Officer’s website: www.rsmrichter.com, and attached as Exhibit G to this Disclosure Statement.
E. THE DEBTORS’ OPERATIONAL RESTRUCTURING INITIATIVES
     As discussed above in Article II.C of this Disclosure Statement, the Company has undertaken substantial restructuring initiatives to achieve long-term profitability in North American and Europe since February 2006. The Debtors’ operational restructuring has focused on three areas and has been successful to date. These three areas are (1) manufacturing footprint consolidation; (2) selling non-core assets; and (3) customer accommodations.
     1. Manufacturing Footprint Consolidation
     As of December 31, 2007, the Debtors had successfully closed seven underutilized high-cost facilities and transferred production to their LCCs and “best in cost” facilities which resulted in substantial cost savings.
     In addition to the restructuring initiatives completed in the past fifteen months, and described above, the Company will continue completing additional restructuring initiatives in 2008. During 2008, the Debtors plan to close or downsize four additional North American facilities and transfer the related production to their lower labor cost LCC Facilities or to their “best-in-cost” facilities.
     Specifically, the Debtors are relocating to LCC Facilities the labor-intensive brakes and tire carrier components of their metals business to take advantage of significantly lower wage rates and increased plant utilization (the “Metals Moves”). The operational restructuring plan originally called for the Metals Moves to have been completed by mid-year 2008. Delays in implementing these transfers have also delayed completion of related corporate overhead reductions. However, these additional cable, brake, and tire carrier facility consolidations are expected to result in significant annual savings. Significantly, approximately 65% of the Debtors’ 2008 Annual Bonus Plan payments are tied to the successful completion of the Metal Moves. See above discussion of the 2008 Annual Bonus Plan Payments in Article III.B.7(b) of this Disclosure Statement.
     By February 29, 2008, the Debtors had closed, completed the wind-up, and were in the process of soliciting purchasers for the real estate and improvements of the following facilities:
•	Brantford, Ontario. The Debtors relocated their shifters production to their Fremont, Michigan and Milan, Tennessee facilities.

•	Stratford, Ontario. The Debtors relocated their cable manufacturing operations to their Matamoros, Mexico and Milan, Tennessee facilities.

•	Bracebridge, Ontario. The Debtors transferred the seats manufacturing footprint to their Gordonsville, Tennessee, and Stockton, Illinois facilities.

•	Llanelli, United Kingdom. The Debtors transferred their entire production capacity to plants in Koprivinice, Czech Republic, and Timisora, Romania.

•	Barcelona, Spain. The Debtors transferred their entire production capacity to plants in Koprivinice, Czech Republic, and Timisora, Romania.

•	Brownstown, Indiana. The Debtors transferred their brakes business to their new LCC Facility in Matamoros, Mexico.

•	Hannibal, Tennessee (South). The Debtors transferred their entire production capacity to their Milan, Tennessee and Matamoros, Mexico facilities.
     The Company’s European and other non-debtor foreign subsidiaries, whose operations are located principally in Europe, have continued to perform well and in-line with business plan targets. Nonetheless, to further enhance profitability, the Company has moved production of control system products from its Barcelona, Spain facility to two Eastern European LCC Facilities located in Timisora, Romania, and Koprivinice, Czech Republic,

which will further decrease direct labor costs and increase plant utilization. The Company expects to close its Pamplona, Spain facility and relocate production to its LCC Facilities in Eastern Europe by mid-year 2008.
     2. Non-Core Asset Sales
     Early in their Chapter 11 Cases, the Debtors identified several business operations as being non-core to their long-term strategy, including their recreational vehicle business, Atwood Mobile Products. As discussed above, the Atwood sale closed on August 27, 2007, and the proceeds were used to pay down a portion of the funds owed under the Initial DIP Facility.
     In November 2007, the Debtors also divested their Butler, Indiana facility which produced jacks. In addition, the Company is currently marketing its Lage, Germany facility, which manufactures tubular products, and expects to sell it during 2008. The Company is still negotiating with potential buyers for this facility.
     3. Customer Accommodations
     As part of their restructuring strategy to induce lasting sales and increase profitability, during 2007, the Debtors negotiated and have entered into long-term accommodation agreements with certain key customers. These accommodation agreements have resulted in favorable pricing adjustments on selected platforms and service parts, customer commitments with respect to certain price givebacks, and customer commitments not to resource current business for various periods of time.
     In conducting negotiations with customers, the Debtors utilized a self-help approach intended to increase the profitability of selected products while simultaneously protecting the Debtors’ long-term customer relationships — and future business awards. In so doing, the Debtors based their requested customer price increases on their predicted cost structure after they have completed their operational restructuring. The Debtors have completed all commercial negotiations with their customers and successfully obtained critical pricing concessions from each such customer while fortifying these vital long-term relationships.
     In certain cases, and where necessary, the Debtors have obtained Bankruptcy Court approval of these accommodation agreements by separate motion.
F. THE ORIGINAL CHAPTER 11 JOINT PLAN OF REORGANIZATION
     1. The 2007 Business Plan
     The Debtors and their advisors recognized that developing a realistic, solid and executable business plan was a necessary foundation for them developing a chapter 11 plan of reorganization. Thus, early in these Chapter 11 Cases, the Debtors and their advisors initiated a thorough, bottom-up review of the Company’s businesses in North America, Europe and its “rest-of-world” operations in light of rapidly evolving business conditions in the automotive sector to develop a five-year business plan. Key to developing the Debtors’ business plan was turning the 50-Cubed Plan’s operational initiatives into a substantial cash-flow improving reality.
     In connection with the Company’s operational restructuring, the Company identified additional cost-elimination initiatives in their preliminary 2007-08 operating forecast, including but not limited to new plant closures, proposed divestitures and further consolidation strategies. In early March of 2007, the Debtors presented this 2007-08 operating forecast based upon their efforts to date to the Creditors’ Committee and Second Lien Group. In late March of 2007, the Debtors completed their bottom-up 2007-08 operating forecast, paving the way for their five-year business plan. The Debtors completed their comprehensive five-year business plan in late May of 2007 (the “2007 Business Plan”). This 2007 Business Plan was designed to serve as the platform for a plan of reorganization and thus, as the roadmap for the Debtors’ emergence from chapter 11 and return to profitability. On May 31, 2007, the Debtors presented the 2007 Business Plan to the Creditors’ Committee and Second Lien Group. The development and negotiations of the terms of the Original Plan initiated shortly thereafter.
     A summary of key points in the 2007 Business Plan, include: (i) consolidation of manufacturing facilities to low-cost countries, which includes closing ten manufacturing locations; (ii) completion of a profitability analysis to determine what, if any, of the Debtors’ businesses should be exited, and which customer programs need to be renegotiated or terminated; (iii) centralization of purchasing; (iv) reductions in corporate overhead costs; (v) reductions in manufacturing defect rates; and (vi) reductions in indirect labor costs. These operational restructuring initiatives are more fully discussed in Article III.E above.
     2. The Equity Rights Offering
     The Debtors’ analysis and preliminary plan developments indicated that a significant and fully subscribed equity rights offering was needed to supplement exit financing and other cash sources in order to pay off senior secured and priority classes of debt and otherwise fully fund the Debtors’ exit from chapter 11.
     During the ensuing weeks, the Debtors spoke to various creditor constituencies and other capital market participants and solicited proposals for a backstopped rights offering (the “Rights Offering”) from a number of potential sources. The Debtors also provided diligence information to several potential parties, whose expression of interest advanced sufficiently far enough, pursuant to executed confidentiality agreements. The Debtors gave each interested party substantial time, and in many cases as much as six weeks, to formulate its respective proposal. The Debtors received four proposals from: (a) a steering committee composed of certain holders of Claims pursuant to 8.625% senior notes due April 15, 2012 (the “Senior Notes Claims”); (b) a holder of Senior Notes Claims holding a large position (Pacificor, LLC), which was later joined by two other holders of Senior Notes Claims from the afore-mentioned steering committee; and (c) two major investment banking institutions.
     In early July 2007, the Debtors determined that Pacificor, LLC’s proposal was more economically favorable than the others, and also allowed for more timely negotiation and execution of a definitive backstop rights purchase agreement. The Debtors thus determined that it was in the best interests of their estates to pursue Pacificor, LLC’s proposal and, during the succeeding three weeks, the Debtors negotiated the transaction with Pacificor, LLC in good faith and at arm’s length.
     On July 12, 2007, the Debtors filed a motion requesting authority to enter into an agreement with Pacificor, LLC for the purchase of common shares in the reorganized debtors as a backstop to the Rights Offering in the event that the Rights Offering is not fully subscribed, and for the payment of certain associated fees (the “Backstop Motion”).
     The Debtors, the Creditors’ Committee, and the Bank of New York, the indenture trustee of the Senior Notes Claims, engaged in several weeks of intense negotiation, and ultimately, a compromise between the parties which resulted in a global resolution of all outstanding issues regarding the Backstop Motion, the transactions contemplated therein, and fees associated therewith, all as embodied in the Backstop Rights Purchase Agreement dated August 13, 2007 (the “Backstop Agreement”). Under the terms of the Backstop Agreement, the Company would have been privately held with a range of minority shareholder protections. The Backstop Agreement contemplated a Rights Offering amount of $140 to $160 million in new cash investments in exchange for approximately 39.3% to 42.6% of the new common stock in the reorganized debtors. The Rights Offering was open to all holders of Senior Notes Claims. The Rights Offering was to be fully backstopped because Pacificor, LLC agreed to purchase any remaining unsubscribed Rights Offering shares when the rights offering subscription period terminated.
     The Debtors agreed to file a plan of reorganization with the Bankruptcy Court incorporating the Backstop Agreement and the related global resolutions. On August 13, 2007, the Creditors’ Committee filed a statement with the Bankruptcy Court supporting the Debtors’ Backstop Motion for entry of an order authorizing the Debtors to enter into the Backstop Agreement and related Stockholders’ Agreement Term Sheet. The Second Lien Group also supported the entry of this order. A hearing on the Backstop Motion took place on August 15, 2007, and on August 20, 2007, the Bankruptcy Court authorized the Debtors to enter into the Backstop Agreement and related Stockholders’ Agreement Term Sheet. On August 30, 2007, certain holders of Claims pursuant to 9% senior subordinated notes due May 2009, issued by Dura Operating Corp. (the “Subordinated Notes Claims”) filed a notice of appeal to the United States District Court for the District of Delaware with respect to the Bankruptcy Court’s order dated August 20, 2007, granting the relief requested n the Debtors’ Backstop Motion.
     On September 26, 2007, the Debtors filed an emergency motion for an order approving an amendment to the Backstop Rights Purchase Agreement (the “Amended Backstop Motion”). A hearing on the Amended Backstop Motion took place on October 3, 2007, and on October 4, 2007, the Bankruptcy Court entered an order granting the relief requested in the Debtors’ Amended Backstop Motion. On October 5, 2007, the holders of the Subordinated Notes Claims appealed the Bankruptcy Court’s order dated October 4, 2007, granting the relief requested in the Amended Backstop Motion. The Backstop Agreement expired on January 31, 2008, and none of the parties sought to extend the term of the agreement. Both appeals were subsequently withdrawn.
     3. Settlements Embodied in the Original Plan
     The Debtors and the Creditors’ Committee engaged in extensive negotiations over the Original Plan and related Disclosure Statement. The Debtors and the Creditors’ Committee reached a global resolution with respect to all the Creditors’ Committee’s issues with the Original Plan. Pursuant to the global resolution, the Creditors’ Committee agreed to support confirmation of the Original Plan and to provide a letter supporting the Original Plan. The significant terms of the global resolution were as follows:
•	The Change of Control Agreements with Lawrence Denton and Theresa Skotak are to be modified on the terms set forth in Article VIII.F.4 of this Disclosure Statement.

•	The Creditors’ Committee furnishing a letter supporting the Original Plan;

•	Providing for payment of the Subordinated Notes Indentures Trustee’s reasonable fees and expenses; See Article VII.E of this Disclosure Statement; and

•	Providing for payment of the Convertible Preferred Indenture Trustee’s reasonable fees and expenses. See Article VII.F of this Disclosure Statement.
     4. Solicitation of the Original Plan
     On August 22, 2007, the Debtors filed the Original Plan and Original Disclosure Statement. The Debtors subsequently engaged in weeks of negotiations with their various creditor constituencies and regarding the terms of the Original Plan and Original Disclosure Statement. Those negotiations culminated in a global resolution of various issues among the Debtors, the Creditors’ Committee, and the Senior Notes Indenture Trustee. On September 28, 2007, the Debtors filed a modified Original Plan and a modified Original Disclosure Statement incorporating this global resolution as well as certain other changes and revisions.. On October 3, 2007, the Debtors filed a second modified Original Disclosure Statement incorporating further agreed upon resolutions.
     During the October 3, 2007, hearing on the motion to approve the Original Disclosure Statement, the Bankruptcy Court approved the Original Disclosure Statement subject to certain additional revisions. On October 4, 2007, the Debtors filed a third modified Original Disclosure Statement incorporating the Bankruptcy Court’s required modifications. On October 4, 2007, the Bankruptcy Court entered an order approving the Original Disclosure Statement, as modified, approved the Debtors’ proposed solicitation procedures, and set November 26, 2007, as the hearing date on confirmation of the Original Plan.
     On October 11, 2007, the Debtors commenced the plan solicitation process by sending out a solicitation package to holders of Claims in each voting class. The solicitation package also included a letter from the Creditors’ Committee supporting confirmation of the Original Plan. Holders were required to vote to accept or reject the Original Plan by November 15, 2007. The Original Plan was accepted by overwhelming majorities in every voting class, and the Debtors’ were well on their way toward confirmation. The confirmation hearing originally, set for November 26, 2007, was continued three more times, December 6, December 11, and December 17, 2007, respectively, while the Debtors attempted to secure exit financing on acceptable terms.
     5. The Original Exit Facility
     The Original Plan was predicated on funding from two key sources: (a) the Rights Offering; and (b) the Exit Facility. In addition to the equity funds raised from the Rights Offering, the Original Plan contemplated that the Debtors would have exit financing in place in an amount to repay the Initial DIP Facility, the Second Lien Claims, priority Claims (including tax), as well as the payment of administrative Claims, professionals’ fees, and certain indenture trustees’ fees. The originally proposed exit facility (the “Original Exit Facility”) consisted of approximately $425 million of senior secured bank financing to comprise approximately $300 million of term loan(s) and up to $125 million in the form of revolving credit and letter of credit facilities.
     Beginning shortly after the approval of the Original Disclosure Statement, and solicitation of the Original Plan initiated, the Debtors contacted prospective lenders to solicit proposals regarding a potential exit facility and to conduct negotiations with respect to the terms of the proposals. Because of the deteriorating market conditions in the September through November timeframe, the Debtors were unable to obtain a traditional exit facility commitment letter, and had no other option but to enter into “commercially reasonable best efforts” financing arrangements with Goldman Sachs Credit Partners, L.P). and Barclays Capital (the Investment Banking Division of Barclays Bank Plc). As the credit markets continued to collapse in November and early December 2007, those efforts failed to produce sufficient term loan commitments. The failure to obtain sufficient exit facility commitments forced the Debtors to adjourn the confirmation hearing for the Original Plan.
     6. Initial DIP Facility Amendments
     As discussed above in Article III.B.3, the Debtors sought the Bankruptcy Court’s authority to extend the Initial DIP Facility’s maturity date from December, 31, 2007, while they continued to explore exit financing options. On December 28, 2007, and January 4, 2008, the Bankruptcy Court entered orders approving amendments to the Initial DIP Facility extending the maturity date from December 31, 2007, to January 31, 2008. Once it became apparent that their chapter 11 plan would not be confirmed before year’s end, the Debtors turned their attention away from procuring exit financing to extending the maturity dates until mid-2008. On January 30, 2008, the Bankruptcy Court entered an order approving the DIP Revolver Amendments and the Replacement Intercreditor Agreement on a final basis. On January 30, 2008, the Bankruptcy Court also entered an order approving the Replacement Term DIP Loan on an interim basis, and authorizing the initial borrowing up to an aggregate amount of $170 million (comprised of a $150 million term loan and a $20 million synthetic letter of credit facility). On February 21, 2008, the Bankruptcy Court entered the Final Replacement Term DIP Order approving the Replacement Term DIP Loan.
G. THE REVISED CHAPTER 11 JOINT PLAN OF REORGANIZATION
     1. The Need to Revise the Capital Structure
     In early January 2008, the Debtors recognized that they would need to reduce proposed funded debt levels to facilitate an emergence financing package that could be executed under existing market conditions. The Debtors are intent on securing a much smaller exit facility consisting of approximately $260 million of senior secured bank financing comprised of a First Lien term loan of approximately $150 million and a revolving credit facility of approximately $110 million (including a letter of credit sub-facility of up to $25 million) which is expected to be largely unutilized at exit. Additionally, the Debtors contemplate a New Money Second Lien Loan with a face amount of $100 million.
     2. The 2008 Business Plan
     The Debtors revaluated and updated their 2007 Business Plan to account for actual results and facts on the ground to serve as a foundation to develop a revised chapter 11 plan (the “2008 Business Plan”). The Debtors presented the 2008 Business Plan to the Creditors’ Committee and the Second Lien Group in mid January 2008.
     3. Developing the Revised Plan
     Based upon the 2008 Business Plan and existing market conditions, the Debtors determined to reduce the requisite sources of funding and financing needed to exit from chapter 11. Consequently, this would require an equitization of the Second Lien Obligation instead of paying them off in cash. The Debtors thereafter negotiated extensively with the Second Lien Group and the Creditors’ Committee over the terms of a proposed chapter 11 transaction. This negotiation process culminated in an agreement in principle with both constituencies to support the transactions contemplated by the Revised Plan. Subsequently, the Debtors, Second Lien Group, and the Creditors’ Committee worked to finalize the Revised Plan and memorialize the related agreements.

     On March 7, 2008, the Debtors filed the Revised Plan. On March 10, 2008, the Creditors’ Committee voted to support the Revised Plan.
     4. Settlements Embodied in the Revised Plan
     The settlements to be embodied in the Revised Plan, Organization Documents, and this Disclosure Statement are:
•	New Money Second Lien Loan: Certain existing Second Lien Lenders, Senior Noteholders and other investors (including, but not limited to, any holders of Subordinated Notes or Convertible Preferred Securities willing to invest) will contribute new capital of $80 million in exchange for secured debt, which will have a second lien secured position with a face amount of $100 million.

•	Conversion of the Second Lien Facility Claims: Conversion of all Second Lien Facility Claims into 100% of Convertible Preferred Stock with the following terms:
•	Liquidation preference as of the Effective Date equal to the Second Lien Allowed Claim amount;

•	20% paid-in-kind dividend (“PIK Dividend”);

•	Beginning on the third anniversary of the Effective Date, holders of the Convertible Preferred Stock may elect to convert their Convertible Preferred Stock shares into their pro rata share of 92.5% of the New Common Stock, and thereafter, into New Common Stock based on a percentage reflecting any accrued PIK Dividends through such conversion date since the third anniversary, if the Convertible Preferred Stock were to be converted at its full amount including any accrued PIK Dividends and with no prior redemptions. Such percentage will be proportionately reduced to reflect the actual amounts of the unredeemed Convertible Preferred Stock outstanding, including any accrued PIK Dividends as of the conversion date;

•	Beginning on the fourth anniversary of the Effective Date, the holders of New Common Stock may call the conversion of all outstanding Convertible Preferred Stock; provided, however, that, either (i) the Convertible Preferred Stock must be trading at a level equal to or exceeding 115% of the liquidation preference of the Convertible Preferred Stock on the date on which the conversion is called, or (ii) the number of shares of New Common Stock into which the Convertible Preferred Stock is then convertible, in the aggregate, is trading at a similar valuation;

•	Beginning on the tenth anniversary of the Effective Date, to the extent that the Convertible Preferred Stock remains outstanding, holders representing more than a majority of the Convertible Preferred Stock shall have the right to appoint a majority of the New Board’s directors;

•	At any time prior to the third anniversary of the Effective Date, New Dura may ratably redeem up to 100% of the Convertible Preferred Stock plus accrued PIK Dividends then outstanding; provided, however, that on the date of any such redemption, holders may elect to convert a proportion of their Convertible Preferred Stock shares into New Common Stock shares, which proportion shall be 0% on the Effective Date, 7% on the first anniversary thereof, 14% on the second anniversary thereof and 21% on the third anniversary thereof, respectively, if the Convertible Preferred Stock were to be redeemed in full on those dates; provided, further, however, that proportion of Convertible Preferred Stock that may be so converted shall be adjusted as a function of the amount of Convertible Preferred Stock redeemed, the redemption date and any prior redemptions; and

•	The Special Transactions Committee may initiate a redemption of Convertible Preferred Stock at any time, provided that the post-transaction cost of funds meets certain customary parameters for refinancing indebtedness typically found in an indenture; provided, however, a majority of the entire Board of Directors must approve any redemption using funds from debt senior to the Convertible Preferred Stock if the size of the proposed redemption is less than $112.5 million.

•	Converting Senior Notes Claims into approximately 95% of the New Common Stock;

•	Converting the U.S. Other General Unsecured Claims into approximately 5% of the New Common Stock;

•	The Canadian General Unsecured Claims shall receive, in full and final satisfaction of such Claim, Cash to be distributed pro rata to holders of Allowed Canadian General Unsecured Claims pursuant to the Revised Plan equal to the higher of (a) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Canadian Information Officer’s report dated [___], 2008; or (b) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Liquidation Analysis;

•	Discharge of all other Claims, including Claims arising from the Subordinated Notes and the Convertible Subordinated Debentures, without recovery, and cancellation of all Equity Interests in the Debtors;

•	Corporate Governance: The settlement contemplates the Second Lien Group, Creditors’ Committee, and the Commitment Parties choosing six independent board members as provided in the Revised Plan Supplement, provided that those members are reasonably acceptable to all other major constituencies (as provided in the Revised Plan Supplement), including the Debtors. Additionally, the CEO of New Dura will be a member of the New Dura Board;

•	Special Transactions Committee: The settlement contemplates a special subcommittee of the New Dura Board that is responsible for determining when, if ever, to redeem the Convertible Preferred Stock (the “Special Transactions Committee”). The Special Transactions Committee shall comprise the New Common Members as set forth in the Revised Plan Supplement; and

•	All principal terms of the Original Plan and prior settlements remain unchanged except to conform to changes embodied in the Revised Plan.
     The following chart details the differences in recovery, if any, each class of Claims receives under the Revised Plan versus what they would have received under the Original Plan:

Term	Original Plan		Revised Plan
DIP Claims, Priority Claims, and Administrative Claims	Payment in full	100% recovery	Payment in full	100% recovery

Class 1 Treatment (Other Secured Claims)	Payment in full	100% recovery	Payment in full	100% recovery

Class 2 Treatment (Second Lien Facility Claims)	Payment in full	100% recovery	Conversion of Second Lien Claims into Convertible Preferred Stock	100% recovery

Class 3 Treatment (Senior Notes Claims)	Conversion of Senior Notes Claims into New Common Stock or the cash equivalent thereof	55% recovery	Conversion of Senior Notes Claims into New Common Stock	19% recovery

Class 4 Treatment Subordinated Notes Claims	Discharge	0% recovery	Discharge	0% recovery

Term	Original Plan		Revised Plan
Class 5 Treatment (Other General Unsecured Claims)	Conversion of Other General Unsecured Claims into New Common Stock or the cash equivalent thereof	22% recovery	Conversion of General Unsecured Claims into New Common Stock or the cash equivalent thereof	Class 5A U.S. Other General Unsecured Claims: 8% recovery Class 5B Canadian General Unsecured Claims: [10.5]% recovery7[29]

Class 6 Treatment (Convertible Subordinated Debenture Claims)	Discharge	0% recovery	Discharge	0% recovery

Class 7 Treatment (Section 510 Subordinated Claims)	Discharge	0% recovery	Discharge	0% recovery

Class 8 Treatment (Equity Interests)	Cancellation	0% recovery	Cancellation	0% recovery
IV.
SUMMARY OF THE REVISED CHAPTER 11 JOINT PLAN OF REORGANIZATION
A. THE PURPOSE OF THE REVISED PLAN
     The Debtors compared their prospects as an ongoing business enterprise with the estimated recoveries to creditors in various liquidation scenarios and concluded that the recovery for holders of Allowed Claims would be maximized by continuing to operate as a going concern. The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. Consistent with the liquidation analysis described herein and other analyses prepared by the Debtors and their professionals, the value of the Debtors’ estates would be considerably greater if the Debtors were to continue operating as a going concern instead of liquidating.
     The Debtors have determined that their successful reorganization requires, among other things, deleveraging their balance sheet. The Debtors therefore intend, pursuant to the Revised Plan, to effectuate this deleveraging by converting Second Lien Facility Claims, Senior Notes Claims and certain Other General Unsecured Claims into equity of the Reorganized Debtors to be outstanding on the Effective Date pursuant to the Revised Plan and raising the new money investment.
     The Debtors believe that the Revised Plan maximizes the Debtors’ value. The Debtors also further believe that any alternative to Confirmation of the Revised Plan, such as liquidation or attempts by another party in interest to file a plan of reorganization, would result in significant delays, litigation and additional costs, and ultimately would lower the recoveries for holders of Allowed Claims.
     THE FOLLOWING SECTIONS SUMMARIZE CERTAIN KEY INFORMATION CONTAINED IN THE REVISED PLAN. THIS SUMMARY REFERS TO, AND IS QUALIFIED IN ITS ENTIRETY BY, REFERENCE TO THE REVISED PLAN. THE TERMS OF THE REVISED PLAN WILL GOVERN IN THE EVENT ANY INCONSISTENCY ARISES BETWEEN THIS SUMMARY AND THE REVISED PLAN.

29	See footnote 7.

B. LIMITED SUBSTANTIVE CONSOLIDATION
1.	The Revised Plan Contemplates a Very Limited Substantive Consolidation Solely for Purposes of Efficiently and Effectively Confirming and Consummating the Revised Plan
     The Revised Plan is premised upon “substantively consolidating” the U.S. Debtors, on the terms set forth in Article IV.A of the Revised Plan and discussed above for the limited purposes of confirming and consummating the Revised Plan, primarily to facilitate making distributions to creditors in satisfaction of their Claims.
     Creditors in classes eligible to vote will vote in consolidated classes with notice on the Ballots that the Revised Plan contemplates a limited substantive consolidation.30 The Debtors believe that the Revised Plan, with its contemplated limited substantive consolidation of the Debtors’ estates, is the best option currently available for the Debtors and their creditors as a whole. See Exhibit I attached hereto.

Consolidated Debtor
Group or Debtor Name	Debtors In Group
U.S. Debtors	Adwest Electronics Inc., Atwood Automotive, Inc., Atwood Mobile Products, Inc., Automotive Aviation Partners, LLC, Creation Group Holdings, Inc., Creation Group Transportation, Inc., Creation Group, Inc., Creation Windows, Inc., Creation Windows, LLC, Dura Aircraft Operating Company, LLC, Dura Automotive Systems Cable Operations, Inc., Dura Automotive Systems of Indiana, Inc., Dura Automotive Systems, Inc., Dura Brake Systems, L.L.C., Dura Cables North LLC, Dura Cables South LLC, Dura Fremont L.L.C., Dura Gladwin L.L.C., Dura Global Technologies, Inc., Dura G.P., Dura Mancelona L.L.C., Dura Operating Corp., Dura Services L.L.C., Dura Shifter L.L.C., Dura Spicebright, Inc., Kemberly, Inc., Kemberly, LLC, Mark I Molded Plastics of Tennessee, Inc., Patent Licensing Clearinghouse L.L.C., Spec-Temp, Inc., Trident Automotive, L.L.C., Trident Automotive, L.P., and Universal Tool & Stamping Company, Inc.

Dura Automotive Canada ULC	Non-Consolidated Entity

Dura Automotive Systems (Canada) Ltd.	Non-Consolidated Entity

Dura Canada LP	Non-Consolidated Entity

Dura Holdings ULC	Non-Consolidated Entity

Dura Holdings Canada LP	Non-Consolidated Entity

Dura Ontario Inc.	Non-Consolidated Entity

Dura Operating Canada LP	Non-Consolidated Entity

Trident Automotive Limited.	Non-Consolidated Entity

Trident Automotive Canada Co.	Non-Consolidated Entity

30	In an abundance of caution, Ballots will be clearly marked with the actual Debtor entity against which a creditor’s Claim is pending. This will enable the balloting to be used on a deconsolidated basis in the event that the Bankruptcy Court does not approve the limited substantive consolidation of the Debtors’ estates.

     The Revised Plan contemplates that each and every Claim filed or to be filed in the Chapter 11 Cases against any U.S. Debtor will be considered filed against the consolidated U.S. Debtors and shall be considered one Claim against and obligation of the consolidated U.S. Debtors.
     The Revised Plan also contemplates all guaranties by any of the U.S. Debtors of the obligations of any U.S. Debtor arising prior to the Effective Date being considered eliminated so that any Claim against any U.S. Debtor and any guaranty thereof executed by any other U.S. Debtor and any joint and several liability of any of the U.S. Debtors shall be considered to be one obligation of the deemed consolidated U.S. Debtors.
     Finally, the Revised Plan does not substantively consolidate the Canadian Operating Debtor with any other Debtor. Each of the Other Canadian Debtors will be treated as individual non-consolidated debtors.31
     The proposed substantive consolidation will not affect any liens or other security interests held by prepetition secured Claim holders.
     Substantive consolidation, however, will not affect transfers or commingling of any assets of any of the Debtors, and all assets will continue to be owned by the respective Reorganized Debtors. Substantive consolidation also will not affect the Debtors’ legal and organizational structure or any pre- and post-Petition Date guarantees, liens, and security interests that are required to be maintained.
     Additionally, although the Original Plan called for the Canadian Operating Debtor and Other Canadian Debtors to be substantively consolidated with the U.S. Debtors, all Canadian Debtors’ manufacturing and other operations have now ceased and the Canadian Debtors are no longer obligors or guarantors under the DIP Facilities or any other prepetition debt facility. Further, out of an abundance of caution, given the higher liquidation recovery for Claims against the Canadian Operating Debtor detailed in the Canadian Liquidation Analysis the Debtors determined that it was prudent to classify and treat those Claims holders separately to ensure the “best interests” test was satisfied.
2.	Limited Substantive Consolidation Is Warranted by the Facts and Circumstances of These Chapter 11 Cases
     The Third Circuit Court of Appeals has held that debtors may be substantively consolidated when either: (i) prepetition, the particular debtors disregarded separateness so significantly that their creditors relied on the breakdown of entity borders and treated them as one legal entity (the “Creditor Reliance Standard”); or (ii) postpetition, those debtors’ assets and liabilities are so scrambled that separating them is prohibitive and hurts all creditors (“Creditor Benefit Standard”). In re Owens Corning, 419 F.3d 195, 208 (3d Cir. 2005).
     The Debtors believe that the facts and circumstances in these Chapter 11 Cases strongly favor this Bankruptcy Court substantively consolidating their estates for the limited purposes contemplated by the Revised Plan:
          (a) The Proposed Substantive Consolidation meets the Creditor Reliance Standard
     For purposes of analyzing creditor reliance, characteristics can be separated into two general categories: (a) customers, service providers, vendors and other creditors interacting in the ordinary course of business with a group

31	There are no Claims, other than Intercompany Claims, asserted against the Other Canadian Debtors.

of debtors as a single integrated economic unit; and (b) institutional debt and financing requiring guarantees of a borrower’s obligation from its affiliates. Both of these characteristics are present in these Chapter 11 Cases:
•	Customer and Suppliers Reliance: Both customers, on one hand, and suppliers, service providers and other vendors, on the other, almost without exception treated the Debtors as a single business and did not distinguish between the individual Debtor entities.
•	In many cases, particularly with the Debtors’ larger OEM and Tier 1 customers, the customer will contract with the Debtors and issue purchase orders that are satisfied at several plants owned by different Debtors.

•	The Debtors’ service providers, parts suppliers and vendors similarly look to the Debtors’ consolidated creditworthiness. The Debtors use a single integrated purchasing system that is owned by and operated through Dura Operating Corp. Dura Operating Corp. routinely issues purchase orders from this system to its vendors that list “Dura Automotive Systems” as the Dura counterparty to the purchase order, irrespective of which Debtor entity will ultimately use the products or services being purchased.

•	Dura Operating Corp. also paid the amounts due under these purchase orders using its integrated cash management system — again regardless of the entity using the products or services at issue.

•	Further, due to the Debtors’ actions and public filings institutional investors also relied on the Debtors’ operating as one consolidated whole. The Debtors have consistently held themselves out to investors, taxing authorities and creditors as a single, integrated business through, with only limited exceptions, consolidated public filings, including consolidated tax returns and SEC filings.
•	Institutional Creditors’ Reliance: Institutional creditors also viewed the U.S. Debtors as a whole. All the prepetition institutional debt was guaranteed by all the U.S. Debtors:
•	The U.S. Debtors depended entirely upon Dura Operating Corp. for working capital funding as they had neither access to working capital due to the centralized cash management system (and concomitant centralized bill paying systems) nor any independent borrowing capacity.

•	First Lien Loan Facility.
•	A $175 million facility secured by first priority liens on substantially all of the Debtors’ assets, other than those of the Canadian Debtors, due to adverse tax consequences that occur if foreign subsidiaries guarantee certain obligations. See Treasury Regulation §1.956-2(c).

•	$25 Million sub-facility for the Canadian Debtors, secured by substantially all the Canadian Debtors’ assets.

•	See above at Article I.B.1(a)
•	Second Lien Term Loan.
•	A $225 million dollar facility secured by second priority liens on substantially all of the Debtors’ assets other than those of the Canadian Debtors, due to adverse tax consequences that occur if foreign subsidiaries guarantee certain obligations. See Treasury Regulation §1.956-2(c).

•	See above at Article I.B.1(b).
•	8 5/8% Senior Notes.
•	$400 million in principal amount of unsecured bonds issued by Dura Operating Corp., and jointly and severally guaranteed by all the Debtors other than the Canadian Debtors.

•	See above at Article I.B.2(a).
•	9% Senior Subordinated Notes.
•	$530.6 million principal amount of unsecured bonds issued by Dura Operating Corp., and jointly and severally guaranteed by all the Debtors other than the Canadian Debtors.

•	The Subordinated Notes are contractually subordinated to the 8 5/8% Senior Notes. See Section V.A.

•	See above at Article I.B.2(b).
•	Convertible Subordinated Debentures.
•	$55.25 million in convertible debentures issued by Dura Automotive Systems, Inc.

•	These securities are designed as a replacement for preferred stock issued by Dura Automotive Systems, Inc., and therefore are not jointly and severally guaranteed by any other Debtors or other entities.

•	The Convertible Subordinated Debentures are contractually subordinated to the Subordinated Notes and Senior Notes.

•	See above at Article I.B.2(c).
     As a result, it is clear that creditors relied on the consolidated credit of the U.S. Debtors because their customers, vendors, other suppliers, and institutional creditors all relied on the U.S. Debtors’ credit as a consolidated whole. Therefore, the Debtors are confident that the Bankruptcy Court will approve the limited substantive consolidation proposed by the Revised Plan.
          (b) The Proposed Substantive Consolidation Meets the Creditor Benefit Standard
     The second Owens Corning prong is an internal test that examines whether separating the Debtors postpetition would be so costly that substantively consolidating them would benefit all creditors. In these Chapter 11 Cases, Class 2, Class 3 and Class 5A creditors — the ones whom the Revised Plan’s proposed substantive consolidation would affect — would directly and substantially benefit from the proposed substantive consolidation.
     As described in the preceding section, the Debtors operate as a cohesive, integrated business enterprise, and was relied upon as such by prepetition creditors. Yet the Debtors’ legal entity structure comprises 42 separate legal entities. This prepetition structure was driven by tax, acquisition and other considerations, and does not reflect the Debtors’ day-to-day business operations. The facts and circumstances described in the preceding section show that, absent these considerations, the Debtors would likely operate as a single legal entity. Indeed, this structure is consistent with the economic reality of large public companies, where transaction costs of eliminating acquired subsidiaries causes companies to de-emphasize legal formalities and to continue operating the combined business as if it were a single legal entity.
     As a result, the Revised Plan’s proposed substantive consolidation closely reflects the underlying economic reality that the Debtors operate as a single integrated business than any deconsolidated entity alternative. As a threshold matter, the Reorganized Debtors’ equity value is largely determined by the going concern value of all the Debtors as a consolidated whole. Further, the “plan currency” for satisfying the vast majority of claims against the Debtors is the New Common Stock and the Convertible Preferred Stock and all U.S. Debtors’ creditor recoveries, whether ultimately paid in New Common Stock, Convertible Preferred Stock or in cash, are based upon the Reorganized Debtors’ estimated equity value at the Effective Date. If the Debtors were forced to implement separate plans for each individual Debtor entity, the question immediately arises as to how to allocate value among the various Debtor entities. And there is no way to do that without being highly arbitrary — which would only invite controversy and diminution of value and creditor recoveries. In recognition of it being impossible to realistically disentangle recoveries, the Debtors’ Revised Plan contemplates separate plans with unchanged recoveries if the Bankruptcy Court were to not approve the proposed substantive consolidation. In view of this, the proposed substantive consolidation impacts creditor recoveries when compared to any alternative offering an arbitrary differentiation of Class 5A recoveries and would directly and substantially benefit those creditors. Therefore, the proposed substantive consolidation meets the second prong of the Owens Corning standard as well.
     3. Effect of Bankruptcy Court Approval
     In the event the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the U.S. Debtors’ Estates: (a) the Revised Plan shall be treated as a separate plan of reorganization for each Debtor not substantively consolidated; and (b) the Debtors shall not be required to re solicit votes with respect to the Revised Plan.
     In the event that the Bankruptcy Court does not approve the Debtors’ proposed substantive consolidation, the Debtors reserve the right to request confirmation and consummation of the Revised Plan on a deconsolidated basis. Likewise, the Debtors reserve the right to request confirmation and consummation of the Revised Plan if the Bankruptcy Court approves the substantive consolidation of some, but not all, of the U.S. Debtors.
     If the Bankruptcy Court were not to order substantive consolidation of some or all of the U.S. Debtors, then except as specifically set forth in the Revised Plan: (a) distributions under the Revised Plan on account of Claims or Equity Interests would not be affected; (b) nothing in the Revised Plan or this Disclosure Statement would constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor with which it is not substantively consolidated; (c) Claims against multiple Debtors that are not substantively consolidated would be treated as separate Claims with respect to each Debtor’s estate for all purposes (including, without limitation, distributions and voting), and such Claims shall be administered as provided in the Revised Plan; and (d) the Debtors would not be required to resolicit votes with respect to the Revised Plan.
V.
CLASSIFICATION AND TREATMENT OF CLAIMS
AND EQUITY INTERESTS UNDER THE REVISED PLAN
     The classification and treatment of Claims against and Equity Interests in the various Debtors are set forth in detail in the Revised Plan. A summary is provided below:
A. TREATMENT OF UNCLASSIFIED CLAIMS
     1. Administrative Claims
     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash: (a) on the Effective Date or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (b) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due); (c) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims comprising obligations incurred in the ordinary course of business or otherwise assumed by a Debtor pursuant hereto will be assumed on the Effective Date, and thereafter, paid or performed by the respective Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing any such obligations; provided, further, however, that Administrative Claims do not include Claims filed after the applicable deadline set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court).
     The projected recovery under the Revised Plan for Administrative Claims is 100%.
     2. DIP Facility Claims
     Notwithstanding anything to the contrary herein or in the Revised Plan, on the Effective Date, the Allowed DIP Facility Claims will be paid in full in Cash in accordance with the terms of the DIP Facility, and cash collateral with respect to letters of credit outstanding on the Effective Date shall be provided in accordance with the terms of the DIP Facility, in full and final satisfaction of such Allowed DIP Facility Claims (except those surviving obligations set forth in Article IX.D.4 of the Revised Plan).
     The projected recovery under the Revised Plan for DIP Facility Claims is 100%.
     3. Priority Tax Claims
     On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (a) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; and (c) over a period ending not later than 5 years after the Petition Date.
     Installment Payments: Any installment payments made pursuant to section 1129(a)(9)(C) of the Bankruptcy Code shall be in equal quarterly Cash payments beginning on the first day of the calendar month following the Effective Date, and subsequently on the first day of each third calendar month thereafter, as necessary. The amount of any Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date, and the rights of the holder of such Claim, if any, to payment in respect thereof shall: (a) be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; (b) survive after the Effective Date as if the Chapter 11 Cases had not been commenced; and (c) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, and notwithstanding any other provision of the Revised Plan to the contrary, the Revised Plan shall not alter or otherwise impair the legal, equitable, and contractual rights of any holder of a Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date.
     The projected recovery under the Revised Plan for Priority Tax Claims is 100%.
     4. Other Priority Claims
     On or as soon as practicable after the Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, one of the following treatments, in the sole discretion of the Debtors: (a) full payment in Cash of its Allowed Other Priority Claim; or (b) treatment of its Allowed Other Priority Claim in a manner that leaves such Claim Unimpaired.
     The projected recovery under the Revised Plan for Other Priority Claims is 100%.
B.	SUMMARY OF CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
     1. The following table classifies Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Revised Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Status and Voting Rights
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Voting Rights

Class 1	Other Secured Claims	Unimpaired	Deemed to Accept
Class 2	Second Lien Facility Claims	Impaired	Entitled to Vote
Class 3	Senior Notes Claims	Impaired	Entitled to Vote

Summary of Status and Voting Rights
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Voting Rights

Class 4	Subordinated Notes Claims	Impaired	Deemed to Reject
Class 5	Other General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Convertible Subordinated Debentures Claims	Impaired	Deemed to Reject
Class 7	Section 510 Subordinated Claims	Impaired	Deemed to Reject
Class 8	Equity Interests	Impaired	Deemed to Reject
C. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
1.	Class 1—Other Secured Claims
(a)	Classification: Class 1 consists of Other Secured Claims.

(b)	Treatment: Each holder of an Allowed Other Secured Claim will be placed in a separate subclass, and each subclass will be treated as a separate class for distribution purposes. On or as soon as practicable after the Effective Date, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Claim, in the sole discretion of the Debtors, except to the extent any holder of an Allowed Other Secured Claim agrees to a different treatment, either:
(i)	the collateral securing such Allowed Other Secured Claim;

(ii)	Cash in an amount equal to the value of the collateral securing such Allowed Other Secured Claim; or

(iii)	the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered Unimpaired.
(c)	Voting: Class 1 is Unimpaired, and holders of Other Secured Claims are conclusively deemed to have accepted the Revised Plan. All Other Secured Claims shall be subject to Allowance under the provisions of the Revised Plan, including, but not limited to Article VII of the Revised Plan. As such, holders of Other Secured Claims are not entitled to vote on the Revised Plan.

(d)	The projected recovery under the Revised Plan for Other Secured Claims is 100%.
2.	Class 2—Second Lien Facility Claims
(a)	Classification: Class 2 consists of Second Lien Facility Claims.

(b)	Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Second Lien Facility Claim shall receive in full and final satisfaction of such Claim, its pro rata share of the Second Lien Distribution.

(c)	Voting: Class 2 is Impaired, and holders of Second Lien Facility Claims are entitled to vote to accept or reject the Revised Plan.

(d)	The projected recovery under the Revised Plan for Second Lien Facility Claims is 100%. See Article I.B.1(b) herein for a discussion of Second Lien Facility Claims, and the impact of the Final DIP Order thereon.
3.	Class 3—Senior Notes Claims
(a)	Classification: Class 3 consists of Senior Notes Claims.

(b)	Treatment: On or as soon as practicable after the Effective Date, each holder of a Class 3 Senior Notes Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the Senior Notes Distribution.

(c)	Voting: Class 3 is Impaired, and holders of Senior Notes Claims are entitled to vote to accept or reject the Revised Plan.

(d)	The projected recovery under the Revised Plan for Senior Notes Claims is approximately 19%. The projected recovery under a chapter 7 liquidation for Senior Notes Claims is approximately 4.7%.
4. Class 4—Subordinated Notes Claims
(a)	Classification: Class 4 consists of Subordinated Notes Claims.

(b)	Treatment: Holders of Subordinated Notes Claims shall neither receive nor retain any property under the Revised Plan, pursuant to the Subordinated Notes Indentures, which subordinate their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Subordinated Notes Claims. No distribution paid over to the holders of Allowed Senior Notes Claims pursuant to the subordination provisions of the Subordinated Notes Indentures shall be deemed, in any manner, to have been paid to the Subordinated Notes Indentures Trustee.

(c)	Voting: Class 4 is Impaired, and holders of Subordinated Notes Claims are conclusively deemed to reject the Revised Plan.

(d)	The projected recovery under the Revised Plan for Subordinated Notes Claims is 0%. The projected recovery under a chapter 7 liquidation for Subordinated Notes Claims is 0%.
5. Class 5— Other General Unsecured Claims
(a)	Classification: Class 5 consists of Other General Unsecured Claims.

(b)	Treatment:
(i)	Class 5A—U.S. Other General Unsecured Claims. On or as soon as practicable after the Effective Date, each holder of an Allowed U.S. Other General Unsecured Claims shall receive, in full and final satisfaction of such Claim, its pro rata share of the U.S. Unsecured Creditor Equity Distribution.

(ii)	Class 5B—Canadian General Unsecured Claims: On or as soon as practicable after the Effective Date, each holder of an Allowed Canadian General Unsecured Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the Canadian Creditor Distribution.

(iii)	If an Allowed Claim is filed against both the Canadian Operating Debtor and a U.S. Debtor the holder of such Allowed Claim shall be entitled, in the alternative, to its pro rata share of either: (a) the Canadian Creditor Distribution; or (b) the U.S. Unsecured Creditor Equity Distribution, whichever is higher.
(c)	Voting: Class 5 is Impaired, and holders of Other General Unsecured Claims are entitled to vote to accept or reject the Revised Plan; provided, however, that Other General Unsecured Claims shall be subject to Allowance under the provisions of the Revised Plan, including, but not limited to, Article VII of the Revised Plan.
(d)	The projected recovery under the Revised Plan for the U.S. Other General Unsecured Claims is approximately 8%. The projected recovery under a chapter 7 liquidation for the U.S. Other General Unsecured Claims is approximately 1.9%.

(e)	The projected recovery under the Revised Plan for Canadian General Unsecured Claims32 is approximately [10.5]%. The projected recovery under a chapter 7 liquidation for Canadian General Unsecured Claims is approximately 8.6%.
6. Class 6—Convertible Subordinated Debentures Claims
(a)	Classification: Class 6 consists of Convertible Subordinated Debentures Claims.

(b)	Treatment: Holders of Convertible Subordinated Debentures Claims shall neither receive nor retain any property under the Revised Plan, pursuant to the Convertible Subordinated Indenture, which subordinates their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Convertible Subordinated Debentures Claims. No distribution paid over to the holders of Allowed Senior Notes Claims pursuant to the subordination provisions of the Convertible Subordinated Indenture shall be deemed, in any manner, to have been paid to the Convertible Subordinated Indenture Trustee.

(c)	Voting: Class 6 is Impaired, and holders of Convertible Subordinated Debentures Claims are conclusively deemed to reject the Revised Plan. As such, holders of Convertible Subordinated Debentures Claims are not entitled to vote on the Revised Plan.

(d)	The projected recovery under the Revised Plan for Convertible Subordinated Debentures Claims is 0%. The projected recovery under a chapter 7 liquidation for Convertible Subordinated Debentures Claims is 0%.
7. Class 7—Section 510 Subordinated Claims
(a)	Classification: Class 7 consists of holders of Section 510 Subordinated Claims.

(b)	Treatment: Holders of Section 510 Subordinated Claims shall neither receive nor retain any property under the Revised Plan.

(c)	Voting: Class 7 is Impaired, and holders of Section 510 Subordinated Claims are conclusively deemed to reject the Revised Plan. As such, holders of Section 510 Subordinated Claims are not entitled to vote on the Revised Plan.

(d)	The projected recovery under the Revised Plan for Section 510 Subordinated Claims is 0%. The projected recovery under a chapter 7 liquidation for Section 510 Subordinated Claims is 0%.
8. Class 8—Equity Interests
(a)	Classification: Class 8 consists of Equity Interests.

(b)	Treatment: Holders of Equity Interests shall neither receive nor retain any property under the Revised Plan. Upon the Effective Date, all common stock interests in the Debtors shall be canceled.

(c)	Voting: Class 8 is Impaired, and holders of Equity Interests are conclusively deemed to reject the Revised Plan. As such, holders of Equity Interests are not entitled to vote on the Revised Plan.

(d)	The projected recovery under the Revised Plan for Equity Interests is 0%. The projected recovery under a chapter 7 liquidation for Equity Interests is 0%.

[32]	All unsecured creditors of the Canadian Debtors are creditors of the estate of the Canadian Operating Debtor.

D. SUBORDINATION
     The treatment of Claims (including, but not limited to, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, and Section 510 Subordinated Claims) and Equity Interests conforms to contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.
     1. Subordinated Notes
     The Subordinated Note Indentures provide that the payment of principal of, premium (if any) and interest on the Subordinated Notes is subordinated in right of payment to all senior indebtedness of Dura Operating Corporation, including the payment of the Senior Secured Credit Facilities and the Senior Notes, and the payment of the guaranty of Dura Automotive Systems, Inc., and its U.S. subsidiary guarantors’ respective guarantees of the Senior Secured Credit Facilities and the Senior Notes.
     The Subordinated Note Indentures further provide that, upon any distribution to creditors in a bankruptcy: (a) holders of senior debt are entitled to receive payment in full of obligations in respect of such senior debt (including postpetition interest) before holders of Subordinated Notes are entitled to receive any payments (except that they may receive certain permitted junior securities and payments made from a qualifying defeasance trust); and (b) until all obligations in respect of senior debt are paid, any distribution to which holders of Subordinated Notes would be entitled but for the subordination shall be made directly to the holders of senior debt (except that they may receive certain permitted junior securities and payments made from a qualifying defeasance trust). The permitted junior securities include equity interests and certain subordinated debt securities.
     The Subordinated Note Indentures further provide that in the event that the Subordinated Notes Indentures Trustee or a holder of Subordinated Notes receives a distribution in respect of “Obligations” (as such term is defined in the Subordinated Notes Indentures) in contravention of such subordination, it must hold any such distribution in trust for the benefit of the holders of senior debt, and transfer that distribution over to those holders of senior debt or the appropriate trustee upon written request. See also Article I.B.2(b) herein
     The Declaratory Judgment Action. On September 19, 2007, beneficial holders of $81.5 million in face value of the Subordinated Notes filed a complaint for declaratory judgment (the “Declaratory Judgment Action”) seeking a court judgment declaring that the Original Plan must provide the holders of Subordinated Notes with the option to participate in the Rights Offering and their pro rata share of the Unsecured Creditor Equity Distribution, purportedly pursuant to the terms of each Subordinated Notes Indenture that allow for the receipt of permitted junior securities. On December 7, 2007, the Bankruptcy Court decided the matter in a published opinion that enforces the subordination provisions of the 9% Subordinated Notes Indenture and denying the relief sought in the Declaratory Judgment Action. Based upon that decision, the Subordinated Noteholders are not entitled to any recovery.
     2. Convertible Preferred Securities
          (a) Convertible Trust Guarantees
     Pursuant to Article 6.1 of the Convertible Trust Guarantees (with respect to the preferred securities), Dura Automotive Systems, Inc.’s obligations under its Convertible Trust Guarantees (with respect to the preferred securities) are subordinated and junior in right of payment to its other liabilities, and ranks pari passu with the most senior preferred stock of Dura Automotive Systems, Inc. and any guarantee by Dura Automotive Systems, Inc. of preferred stock of an affiliate. In other words, these guaranty obligations will be payable only when all general unsecured obligations of Dura Automotive Systems, Inc. are paid in full in cash or cash equivalents.
          (b) Convertible Subordinated Debentures
     The Convertible Subordinated Indenture provides that the obligations of Dura Automotive Systems, Inc. under the Convertible Subordinated Debentures are subordinated to, and junior in right of payment in full of, all amounts due and payable in respect of debt of Dura Automotive Systems, Inc. (including the Senior Notes obligations pursuant to Dura Automotive Systems, Inc.’s guarantee thereof), including during bankruptcy proceedings, except for certain enumerated exceptions, including non recourse debt, intercompany debt, debt to employees, tax liabilities, liabilities to trade creditors, and any debt created by an instrument specifically providing that it is not senior to the Convertible Subordinated Debentures or to debt that is itself not senior to the Convertible Subordinated Debentures.
     The Convertible Subordinated Indenture further provides that upon any distribution to creditors in a bankruptcy, holders of senior debt (including, but not limited to, the Senior Notes) are entitled to payment in full of principal and interest on such senior debt before holders of the Convertible Subordinated Debentures are entitled to receive distributions of any kind (except certain previously deposited redemption funds and, potentially, certain equity interests and subordinated debt securities), in which case holders of senior debt are entitled to any distribution which may be payable in respect of the Convertible Subordinated Debentures in the bankruptcy. Further, any distribution received by the Convertible Subordinated Indenture Trustee or holders of Convertible Subordinated Debentures in contravention of such subordination is to be transferred to the holders of senior debt or appropriate trustee. See also Article I.B.2(d) herein.
     3. Subordinated Notes and Convertible Subordinated Debentures Recoveries
     But for the subordination provisions in the Subordinated Notes Indentures and Convertible Subordinated Indenture, the projected recovery for holders of Senior Notes Claims, Subordinated Notes Claims and Convertible Subordinated Debentures Claims would be approximately 8%. Notwithstanding the above-listed projected recoveries, the subordination provisions in the Subordinated Notes Indentures and Convertible Subordinated Indenture provide that these recoveries are in no way deemed to be distributed to or via the Subordinated Notes Indentures Trustee or Convertible Subordinated Indenture Trustee. Due to the aforementioned subordination provisions, however, the total recovery under the Revised Plan for holders of Senior Notes Claims is calculated as follows:

Source	Projected Claims	Projected Recovery	Note
Senior Notes Claims	$418.7 million	$32 million (8% of $418.7 million)	No subordination
+
Subordinated Notes Claims	$560.7 million	$43 million (8% of $560.7 million)	Subordinated to Senior Notes
+
Convertible Subordinated Debentures Claims	$58.3 million	$4 million (8% of $58.3 million)	Subordinated to Senior Notes

Total Recovery for Holders of Senior Notes Claims	$418.7 million	$79 million (19% of $418.7 million)	After including applicable subordinated recoveries
E. SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS
     Except as otherwise provided in the Revised Plan, nothing under the Revised Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.
F. NON-CONSENSUAL CONFIRMATION
     Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Revised Plan by an Impaired Class of Claims . The Debtors reserve the right to seek confirmation of the Revised Plan under section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests. To the extent that any Class votes to reject the Revised Plan, the Debtors further reserve the right to modify the Revised Plan in accordance with Article XI.D of the Revised Plan.
VI.
SUMMARY OF EXIT FINANCING
TO BE ISSUED IN CONNECTION WITH THE REVISED PLAN
     On or prior to the Effective Date, the Reorganized Debtors will enter into definitive documentation with respect to an Exit Credit Facility comprised of a first lien term loan of approximately $150 million and a revolving credit facility of approximately $110 million (including a letter of credit sub-facility of up to $25 million) which is expected to be largely unutilized at exit. Additionally, the Debtors will enter into a New Money Second Lien Loan with certain existing creditors that will provide a second lien secured term loan with a new capital infusion of $80 million and a face amount of $100 million.
     Although the Debtors believe that they will be able to obtain such exit financing on terms reasonably acceptable to them, there can be no assurance that they will ultimately be able to do so. Therefore, there can be no guarantee that the required Exit Credit Facility amount will have been obtained prior to the commencement of the Confirmation Hearing (obtaining a committed financing is a condition precedent to Confirmation). See Article XVIII (“CERTAIN RISK FACTORS AFFECTING THE DEBTORS”.)
VII.
MEANS FOR IMPLEMENTATION OF THE REVISED PLAN
A. CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS, AND MERGERS
     1. On the Effective Date, all assets of each Estate shall vest in the respective Reorganized Debtor, free and clear of all Claims, Equity Interests, liens, charges or other encumbrances except to the extent otherwise provided herein or in the Confirmation Order.
     2. On the Effective Date, pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, New Dura shall, through one or more subsidiaries or affiliated partnerships, and as described in the Revised Plan Supplement, acquire the assets of Dura Automotive Systems, Inc. in a taxable transaction. The Revised Plan Supplement will contain a description of all relevant asset sales and mergers that will occur pursuant to the Revised Plan.
     3. On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall consummate, pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, those sales of property set forth in the Revised Plan Supplement.
     4. On and after the Effective Date, the Reorganized Debtors may engage in any act or activity authorized by the New Organizational Documents, without the Bankruptcy Court’s supervision or approval, and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Revised Plan or Confirmation Order.
     5. On the Effective Date, any provision in any operating agreements, partnership agreements, limited liability company agreements or any other organizational document (as the same may be amended or restated from time to time) of any Debtor or Reorganized Debtor requiring dissolution, liquidation, or withdrawal of a member upon insolvency, bankruptcy or the filing of Chapter 11 Cases:
(a)	is deemed waived and of no further force and effect; and

(b)	any action taken to prevent or revoke such potential dissolution or liquidation by the Debtors or Reorganized Debtors or potential withdrawal of any such Debtors’ or Reorganized Debtors from the applicable limited liability company or partnership is ratified and deemed effective to prevent such dissolution or liquidation; and each such Debtor or Reorganized Debtor shall continue its existence regardless of any such provision
B. TREATMENT OF INTERCOMPANY CLAIMS
     On the Effective Date, the Reorganized Debtors shall, at their sole discretion, reinstate or compromise, as the case may be, Intercompany Claims.

C. CANCELLATION OF SENIOR NOTES, SUBORDINATED NOTES, CONVERTIBLE SUBORDINATED DEBENTURES, AND
     EQUITY INTERESTS
     1. On the Effective Date, except to the extent otherwise provided herein, all notes, stock, instruments, certificates, and other documents evidencing the Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, Convertible Trust Guarantees and Equity Interests shall be canceled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or in any way related thereto shall be discharged.
     2. On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be discharged.
     3. As of the Effective Date, the transfer register or ledger maintained by Senior Notes Indenture Trustee for the Senior Notes shall be closed, and there shall be no further changes in the record holders of any Senior Notes.
     4. As of the Effective Date, the transfer register or ledger maintained by Subordinated Notes Indenture Trustee for the Subordinated Notes shall be closed, and there shall be no further changes in the record holders of any Subordinated Notes.
     5. As of the Effective Date, the transfer register or ledger maintained by Convertible Subordinated Indenture Trustee for the Convertible Preferred Securities shall be closed, and there shall be no further changes in the record holders of any Convertible Preferred Securities.
D. SENIOR NOTES INDENTURE TRUSTEE FEES
     1. Notwithstanding Article IV.D.2 of the Revised Plan, the Senior Notes Indenture shall continue in effect solely: (a) to allow holders of the Senior Notes Claims to receive distributions provided for in the Revised Plan; and (b) to preserve those rights of the Senior Notes Indenture Trustee thereunder (including any right to a lien on property held by the Senior Notes Indenture Trustee) to reasonable compensation and reimbursement for reasonable disbursements, advances and expenses. Compensation and reimbursements payable to the Senior Notes Indenture Trustee shall be paid: (a) within two Business Days of the Effective Date, if invoiced no later than four Business Days prior to the Effective Date (upon which payment any right of the Senior Notes Indenture Trustee under the Senior Notes Indenture to a lien on property it holds shall terminate); and, (b) with regard to reasonable disbursements, advances and expenses incurred in connection with the implementation of the Revised Plan, including the issuance of New Common Stock, within ten Business Days of delivery of an invoice to the Reorganized Debtors.
E. SUBORDINATED NOTES INDENTURES TRUSTEE FEES
     1. On or prior to the Effective Date, the Subordinated Notes Indentures Trustee shall submit to the Debtors, Second Lien Group and Creditors’ Committee its invoices with such documentation as is reasonably necessary (and subject to all applicable privileges) to support payment of the Subordinated Notes Indentures Trustee Fees. Any objection to the Subordinated Notes Indentures Trustee Fees must be delivered in writing, containing reasonable specificity as to the nature of the objected to fees, to each of the Subordinated Notes Indentures Trustee, Debtors, Second Lien Group and Creditors’ Committee within seven Business Days after the submission of such invoice and documentation.
     2. if no such objection is delivered, then the Reorganized Debtors shall as soon as practicable thereafter, subject to the terms of Article IV.D.7 of the Revised Plan, reimburse the Subordinated Notes Indentures Trustee in Cash for the Subordinated Notes Indentures Trustee Fees; provided, however, that in exchange for such payment, the Subordinated Notes Indentures Trustee shall not assert a possessory lien for the same on any distributions provided to and retained by holders of Allowed Class 3 Senior Notes Claims under the Revised Plan; provided, further, however, that the Subordinated Notes Indentures Trustee reserves all other rights or arguments to payment other than asserting a possessory lien on any such distributions, and nothing in Article IV.D.7 of the Revised Plan or elsewhere in the Revised Plan shall affect or diminish those rights.

     3. The Debtors or Reorganized Debtors, as the case may be, the Second Lien Group and the Creditors’ Committee shall not object to that portion of the Subordinated Notes Indentures Trustee Fees that is $1,020,000 or less.
     4. The Debtors or Reorganized Debtors, as the case may be, may not pay that portion of the Subordinated Notes Indentures Trustee Fees to which the Debtors, Second Lien Group or Creditors’ Committee has so objected without either: (i) the consent of each of the Subordinated Notes Indenture Trustee, Second Lien Group and the Creditors’ Committee; or (ii) if such consent is not forthcoming, a further order of the Bankruptcy Court upon a motion by the Subordinated Notes Indentures Trustee.
F. CONVERTIBLE SUBORDINATED INDENTURE TRUSTEE FEES
     1. On or prior to the Effective Date, the Convertible Subordinated Indenture Trustee shall submit to the Debtors, Second Lien Group and the Creditors’ Committee its invoices with such documentation as is reasonably necessary (and subject to all applicable privileges) to support payment of the Convertible Subordinated Indenture Trustee Fees. Any objection to the Convertible Subordinated Indenture Trustee Fees must be delivered in writing, containing reasonable specificity as to the nature of the objected to fees, to each of the Convertible Subordinated Indenture Trustee, Debtors, Second Lien Group and Creditors’ Committee within seven Business Days after the submission of such invoice and documentation.
     2. If no such objection is delivered, then the Reorganized Debtors shall as soon as practicable thereafter, subject to the terms of Article IV.D.8 of the Revised Plan, reimburse the Convertible Subordinated Indenture Trustee in Cash for the Convertible Subordinated Indenture Trustee Fees; provided, however, that in exchange for such payment, the Convertible Subordinated Indenture Trustee shall not assert a possessory lien for the same on any distributions provided to and retained by holders of Allowed Class 3 Senior Notes Claims under the Revised Plan; provided, further, however, that the Convertible Subordinated Indenture Trustee reserves all other rights or arguments to payment other than asserting a possessory lien on any such distributions, and nothing in Article IV.D.8 of the Revised Plan or elsewhere in the Revised Plan shall affect or diminish those rights.
     3. The Debtors or Reorganized Debtors, as the case may be, Second Lien Group and the Creditors’ Committee shall not object to that portion of the Convertible Subordinated Indenture Trustee Fees that is $425,000 or less.
     4. The Debtors or Reorganized Debtors, as the case may be, may not pay that portion of the Convertible Subordinated Indenture Trustee Fees to which the Debtors, Second Lien Group or Creditors’ Committee has so objected without either: (a) the consent of each of the Convertible Subordinated Indenture Trustee, Second Lien Group and the Creditors’ Committee; or (b) if such consent is not forthcoming, a further order of the Bankruptcy Court upon a motion by the Convertible Subordinated Indenture Trustee.
G. ISSUANCE OF NEW SECURITIES
     1. On or immediately after the Effective Date, New Dura shall issue or reserve for issuance all securities required to be issued pursuant hereto.
     2. New Common Stock and Convertible Preferred Stock shall be held through DTC and not distributed in the form of certificated stock.
     3. Securities Registration Exemptions
(a)	The U.S. Unsecured Creditor Equity Distribution and the Second Lien Distribution are exempt from registration under applicable securities law to the maximum extent permitted by section 1145 of the Bankruptcy Code.

(b)	The equity reserved for the Management Equity Incentive Program will be exempt from registration under the Securities Act of 1933 by virtue of section 4(2) thereof or Regulation D promulgated thereunder.
     4. The New Common Stock is subject to dilution by conversion of the Convertible Preferred Stock.

     5. New Dura shall be a publicly reporting company under the Security Exchange Act of 1934, as amended.
H. CREATION OF RETAINED PROFESSIONAL ESCROW ACCOUNT
     On the Effective Date, the Reorganized Debtors shall establish an escrow account, funded and maintained by the Reorganized Debtors, with the amount necessary to ensure the payment of all Accrued Professional Compensation.
I. CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION
     1. Corporate Action
     Prior to, on or after the Effective Date, as applicable, all matters provided for hereunder that would otherwise require approval of the shareholders, members, managers, partners or directors of the Debtors or Reorganized Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date, as applicable, pursuant to applicable state law, including the general corporation law of the state of Delaware, without any requirement of further action by shareholders, members, directors, managers or partners of the Debtors or Reorganized Debtors.
     The Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the securities issued pursuant hereto, including, on the Effective Date, the adoption and filing (as necessary) of the New Organizational Documents, the appointment of directors, officers, managers, members and partners for the Reorganized Debtors, consummation of the New Money Second Lien Loan, consummation of the Exit Credit Facility, and all actions contemplated thereby.
     The New Organizational Documents shall, among other things: (a) authorize the issuance of New Common Stock and Convertible Preferred Stock; and (b) prohibit the issuance of non-voting securities pursuant to section 1123(a)(6) of the Bankruptcy Code.
     2. Directors and Officers of the Reorganized Debtors
     The composition of the New Board shall be set forth in the Revised Plan Supplement.
     The Debtors will disclose in the Revised Plan Supplement, to the extent known: (a) the identity of New Board members; and (b) the nature of any compensation for any member of the New Board who is an “insider” (as that term is defined in section 101(31) of the Bankruptcy Code).
     The directors, managers, officers and members of the remaining Reorganized Debtors shall be appointed by the New Board on the Effective Date. The Debtors’ current management will continue as the management of the Reorganized Debtors, subject to review of the New Board. Each such director, manager, partner, officer and member shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and applicable state corporation law.
J. NEW MONEY SECOND LIEN LOAN, ALTERNATIVE TRANSACTIONS, AND EXIT FINANCING
     1. On the Effective Date, New Dura, as a borrower, and certain of the Reorganized Debtors, as guarantors, will consummate the Exit Credit Facility. See Article VI herein.
     2. On the Effective Date, New Dura, as a borrower, and certain of the Reorganized Debtors, as guarantors, will consummate the New Money Second Lien Loan.
     3. Notwithstanding Article IV.H.2 of the Revised Plan, the Debtors, in the exercise of their fiduciary duties and after consultation with the Second Lien Group and the Creditors’ Committee, may consummate on the Effective Date an alternative transaction that renders the New Money Second Lien Loan, Commitment Letter or Exit

Credit Facility no longer practicable if it: (a) constitutes a higher or better offer; (b) results in more favorable economic or other treatment to holders of General Unsecured Claims or Second Lien Facility Claims; and (c) is approved by the Bankruptcy Court on or prior to the date of entry of the Confirmation Order.
     4. From and after the Effective Date, the Reorganized Debtors shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors, managers or members, as the case may be, of the applicable Reorganized Debtors deem appropriate
VIII.
TREATMENT OF EXECUTORY CONTRACTS,
UNEXPIRED LEASES, AND DEFINED BENEFIT PENSION PLANS
A. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     Any executory contracts and unexpired leases that are listed in the Revised Plan Supplement as executory contracts or unexpired leases to be assumed, or are to be assumed pursuant to the terms hereof, shall be deemed assumed by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
     Any executory contracts and unexpired leases that have not expired by their own terms on or prior to the Effective Date, which the Debtors have not assumed or rejected during the pendency of the Chapter 11 Cases, which are not listed in the Revised Plan Supplement as executory contracts or unexpired leases to be assumed, which are not to be assumed pursuant to the terms hereof, and that are not the subject of a motion pending as of the Effective Date to assume the same, shall be deemed rejected by the Debtors as of immediately prior to the Petition Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
B. CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES
     All proofs of claim arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the earlier of: (1) the date of entry of an order of the Bankruptcy Court approving any such rejection; and (2) the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease for which proofs of claim are not timely filed within that time period will be forever barred from assertion against the Debtors, Reorganized Debtors, Estates, their successors and assigns, and their assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article IX.E and Article IX.F of the Revised Plan.
C. CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED PURSUANT TO THE
     REVISED PLAN
     Any monetary amounts by which any executory contract and unexpired lease to be assumed pursuant to the Revised Plan or otherwise is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on or as soon as practicable after the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding the amount of a cure payment, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or any other matter pertaining to assumption: (1) the Debtors or Reorganized Debtors, as the case may be, retain the right to reject the applicable executory contract or unexpired lease at any time prior to the resolution of the dispute; and (2) cure payments shall only be made following the entry of a Final Order resolving the dispute.

D. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES
     As of the Effective Date, all indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, articles of limited partnership, operating agreements, board resolutions, contracts or otherwise) for the current and former directors, managers, members, officers, employees, attorneys, financial advisors, other professionals and agents of the Debtors and their respective Affiliates shall be deemed to have been assumed by the Reorganized Debtors, and shall survive effectiveness of the Revised Plan.
E. ASSUMPTION OF D&O INSURANCE POLICIES; TAIL COVERAGE
     As of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ unexpired directors’ and officers’ liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired directors’ and officers’ liability insurance policies, which policies shall be listed in the Revised Plan Supplement. Notwithstanding anything to the contrary contained in the Revised Plan, confirmation of the Revised Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the unexpired directors’ and officers’ liability insurance policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Debtors under the Revised Plan as to which no proof of claim need be filed.
     On or before the Effective Date, the Debtors shall obtain sufficient tail coverage for a period of six (6) years under a directors’ and officers’ insurance policy for current and former officers and directors of the Debtors.
F. COMPENSATION AND BENEFIT PROGRAMS; CHANGE OF CONTROL AGREEMENTS
     1. Notwithstanding Article V.A of the Revised Plan, all Compensation and Benefits Programs, except the Pension Plans, which the Reorganized Debtors will continue to sponsor and maintain unless terminated prior to entry of the Confirmation Order, shall be treated as executory contracts under the Revised Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, provided, however, the following Compensation and Benefit Programs shall be deemed rejected as of the Effective Date:
(a)	Compensation and Benefits Programs specifically rejected pursuant to the Revised Plan (to the extent that any such rejection does not violate the Bankruptcy Code, including, but not limited to, sections 1114 and 1129(a)(13) thereof);

(b)	all employee equity or equity based incentive plans;

(c)	Compensation and Benefits Programs listed in the Revised Plan Supplement as executory contracts to be rejected;

(d)	Compensation and Benefits Programs that have previously been rejected; and

(e)	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, are the subject of pending rejection procedures or a motion to reject, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.
     2. Any assumption of Compensation and Benefits Programs pursuant to Article V.F of the Revised Plan shall be deemed effected without regard to the occurrence of the assumption, Effective Date or consummation of any transaction contemplated by the Revised Plan or during the Chapter 11 Cases, without triggering any applicable change of control, immediate vesting, termination, or similar provisions therein (unless a Compensation and Benefits Program counterparty timely objects to the assumption contemplated by Article V.F.2 of the Revised Plan, in which case any such Compensation and Benefits Program shall be deemed rejected as of immediately prior to the Petition Date). No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to Article V.F of the Revised Plan other than those applicable immediately prior to such assumption.

     3. The Compensation and Benefits Programs include certain executive employment agreements with Mr. Lawrence Denton, the Debtors’ Chief Executive Officer, and Ms. Theresa Skotak, the Debtors’ Vice President and Chief Administrative Officer.33
     With respect to Mr. Denton, the Debtors are assuming the following Compensation and Benefits Programs:
(a)	The certain Offer Letter Dated December 23, 2002, from James Futterknecht to Lawrence Denton as amended (the “Denton Employment Agreement”), which provides that Mr. Denton is entitled to receive (i) a base salary of $800,000 per year, and (b) twenty-four months of base salary and health benefits as severance (aggregating approximately $1.84 million) if his employment is terminated by the Company without cause;

(b)	The certain Supplemental Executive Retirement Plan arrangement between Lawrence Denton and Dura Automotive Systems, Inc. and Dura Operating Corp., as set forth in the Dura Automotive Systems, Inc., 2003 Supplemental Executive Retirement Plan, effective as of January 1, 2003 (the “Dura SERP”), and as summarized in that certain letter dated February 10, 2003, from C. Richard Jones and Lawrence Denton (the “Denton SERP”). Pursuant to the Denton SERP, Mr. Denton is entitled to certain annualized benefits based on length of service (multiplied by a factor of two, as provided for in the offer letter), a factor of .75% and his final average compensation. Based upon current actuarial calculations, the accrued lump sum value of the Denton SERP is approximately $437,000 (the “Denton SERP Lump Sum”). As described in subsection (c) below, if Mr. Denton’s employment is terminated under certain circumstances after a change of control, as defined in the Denton Change of Control Agreement (defined below), then he will be entitled to receive, as part of his severance arrangements therein, an amount equal to the Denton SERP Lump Sum plus a lump sum based upon twenty years additional service and without a discount due to commencement of the Denton SERP payments prior to reaching age 65 (the “COC SERP Lump Sum”);34 and

(c)	The certain Change of Control Agreement dated June 16, 2004, between Dura Automotive Systems, Inc., Dura Operating Corp and Lawrence Denton (the “Denton Change of Control Agreement”). The Denton Change of Control Agreement currently provides that, in the event that Mr. Denton’s employment is terminated under certain circumstances within the period of six months before or two years after a change of control, Mr. Denton would receive a lump sum payment of approximately $7.1 million (if his employment terminated in 2008; that amount would be approximately $9.5 million if his employment were terminated in 2009), representing the sum of the following:
(i)	Three times his base salary plus certain benefits;

(ii)	Three times the greater of (x) his average annual incentive compensation over the last two years, or (y) the average of his annual incentive compensation for the prior year and his target annual incentive compensation;

(iii)	Pro rata bonus for year of termination;

(iv)	Certain tax gross-up payments;

[33]	The Debtors are currently in discussions with the Second Lien Group, the Creditors’ Committee and other key creditor constituencies with respect to the terms of certain agreements discussed in this Section F of the Disclosure Statement. The terms of these agreements are subject to change based on the outcome of such discussions.

[34]	For the avoidance of doubt, if the COC SERP Lump Sum is payable under the Denton Change of Control Agreement, then the Denton SERP Lump Sum shall not be paid. Conversely, if Mr. Denton is terminated other than under his Change of Control Agreement, then the Denton SERP Lump Sum shall be payable and the COC SERP Lump Sum would not be payable.

(v)	Continued health and dental insurance coverage for up to 36 months; and

(vi)	The COC SERP Lump Sum.
     With respect to Ms. Skotak, the Debtors are assuming the following Compensation and Benefits Programs:
(a)	The certain Supplemental Executive Retirement Plan arrangement between Theresa Skotak and Dura Automotive Systems, Inc. and Dura Operating Corp., as set forth in the Dura SERP and as summarized in that certain letter dated February 10, 2003, from C. Richard Jones to Theresa Skotak (the “Skotak SERP”, together with the Denton SERP, the “SERP Agreements”). Pursuant to the Skotak SERP, Ms. Skotak receives certain annualized benefits based on length of service and actuarial calculations having a current accrued lump sum value of approximately $113,000. As described in subsection (b) below, if Ms. Skotak is terminated after a change of control, as defined in the Skotak Change of Control Agreement (defined below), she is entitled to a lump sum payment equal to the present value of her accumulated benefits (the “Skotak SERP Lump Sum”);35 and

(b)	The certain Change of Control Agreement dated June 16, 2004, between Dura Automotive Systems, Inc., Dura Operating Corp and Theresa Skotak (the “Skotak Change of Control Agreement”, together with the Denton Change of Control Agreement, the “Change of Control Agreements”). The Skotak Change of Control Agreement provides that, in the event that Ms. Skotak’s employment is terminated under certain circumstances within the period six months before or two years after a change of control, Ms. Skotak would receive a lump sum payment of approximately $1.8 million if her employment were terminated in 2008, representing the sum of the following:
(i)	Three times her base salary plus certain benefits;

(ii)	Three times the greater of (x) her average annual incentive compensation over the last two years, or (y) the average of her annual incentive compensation for the prior year end and her target annual incentive compensation;

(iii)	Pro rata bonus for year of termination;

(iv)	Certain tax gross-up provisions;

(v)	Continued health and dental insurance coverage for up to 36 months; and

(vi)	The Skotak SERP Lump Sum.
     4. Consistent with Article F.2 above, the Revised Plan contemplates that the Change of Control Agreements, the SERP Agreements, and the Denton Employment Agreement will be amended prior to being assumed. Such amendments, which will be fully set forth in the Revised Plan Supplement, are summarized as follows:
(a)	Cap on payments under Change of Control Agreements for Lawrence Denton and Theresa Skotak:
•	Total payments due to Lawrence Denton under the Denton Change of Control Agreement shall in all events not exceed $5.7 million; provided, however, any unpaid Management Incentive Compensation Plan payments (as defined in the Denton Change of Control

[35]	For the avoidance of doubt, if the COC SERP Lump Sum is payable under the Skotak Change of Control Agreement, then the Skotak SERP Lump Sum shall not be paid. Conversely, if Ms. Skotak is terminated other than under her Change of Control Agreement, then the Skotak SERP Lump Sum shall be payable and the COC SERP Lump Sum would not be payable.

Agreement) earned during the year prior to the year in which termination occurs, shall not apply to such cap amount; and

•	Total payments due to Theresa Skotak under the Skotak Change of Control Agreement shall in all events not exceed $1.625 million; provided, however, any unpaid Management Incentive Compensation Plan payments (as defined in the Skotak Change of Control Agreement) earned during the year prior to the year in which termination occurs, shall not apply to such cap amount.
(b)	Change of Control Agreements:
•	The Revised Plan contemplates that the following will not cause or constitute a “change of control” under the Change of Control Agreement: (i) any events occurring between the Petition Date and Effective Date, or (ii) consummation of the Revised Plan;

•	The definition of “change of control” in section 7.4 will be also be modified such that:
•	A “change of control” will not be triggered by the acquisition of securities representing 15% or more of the voting power of the Company’s currently or then outstanding voting securities by any other person or group;

•	A “change of control” will not be triggered if any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of securities representing 15% or more of the voting power of the Company’s currently or then outstanding voting securities;

•	A “change of control” will not be triggered if a record voting date is set for stockholders to vote upon (i) a merger or consolidation of the Company with another corporation in which those persons who are stockholders of the Company immediately before the merger or consolidation are to receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or (iii) the dissolution of the Company;

•	A “change of control” will mean the acquisition of securities representing 50% or more of the voting power of the Company’s currently outstanding voting securities by any other person or group (other than the Company or its subsidiaries); or the consummation of (i) a merger or consolidation of the Company with another corporation in which those persons who are stockholders of the Company immediately before the merger or consolidation are to receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or (iii) the dissolution of the Company and its subsidiaries; and

•	In no event will conversion of the Convertible Preferred Stock constitute a “change of control.”
•	The language regarding the Executive’s good faith determination of job impairment in Section 1.1(c) of the Change in Control Agreements will be modified to require a material diminution in Executive’s duties, the conditions under which such duties are to be performed, or the compensation to be received for performing such services immediately prior to a Change of Control, subject to notice and the opportunity to cure; and

•	Section 2.4 regarding parachute payments will be modified to substitute “cut back” instead of “gross up” if the aggregate parachute payments are less than $100,000 greater than three times the executive’s base amount of the respective annual salary.
(c)	SERP Agreements:
•	The Revised Plan contemplates that the following will not constitute a “change of control” under the SERP Agreements: (i) any events occurring between the Petition Date and Effective Date, or (ii) consummation of the Revised Plan; and

•	The definition of “change of control” in section 2.4 of the SERP Agreements will be also be modified consistent with the Change of Control Agreements on the terms set forth above.
(d)	The Denton Employment Agreement:
•	The Denton Employment Agreement is amended to eliminate Mr. Denton’s right to receive 100,000 shares of restricted stock; and

•	The Denton Employment Agreement is amended to provide for a “Company Sale Incentive” payable upon a one or more sales as part of a coordinated effort that constitute 50% or more of all of the stock or assets of Reorganized Dura (any such transaction being a “Sale of the Company”) on the following terms:
•	Cash payment upon closing of a Sale of the Company; and

•	The “Company Sale Incentive Amount” shall be: (i) $500,000 if the total enterprise value of Reorganized Dura imputed from the Sale of the Company (the “Company Sale TEV”) is less than $495 million through and including the 18-month anniversary of the Effective Date, and shall be $0 thereafter; (ii) $500,000 if the Company Sale TEV is $495 million; (iii) a maximum of $2 million if the company Sale TEV is $895 million or more; (iv) and payable pursuant to the schedule set forth below if the Company Sale TEV is between $498 million and $895 million; provided, however, that if the Company Sale TEV equals an amount not listed below, then the Company Sale Incentive Amount shall be adjusted proportionally based upon the amounts set forth for the respective higher and lower Company Sale TEV amounts.

Company Sale TEV	Company Sale Incentive Amount
($ million)	($ thousand)
495	500
545	750
595	1,000
645	1,125
695	1,250
745	1,438
795	1,625
845	1,813
895	2,000
     The Debtors are not assuming any non-qualified deferred compensation plans except as specifically discussed in this Article. All executive employment arrangements other than those discussed above with respect to Mr. Denton and Ms. Skotak will be rejected by the Debtors pursuant to the Revised Plan.

     5. Notwithstanding anything to the contrary in Article V.F of the Revised Plan, the Reorganized Debtors’ obligations, if any, to pay all “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code) shall continue unless, and to the extent that, any such retiree benefits have been modified in accordance with section 1114 of the Bankruptcy Code.
G. PENSION PLANS
     1. The Pension Benefit Guaranty Corporation (the “PBGC”) asserts that each of the Debtors is either a sponsor or a controlled group member of a sponsor of the following pension plans (excluding any pension plan listed below that has been assumed by a successor to a portion of the business of the Reorganized Debtors on or prior to the Effective Date) (“Pension Plans”) covered by Title IV of ERISA:

Pension Plan	EIN-PN

Dura Master Pension Plan	382961431/001

Dura Automotive Systems, Inc. Mancelona Union-Represented Employees’ Pension Plan	382961431/004

Atwood Mobile Products, Inc. Supplementary Retirement Plan	364334203/005

Dura Retirement Plan For La Grange Bargaining Employees	364334203/024
     Notwithstanding anything to the contrary herein, in the Revised Plan, or in the Revised Plan Supplement, the Reorganized Debtors will continue to sponsor or maintain the Pension Plans subsequent to the Effective Date, subject to the right to terminate one or more of the Pension Plans in a standard termination under 29 U.S.C. § 1341(b), and will make the contributions required by law.
     The PBGC has the authority to initiate termination proceedings, subject to certain statutory criteria, regarding the Pension Plans; if the Pension Plans were to terminate prior to the date of Plan confirmation, certain Claims, including Claims that may be entitled to priority under various Bankruptcy Code provisions, would arise. Notwithstanding anything to the contrary herein, in the Revised Plan, or in the Revised Plan Supplement, in the event that the Pension Plans do not terminate prior to the Confirmation Date, all Claims of, or with respect to, the Pension Plans (including without limitation the contingent Claims of PBGC for unfunded benefit liabilities pursuant to 29 U.S.C. § 1362(b), the contingent Claims of PBGC pursuant to 29 U.S.C. § 1306(a)(7) for termination premiums, and the Claims of PBGC pursuant to 29 U.S.C. § 1362(c) for unpaid contributions owing to the Pension Plans) shall become obligations of the Reorganized Debtors and each member of any controlled group, and shall be unaffected by the confirmation of the Revised Plan, and such Claims shall not be discharged, released, exculpated, enjoined or otherwise affected by these proceedings. Notwithstanding anything to the contrary herein, in the Revised Plan, or in the Revised Plan Supplement, including, without limitation, Article XI of this Disclosure Statement and Article IX of the Revised Plan, there shall be no discharge, exculpation or release in favor of any Reorganized Debtors, controlled group members or other persons or entities or their property with respect to any fiduciary Claims under the Employee Retirement Income Security Act of 1974 (as amended), any Claims with respect to the Pension Plans, or any Claims asserted by the PBGC, and there shall be no injunction against the assertion of any such Claims.
     In the event of termination of one or more of the Pension Plans subsequent to the Confirmation Date, the Reorganized Debtors, and each member of any controlled group, may be liable to PBGC for various Claims including without limitation any unfunded benefit liabilities under 29 U.S.C. § 1362(b), any unpaid contributions under 29 U.S.C. § 1362(c), and any premiums owed under 29 U.S.C. § 1306(a)(7).
     2. The Revised Plan Supplement will contain a non-exclusive list of Compensation and Benefits Programs to be assumed pursuant to Article V.F. of the Revised Plan.

H. COLLECTIVE BARGAINING AGREEMENTS
     Notwithstanding Article V.A of the Revised Plan, all unexpired collective bargaining agreements shall be treated as executory contracts under the Revised Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for collective bargaining agreements: (1) specifically assumed and assigned pursuant to an order of the Bankruptcy Court; (2) as of the entry of the Confirmation Order, are the subject of pending assumption or rejection procedures or a motion to assume or reject; or (3) as of the entry of the Confirmation Order, are the subject of pending settlement proceedings or a motion to authorize a settlement.
I. WORKERS’ COMPENSATION PROGRAMS
     As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (1) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All proofs of Claim on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Revised Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, however, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.
IX.
PROVISIONS GOVERNING DISTRIBUTIONS
A. DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE
     Except as otherwise provided in the Revised Plan or as may be ordered by the Bankruptcy Court, the Debtors, or the Reorganized Debtors, as the case may be, shall make distributions on the Effective Date or as soon as reasonably practicable thereafter on account of all Allowed Claims that are entitled to receive distributions under the Revised Plan, and shall make further distributions to holders of Claims that subsequently are determined to be Allowed Claims, provided, however, that Allowed DIP Facility Claims shall be paid in Cash, in full, on or prior to the Effective Date. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Common Stock and Convertible Preferred Stock to be issued under the Revised Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated or distributed.
B. PRO RATA DISTRIBUTIONS
     Distributions allocated on a pro rata basis shall be calculated based solely on Allowed Claims.
C. DELIVERY OF DISTRIBUTIONS
     1. Delivery of Distributions
(a)	Distributions to holders of Allowed Claims, other than Allowed Canadian General Unsecured Claims, shall be made through DTC to the Nominee of the holder of such Claim as of the Effective Date; provided, however, that the manner of such distributions shall be determined at the reasonable discretion of the Debtors or Reorganized Debtors, as the case may be.

(b)	For distribution delivery purposes only, the Debtors shall identify the Nominee for holders of Allowed Other General Unsecured Claims and Second Lien Facility Claims in the Revised Plan Supplement.

(c)	The Claims and Solicitation Agent shall make all distributions of Cash to holders of Allowed Canadian General Unsecured Claims.
2.	Address of Record
     The address of the holder of a Claim shall be, for purposes of distributions made pursuant to the Revised Plan, the address set forth in any proof of Claim filed by such holder, or, in the absence of such a proof of Claim, the address set forth in the Debtors’ or Reorganized Debtors’ books and records.
3.	Undeliverable Distributions
(a)	Holding of Certain Undeliverable Distributions
     If any distribution to a holder of an Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtors are notified in writing of such holder’s then current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VI.C.3(b) of the Revised Plan, until such time as any such distributions become deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, the Reorganized Debtors shall make all distributions that become deliverable.
(b)	Failure to Claim Undeliverable Distributions
     In an effort to ensure that all holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors will file with the Bankruptcy Court sixty (60) days after the Effective Date a listing of the holders of undeliverable distributions. This list will be maintained for as long as the bankruptcy case stays open. Any holder of an Allowed Claim, irrespective of when a Claim became an Allowed Claim, that does not assert a Claim pursuant hereto for an undeliverable distribution (regardless of when not deliverable) within the later of (i) one (1) year after the Effective Date, and (ii) sixty (60) days after the date such Claim becomes an Allowed Claim, shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Common Stock or Convertible Preferred Stock reserved for issuance on account of such Claims shall be canceled and of no further force or effect. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.
4.	Distributions Withheld for Disputed Claims
     The Debtors shall reserve Cash or New Common Stock, as applicable, from distributions to holders of Allowed Senior Notes Claims and Allowed Other General Unsecured Claims equal to the distributions to which holders of Disputed Other General Unsecured Claims would be entitled if such Disputed Other General Unsecured Claims become Allowed Claims.
5.	Compliance with Tax Requirements/Allocations
     In connection with the Revised Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. For tax purposes, distributions received by holders in full or partial satisfaction of Allowed Claims will be allocated first to unpaid interest that accrued on such Claims, with any excess allocated to the principal amount of Allowed Claims.
D.	TIMING OF DISTRIBUTIONS
     Distributions shall be made on the dates set forth in Article II, Article III, and Article VII of the Revised Plan.

E.	MINIMUM DISTRIBUTION
     Any other provision of the Revised Plan notwithstanding, the Debtors or Reorganized Debtors, as the case may be, will not be required to make distributions of Cash, New Common Stock or Convertible Preferred Stock less than $50 in value, and each such Claim to which this limitation applies shall be discharged pursuant to Article IX.E of the Revised Plan, and its holder forever barred pursuant to Article IX.F of the Revised Plan from asserting that Claim against the Reorganized Debtors or their property.
F.	SETOFFS
     The Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.
X.
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT
AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS
A.	RESOLUTION OF DISPUTED CLAIMS
1.	Prosecution of Claims Objections and Required New Board Approvals
     The Debtors, prior to the Effective Date, and thereafter the Reorganized Debtors, shall have the exclusive authority to file objections on or before the Claims Objection Bar Date, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise, and to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code or any other authority. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Cause of Action or Claim without any further notice to or approval of the Bankruptcy Court.
     No Disputed Other General Unsecured Claim of $100,000 or more shall be settled or compromised by the Reorganized Debtors without the specific approval of the New Board.
2.	Claims Estimation
     The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.
3.	Payments and Distributions on Disputed Claims
     Notwithstanding any provision herein to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a

Disputed Claim until the resolution of any such disputes by settlement or Final Order. On the date or, if such date is not a Business Day, on the next successive Business Day that is twenty (20) calendar days after the end of the calendar quarter in which a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all payments and distributions to which that holder is then entitled under the Revised Plan. Notwithstanding the foregoing, any holder of both an Allowed Claim and a Disputed Claim in the same Class of Claims will not receive payment or distribution in satisfaction of any such Allowed Claim, except as otherwise agreed by the Reorganized Debtors in their sole discretion or ordered by the Bankruptcy Court, until all such Disputed Claims are resolved by settlement or Final Order. In the event that there are Claims that require adjudication or other resolution, the Debtors and Reorganized Debtors reserve the right to, or shall upon an order of the Bankruptcy Court, establish appropriate reserves for potential payment of any such Claims.
B.	CLAIMS ALLOWANCE
     Except as expressly provided herein or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Revised Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Revised Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors will have and shall retain after the Effective Date any and all rights and defenses that the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed disallowed as of the Effective Date unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be.
C.	ALLOWED CLAIMS
     Entry of the Confirmation Order shall deem, for all purposes in the Chapter 11 Cases: (1) DIP Facility Claims to be Allowed DIP Facility Claims in the then outstanding amount due and owing under each DIP Facility as of the Effective Date, including, without limitation, all Obligations as such term is defined in each DIP Facility and shall include the principal of, interest on, fees and other charges owing in respect of such amounts (including without limitation, all indemnity claims not yet due and owing, all reasonable attorneys’, accountants, financial advisors’ and other fees and expenses that are chargeable or reimbursable under each DIP Facility) and Obligations in respect of letters of credit, if any, pursuant to the Final DIP Orders, as of the Effective Date; (2) Second Lien Facility Claims to be Allowed Second Lien Facility Claims in the amount of $228.1 million;36 (3) Senior Notes Claims to be Allowed Senior Notes Claims in the amount of $418.7 million; (4) Subordinated Notes Claims to be Allowed Subordinated Notes Claims in the amount of $560.7 million; and (5) Convertible Subordinated Debentures Claims to be Allowed Convertible Subordinated Debentures Claims in the amount of $58.3 million. Notwithstanding anything else in the Revised Plan to the contrary, the professional fees and expenses of the advisors to the Second Lien Group shall continue to be paid in full, in cash as provided in the Final DIP Orders.
XI.
CONDITIONS PRECEDENT TO
EFFECTIVE DATE OF THE REVISED PLAN
A.	CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE REVISED PLAN
     The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with Article VIII.B of the Revised Plan.
     1. The New Organizational Documents shall have been, as applicable: (a) delivered or tendered for delivery; (b) executed; (c) consummated; and/or (d) filed.

[36]	See footnote 5.

     2. The New Board shall have been appointed in accordance with Article IV.G.2(a) of the Revised Plan.
     3. The New Money Second Lien Loan shall have been consummated.
     4. The Exit Credit Facility shall have been consummated.
     5. The Canadian Recognition Order shall have been issued; provided, however, that entry of the Canadian Recognition Order shall only be a condition to the Effective Date with regard to those Debtors incorporated, formed or otherwise organized under Canadian law.
B. WAIVER OF CONDITIONS
     The Debtors may, at any time, with the consent of the Creditors’ Committee and the Second Lien Group, which consent shall not be unreasonably withheld, waive any of the conditions to the Effective Date set forth in Article VIII.A of the Revised Plan without notice to or order of the Bankruptcy Court.
C.	NON-OCCURRENCE OF CONDITIONS
     If the Effective Date does not occur on or before August 31, 2008, or such other later date as the Debtors, in consultation with the Creditors’ Committee and Second Lien Group may determine upon notice to the Bankruptcy Court, the Revised Plan shall be null and void in all respects, and nothing contained in the Revised Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Cause of Action or Claim; (2) constitute an admission, acknowledgment, offer or undertaking in any respect by any party, including the Debtors; or (3) otherwise prejudice in any manner the rights of any party, including the Debtors.
XII.
RELEASE, INJUNCTIVE AND RELATED PROVISIONS
A.	COMPROMISE AND SETTLEMENT
     Pursuant to section 363 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, and in consideration for the distributions and other benefits provided pursuant to the Revised Plan, the provisions of the Revised Plan shall constitute a good faith compromise of all Claims and Equity Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Equity Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable, and in the best interests of the Debtors, Estates, and holders of Claims and Equity Interests.
B.	RELEASES
     1. Releases by the Debtors. Notwithstanding anything contained in the Revised Plan to the contrary, as of the Effective Date, for the good and valuable consideration provided by each of the Releasees, including, but not limited to: (a) the discharge of debt and all other good and valuable consideration paid pursuant to the Revised Plan or otherwise; and (b) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the restructuring contemplated by the Revised Plan, and in view of the indemnification pursuant to Article V.D of the Revised Plan; each of the Debtors hereby provides a full discharge and release to the Releasees (and each such Releasee so released shall be deemed released and discharged by the Debtors) and their respective properties from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors or the Reorganized Debtors would have been legally entitled to assert (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or Estates and further including those in any way related to the Commitment Letter, Exit Facility,

New Money Second Lien Loans, New Organizational Documents, Chapter 11 Cases, the Original Plan or the Revised Plan; provided, however, that the foregoing provisions of this Article IX.B.1 of the Revised Plan shall not operate to waive or release from any Causes of Action expressly set forth in and preserved by the Revised Plan or Revised Plan Supplement or any defenses thereto; provided, further, however that the foregoing provisions of this Article IX.B.1 of the Revised Plan shall not operate to waive or release any Causes of Action accrued by the Debtors in the ordinary course of business against holders of Other General Unsecured Claims.
     2. Third Party Release. Notwithstanding anything contained in the Revised Plan to the contrary, as of the Effective Date, the Releasing Parties hereby provide a full discharge and release (and each Entity so released shall be deemed released by the Releasing Parties) to the Releasees and each of their respective Representatives (each of the foregoing in its individual capacity as such), and their respective property from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those in any way related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Revised Plan, Original Plan, Disclosure Statement, Commitment Letter, New Organizational Documents, New Money Second Lien Loan, Exit Credit Facility or any other contract, instrument, release or other agreement or document created or entered into in connection with the Revised Plan, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing provisions of this Article IX.B.2 of the Revised Plan shall not operate to waive or release any of the Claims, Causes of Action or other obligations expressly set forth in and preserved by the Revised Plan or Revised Plan Supplement or any defenses thereto; provided, further, however, that the foregoing provisions of this Article IX.B.2 of the Revised Plan shall not operate to waive or release any Allowed Claims of Releasing Parties treated under the Revised Plan.
     3. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases set forth in Article IX.B of the Revised Plan pursuant to Rule 9019 of the Bankruptcy Rules and its finding that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action thereby released; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable, and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Debtors, Reorganized Debtors or Releasing Parties asserting any Claim or Cause of Action thereby released.
C.	EXCULPATION
     Notwithstanding anything contained in the Revised Plan to the contrary, the Exculpated Parties shall neither have nor incur any liability to any Entity for any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors or the Reorganized Debtors would have been legally entitled to assert (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or Estates and further including those in any way related to the Commitment Letters, New Organizational Documents, Chapter 11 Cases, the Original Plan, or the Revised Plan arising on or after the Petition Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Revised Plan, New Money Second Lien Loan, Exit Credit Facility, the Disclosure Statement, New Organizational Documents, Commitment Letters, DIP Facility, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Revised Plan, Original Plan or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing provisions of this Article IX.C of the Revised Plan shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, however that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents; provided, further, however that the foregoing provisions of this Article IX.C of the Revised Plan shall not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Revised Plan or Revised Plan Supplement or any defenses thereto.
D.	PRESERVATION OF RIGHTS OF ACTION
1.	Vesting of Causes of Action
     Except as otherwise provided in the Revised Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtors may hold against any Entity shall vest upon the Effective Date in the Reorganized Debtors.
     Except as otherwise provided in the Revised Plan or Confirmation Order, after the Effective Date, the Reorganized Debtors shall have the exclusive right to institute, prosecute, abandon, settle, or compromise any Causes of Action, in their sole discretion and without further order of the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases provided, however, no Cause of Action of $100,000 or more shall be settled or compromised by the Reorganized Debtors without the specific approval of the New Board.
     Causes of Action and any recoveries therefrom shall remain the sole property of the Debtors and Reorganized Debtors, as the case may be, and holders of Claims shall have no right to any such recovery.
2.	Preservation of All Causes of Action Not Expressly Settled or Released
     Unless a Cause of Action against a holder or other Entity is expressly waived, relinquished, released, compromised or settled in the Revised Plan or any Final Order (including the Confirmation Order), the Debtors expressly reserve such Cause of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action not specifically identified or described in the Revised Plan Supplement or elsewhere or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on this Disclosure Statement, Revised Plan or Confirmation Order, except where such Causes of Action have been released in the Revised Plan (including, without limitation, and for the avoidance of doubt, the releases by the Debtors contained in Article IX.B.1 of the Revised Plan) or any other final order of the Bankruptcy Court (including the Confirmation Order). In addition, the Debtors and Reorganized Debtors expressly reserve the right to pursue or adopt any Claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.
     Subject to the immediately preceding paragraph, any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that any such obligation, transfer, or transaction may be reviewed by the Reorganized Debtors subsequent to the Effective Date and may be the subject of an action after the Effective Date, regardless of whether: (i) such Entity has filed a proof of claim against the Debtors in the Chapter 11 Cases; (ii) the Debtors or Reorganized Debtors have objected to any such Entity’s proof of claim; (iii) any such Entity’s Claim was included in the Debtors’ Schedules; (iv) the Debtors or Reorganized Debtors have objected to any such Entity’s scheduled Claim; or (v) any such Entity’s scheduled Claim has been identified by the Debtors or Reorganized Debtors as disputed, contingent, or unliquidated.
3.	Potential Second Lien Litigation
     After the Effective Date: (a) the Debtors and Reorganized Debtors may not pursue the Second Lien Litigation; (b) any Cause of Action arising from or related to the Second Lien Litigation shall be relinquished, released and discharged; and (c) no other Entity, including, but not limited to, the Creditors’ Committee, Senior Notes Indenture Trustee, Subordinated Notes Indentures Trustee, Convertible Subordinated Indenture Trustee, and any holders of Claims, may maintain any action based on the Second Lien Litigation.
4.	Surviving Post Effective Date DIP Facility Obligations
     After the Effective Date, those obligations and agreements of the Debtors that expressly survive payment of the “Loans” and/or termination of “Commitments” set forth in Section 10.9 of the “Replacement Term DIP Agreement” and Section 10.9 of the “Postpetition Revolving Credit Agreement” (as each of those terms is defined in the Final DIP Orders) shall be unsecured obligations and agreements solely of the Reorganized Debtors. All such surviving obligations and agreements, for purposes of Article IX.B.2 of the Revised Plan and Article IX.C of the Revised Plan, are deemed to be expressly set forth and preserved, and no provision of Article IX.F of the Revised Plan shall enjoin or limit the enforcement thereof by any DIP Lender. Nothing herein shall prevent any DIP Lender from seeking an injunction from the Bankruptcy Court to enforce the terms of the Revised Plan.
E.	DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS
     Except as otherwise provided herein, and irrespective of any prior orders of this or any other court of competent jurisdiction, on the Effective Date, and effective as of the Effective Date: (1) the rights afforded in the Revised Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and Debtors in Possession, or any of their assets, property or Estates; (2) the Revised Plan shall bind all holders of Claims and Equity Interests, regardless of whether any such holders failed to vote to accept or reject the Revised Plan or voted to reject the Revised Plan; and (3) all Claims against and Equity Interests in the Debtors and Debtors in Possession shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code; provided, however, that nothing in this Revised Plan shall discharge any liabilities of the Debtors, or Reorganized Debtors, as the case may be, arising after the entry of the Confirmation Order or that is not otherwise a claim within the meaning of section 101(5) of the Bankruptcy Code, nor shall the Revised Plan preclude a governmental entity from asserting any such liabilities against the Reorganized Debtors; provided, further, however, that nothing in the Revised Plan shall discharge any liability to a governmental entity under applicable environmental laws that a Reorganized Debtor or any other Entity may have as the owner or operator of real property on and after the entry of the Confirmation Order.
F. INJUNCTION
     1. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Debtors or Reorganized Debtors, their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Revised Plan or the Confirmation Order.
     2. Except as otherwise expressly provided for in the Revised Plan or in obligations issued pursuant to the Revised Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Debtors, Debtors in Possession, Estates, Reorganized Debtors, their successors and assigns, and their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.
     3. The rights afforded in the Revised Plan and the treatment of all Claims and Equity Interests in the Revised Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their assets or properties. On the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied and released in full.

     4. Except as otherwise expressly provided for in the Revised Plan or in obligations issued pursuant to the Revised Plan, all Parties and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released hereby, from:
(a)	commencing or continuing in any manner any action or other proceeding of any kind against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;

(b)	enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;

(c)	creating, perfecting, or enforcing any encumbrance of any kind against any Debtor or any Reorganized Debtor or the property or estate of any Debtor or any Reorganized Debtor;

(d)	asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or any Reorganized Debtor or against the property or estate of any the Debtors or any of Reorganized Debtors, except to the extent a right to setoff, recoupment or subrogation is asserted with respect to a timely filed proof of claim; or

(e)	commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled hereunder.
XIII.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Revised Plan as is legally permissible, including, but not limited to, jurisdiction to:
     1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;
     2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Revised Plan, for periods ending on or before the Effective Date;
     3. resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom including those matters related to any amendment to the Revised Plan after the Effective Date pursuant to Article XI.D of the Revised Plan adding executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed;
     4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Revised Plan;
     5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however, that the Reorganized Debtors shall reserve the right to commence actions in all appropriate jurisdictions;

     6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Revised Plan, the New Organizational Documents and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Revised Plan, Revised Plan Supplement or the Disclosure Statement;
     7. resolve any cases, controversies, suits or disputes that may arise in connection with the Effective Date, interpretation or enforcement of the Revised Plan or any Entity’s obligations incurred in connection with the Revised Plan;
     8. resolve and determine any future indemnification claims of the DIP Lenders and DIP Agents, if any,
     9. issue injunctions, enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the Effective Date or enforcement of the Revised Plan, except as otherwise provided in the Revised Plan;
     10. enforce the “Compromise and Settlement” provision set forth in Article IX.A of the Revised Plan, the “Third-Party Release” provision set forth in Article IX.B.2 of the Revised Plan, and the “Exculpation” provision set forth in Article IX.C of the Revised Plan;
     11. enforce the “Injunction” set forth in Article IX.F of the Revised Plan;
     12. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article IX the Revised Plan, and enter such orders as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;
     13. enter and implement such orders as necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;
     14. resolve any other matters that may arise in connection with or relate to the Revised Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Revised Plan or the Disclosure Statement; and
     15. enter an order and/or a final decree as contemplated in Rule 3022 of the Bankruptcy Rules concluding the Chapter 11 Cases.
XIV.
MISCELLANEOUS PROVISIONS
A.	DISSOLUTION OF CREDITORS’ COMMITTEE
     The Creditors’ Committee shall continue in existence until the Effective Date, shall continue to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.
     On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be deemed released of all of their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Revised Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents shall terminate except as provided in Article XI.A.3 of the Revised Plan.
     Notwithstanding anything contained in Article XI of the Revised Plan, the Creditors’ Committee shall continue to have standing and a right to be heard with respect to: (a) claims for Accrued Professional Compensation of all Retained Professionals; (b) any appeals of the Confirmation Order; and (c) any adversary proceedings or contested matters pending as of the Effective Date to which it is a party. All reasonable fees and expenses incurred therein shall be paid by the Debtors or Reorganized Debtors, as applicable, without further order of the Bankruptcy Court.

B.	POST-CONFIRMATION, PRE-EFFECTIVE DATE PROFESSIONALS’ FEES AND FINAL FEE APPLICATIONS
     The Debtors or Reorganized Debtors, as the case may be, may pay reasonable, documented fees of Retained Professionals incurred after the entry of the Confirmation Order, and prior to the Effective Date, without further order of the Bankruptcy Court.
     The deadline for submission by Retained Professionals of applications for Bankruptcy Court approval of Accrued Professional Compensation shall be sixty (60) days after the Effective Date, and all such applications shall be subject, to the extent applicable, to the procedures set forth in the Fee Auditor Order, dated December 22, 2006.
C.	PAYMENT OF STATUTORY FEES
     All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid prior to the closing of the Chapter 11 Cases on the earlier of when due or the Effective Date, or as soon thereafter as practicable.
D.	MODIFICATION OF REVISED PLAN
     Subject to the limitations contained in the Revised Plan: (1) the Debtors reserve the right, in consultation with the Second Lien Group and the Creditors’ Committee, accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Revised Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, in consultation with the Second Lien Group and the Creditors’ Committee, and upon order of the Bankruptcy Court, amend or modify the Revised Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Revised Plan in such manner as may be necessary to carry out the purpose and intent of the Revised Plan.
E.	REVOCATION OF REVISED PLAN
     The Debtors reserve the right, in consultation with the Second Lien Group and the Creditors’ Committee, to revoke or withdraw the Revised Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Revised Plan, or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Revised Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Revised Plan, assumption or rejection of executory contracts or leases effected by the Revised Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Revised Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.
F.	SUCCESSORS AND ASSIGNS
     The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.
G.	GOVERNING LAW
     Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflict of laws thereof.
H.	RESERVATION OF RIGHTS
     Except as expressly set forth herein, the Revised Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Revised Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any Entity with respect to the Revised Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the holders of Claims or Equity Interests or other parties in interest; or (2) any holder of a Claim or other party in interest prior to the Effective Date.
I.	SECTION 1146 EXEMPTION
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.
J.	SECTION 1125(E) GOOD FAITH COMPLIANCE
     The Debtors, Reorganized Debtors, Commitment Parties, Second Lien Group, Creditors’ Committee, Canadian Information Officer, and each of their respective Representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.
K.	FURTHER ASSURANCES
     The Debtors, Reorganized Debtors, all holders of Claims receiving distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Revised Plan or the Confirmation Order.
L.	FILING OF ADDITIONAL DOCUMENTS
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Revised Plan.
M.	NO STAY OF CONFIRMATION ORDER
     The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Rules 3020(e) and 7062 of the Bankruptcy Rules.
N.	AID AND RECOGNITION
     The Debtors or Reorganized Debtors, as the case may be, shall, as needed to effect the terms hereof, request the aid and recognition of any court or judicial, regulatory or administrative body in any province or territory of Canada or any other nation or state.
XV.
VALUATION ANALYSIS AND FINANCIAL PROJECTIONS
A.	VALUATION OF THE REORGANIZED DEBTORS.
1.	Introduction.
     In conjunction with formulating the Revised Plan, the Debtors have determined that it is appropriate to estimate the Reorganized Debtors’ going concern value post-confirmation. The Debtors have directed Miller Buckfire to prepare such a valuation.

2.	Valuation.
     Miller Buckfire estimates the total enterprise value of the Reorganized Debtors to be between approximately $440 million and $550 million, with a mid-point of approximately $495 million, as of an assumed Effective Date of May 31, 2008. The range of total equity value, which takes into account the total enterprise value less estimated net debt outstanding as of an assumed Effective Date of May 31, 2008, was estimated by Miller Buckfire to be between approximately $257 million and $367 million, with a mid-point of approximately $312 million. In order to calculate the estimated value of common equity, Miller Buckfire deducted Convertible Preferred Stock at its liquidation preference as of the Effective Date of approximately $228 million from total equity value. The range of common equity value was estimated by Miller Buckfire to be between approximately $29 million and $139 million, with a mid-point of approximately $84 million. The values are based upon information available to, and analyses undertaken by, Miller Buckfire as of March 2008. This estimated total enterprise value reflects, among other factors discussed below, the Debtors’ income statements and balance sheets, current financial market conditions and the inherent uncertainty today as to the achievement of the Debtors’ financial projections prepared by the Debtors and AlixPartners and more fully set forth in Article XV.B of this Disclosure Statement and Exhibit H attached hereto.
     The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the financial projections, the amount of available cash, market conditions and the Revised Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. The estimates of value represent hypothetical enterprise values of the Reorganized Debtors as the continuing operator of its business and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Revised Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Revised Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.
     In preparing the estimated total enterprise value, Miller Buckfire: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) met with certain members of senior management of the Debtors to discuss the Debtors’ operations and future prospects; (c) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (d) considered certain economic and industry information relevant to the Debtors’ operating businesses; (e) reviewed certain analyses prepared by other firms retained by the Debtors; and (f) conducted such other analyses as Miller Buckfire deemed appropriate. Although Miller Buckfire conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plans, Miller Buckfire relied on the accuracy and completeness of all: (a) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (b) publicly available information. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.
     In performing its analysis, Miller Buckfire used the discounted cash flow and comparable public companies trading multiples methodologies. The valuation multiples and discount rates used by Miller Buckfire to arrive at the going concern value of the Debtors’ business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Debtors and general capital market conditions. In selecting such comparable companies, Miller Buckfire considered factors such as the nature of the comparable companies’ businesses, assets and capital structures, as well as such companies’ current and projected operating performance relative to the Debtors.
     An estimate of total enterprise value is not entirely mathematical, but rather involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Miller Buckfire, nor any other person assumes responsibility for their accuracy, but the Debtors believe the estimates have been prepared in good faith based on reasonable assumptions. Depending on the results of the Debtors’ operations or changes in the financial markets, Miller Buckfire’s valuation analysis as of the Effective Date may differ from that described herein, and such differences could be material.
     In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Chapter 11 Cases or by other factors not possible to predict. Accordingly, the total enterprise value estimated by Miller Buckfire does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The total enterprise value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value. Such trading value may be materially different from the total enterprise value ranges associated with Miller Buckfire’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the Convertible Preferred Stock or New Common Stock.
     Furthermore, in the event that the actual distributions in these Chapter 11 Cases differ from those the Debtors assumed in their recovery analysis, impaired classes Claims holders actual recoveries could be significantly higher or lower than estimated by the Debtors.
B.	FINANCIAL PROJECTIONS
     The Debtors have developed a set of financial projections, which are summarized in Exhibit H hereto. The Debtors prepared the projections in good faith, based upon estimates and assumptions made by the Debtors’ management, which the Debtors believe to be reasonable.
     The estimates and assumptions in the projections may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the projections. The Debtors cannot make any representations concerning the accuracy of the projections or the Reorganized Debtors’ ability to achieve the projected results. Therefore, creditors may not rely upon the projections as a guaranty or other assurance of the actual results. Creditors also should not regard the inclusion of projection in this Disclosure Statement as an indication that the Debtors considered or consider the projections to reliably predict future performance. The projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Debtors do not intend to update or otherwise revise the projections to reflect the occurrence of future events, even in the event that assumptions underlying the projections are not borne out. The projections should be read in conjunction with the assumptions and qualifications set forth herein.
     THE DEBTORS DID NOT PREPARE THE PROJECTIONS WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS’ INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.
     THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW NOTES, NEW COMMON STOCK OR TO ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS

THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.
1.	Effective Date and Revised Plan Terms
     The projections assume that the Revised Plan will be consummated in accordance with its terms and that all transactions contemplated by the Revised Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Revised Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses.
2.	Total Revenue
     The projections assume that total revenue will be approximately $1,691.0 million in the year ending December 31, 2008. Total revenue for the years from 2009 through 2011 is expected to increase or decrease approximately (5.3%) in 2009, (0.4%) in 2010, and (1.1%) in 2011. The assumed amounts are based on JD Power estimates of light vehicle build volumes, the Company’s ability to win and retain content on current and next generation customer platforms and product pricing (in millions):

2009	2010	2011
$1,600.6	$1,593.4	$1,576.4
3.	Direct Manufacturing Costs
     The projections assume that direct manufacturing costs (direct manufacturing, labor and material costs) as a percentage of total revenue are 63.8% in the year ending 2008. Direct manufacturing costs for the years 2009 through 2011 as a percentage of total revenue are expected to be:

2009	2010	2011
62.2%	62.0%	62.2%
4.	Manufacturing Overhead and Selling, General & Administrative Expense
     The projections assume that manufacturing overhead and selling, general and administrative expense (excluding depreciation of non rental assets and amortization) as a percentage of total revenue is 29.7% in the year ending 2008. Manufacturing overhead and selling, general and administrative expenses for the years 2009 through 2011 as a percentage of total revenue are expected to be:

2009	2010	2011
29.1%	29.1%	28.9%
5.	Interest Expense
     The projections assume the Debtors will enter into an Exit Credit Facility as described in Article VI herein. Interest expense for the years 2009 through 2011 is expected to be (in millions):37

2009	2010	2011
$47.8	$51.4	$56.4

[37]	The above expense includes interest expenses associated with the Exit Credit Facility and the New Money Second Lien Loan along with other bank and related fees.

6.	Income Taxes
     Due to the Company’s global operating locations the income tax expense assumed in the projections are based on regional and country specific statutory income tax rates.
7.	Net Capital Expenditures
     Net capital expenditures for the years 2009 through 2011 are expected to be (in millions):

2009	2010	2011
$59.2	$58.5	$55.2
8.	Working Capital
     Receivables, payables and other working capital accounts are projected according to historical levels with respect to total revenue.
9.	Balance Sheet Adjustments
     The projections assume all debt (excluding capital leases and foreign debt), unsecured Claims and equity items are extinguished. In addition, the projections assume the Company will obtain an Exit Credit Facility which is assumed to have a funded balance of $158 million at the time of emergence and a New Money Second Lien Loan which is assumed to have a funded balance of $100.0 million at the time of emergence.
     The projections do not estimate the impact of “fresh start” accounting.
XVI.
SOLICITATION AND VOTING PROCEDURES
     On[                    ], the Bankruptcy Court entered the Scheduling and Disclosure Statement Order approving the adequacy of the Disclosure Statement and approving procedures for the solicitation of votes to accept or reject the Revised Plan (the “Solicitation Procedures”). A copy of the Solicitation Procedures is attached as an exhibit to the Scheduling and Disclosure Statement Order. In addition to approving the Solicitation Procedures, the 2 The above expense includes interest expenses associated with the Exit Credit Facility and the New Money Second Lien Loan along with other bank and related fees. Scheduling and Disclosure Statement Order established certain dates and deadlines, including the date for the Confirmation Hearing, the deadline for parties to object to Confirmation, the Record Date, and the Voting Deadline. The Scheduling and Disclosure Statement Order also approved the forms of Ballots, Master Ballots, and certain Confirmation-related notices. The Scheduling and Disclosure Statement Order and the Solicitation Procedures should be read in conjunction with this Article XVI of the Disclosure Statement. Capitalized terms used in this Article XVI of the Disclosure Statement that are not otherwise defined in the Disclosure Statement or Revised Plan shall have the meanings ascribed to them in the Solicitation Procedures.
     Kurtzman Carson Consultants LLC (“KCC”), the Debtors’ claims and solicitation agent, will facilitate the solicitation process. Financial Balloting Group, LLC (“FBG”) will assist KCC as special voting agent for solicitation of votes of, and communication with, holders of Claims arising from publicly traded securities, including Senior Notes Claims in Class 3.
A.	SOLICITATION PACKAGE
1.	Contents of Solicitation Package
     The following materials shall constitute the Solicitation Package (the “Solicitation Package”):
•	the Confirmation Hearing Notice;

•	a letter from the Debtors for each voting class recommending that Claims holders in those classes vote to accept the Revised Plan (the forms of which are attached hereto as Exhibit D);

•	the appropriate Ballot(s) and/or Master Ballot(s), if any, and applicable Voting Instructions;

•	a pre-addressed, postage pre-paid return envelope;

•	the Disclosure Statement, as approved by the Bankruptcy Court (with all appendices thereto, including the Revised Plan), the Exhibits to the Revised Plan and any other supplements or amendments to these documents that may be filed with the Bankruptcy Court;

•	any supplemental solicitation materials the Debtors may file with the Bankruptcy Court; and

•	the Scheduling and Disclosure Statement Order (without exhibits except for Exhibit 2 (Solicitation Procedures))
     2. Distribution of Solicitation Package
     The Debtors shall serve, or cause to be served, all of the materials in the Solicitation Package on (a) the United States Trustee for the District of Delaware; (b) counsel to the Creditors’ Committee; (c) counsel to the DIP Agents; (d) counsel to the Second Lien Group; (e) counsel to the Second Lien Agent; (f) counsel to the Indenture Trustee for the Senior Notes; (g) counsel to US Bank Trust as the Indenture Trustee to the Subordinated Notes; (h) counsel to the Indenture Trustees to the Convertible Subordinated Debentures; (i) the Canadian Information Officer (collectively, the “Core Group”); and (j) those parties who have filed and not withdrawn requests for notices under Rule 2002 of the Bankruptcy Rules as of the Voting Record Dates (the “2002 List”).
     In addition, the Debtors will mail, or cause to be mailed, the Solicitation Package to any of the persons or entities listed below.
•	all persons or entities, as applicable, who, on or before the Voting Record Dates, have timely filed a proof of claim (or an untimely proof of claim which has been allowed as timely by the Court under applicable law on or before the Voting Record Dates): (i) that has not been expunged, disallowed, disqualified or suspended prior to the Voting Record Dates; and (ii) that is not the subject of a pending objection on the Voting Record Dates;

•	all persons or entities, as applicable, listed in the Debtors’ Schedules filed with the Bankruptcy Court (as may have been amended, the “Schedules”) as holding a noncontingent, liquidated, undisputed Claim as of the Voting Record Dates, except to the extent that such Claim was paid, expunged, disallowed, disqualified or suspended prior to the Voting Record Dates;

•	all persons or entities, as applicable, that hold Claims pursuant to an agreement or settlement with the Debtors executed prior to the Voting Record Dates, as reflected in a court pleading, stipulation, term sheet, agreement, or other document filed with the Bankruptcy Court, in an Order entered by the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court, regardless of whether a proof of claim has been filed;

•	the holder of any Disputed Claim that has been temporarily allowed to vote pursuant to a Resolution Event pursuant to the procedures set forth in the Solicitation Procedures;

•	with respect to any Beneficial Owner, to the respective record holders or Nominee, as reflected in the relevant records as of the Voting Record Dates;

•	the Securities and Exchange Commission;

•	the Internal Revenue Service; and

•	the United States Attorney for the District of Delaware.
     Additionally, the Confirmation Hearing Notice will inform parties that the items listed in the Solicitation Package can be obtained by accessing the Debtors’ website at http://dura.kccllc.net/dura or by requesting a copy from the Debtors’ Claims and Solicitation Agent by writing to Dura Automotive Systems, Inc., c/o Kurtzman

Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245 or by sending an email to durainfo@kccllc.com, or calling (800) 820-0985:
     The Debtors shall make every reasonable effort to ensure that creditors who have more than one Claim in a Class (as defined in the Revised Plan) receive no more than one set of the Solicitation Package materials.
     In addition to the above, the Debtors shall, one time after the Disclosure Statement Hearing, publish the Confirmation Notice in the following publications in order to provide notification to those persons who may not receive notice by mail: The New York Times (National Edition), The Wall Street Journal (National Edition), The Detroit Free Press, The Automotive News (National Edition), The Globe and Mail, and The National Post.
B. VOTING INSTRUCTIONS AND GENERAL TABULATION PROCEDURES
     1. Voting Record Dates
     The Bankruptcy Court has approved [                    ],as the record date for purposes of determining which Holders of Class 3 Claims are entitled to vote on the Revised Plan (the “Class 3 Voting Record Date”), and [                    ] as the record date for purposes of determining which Holders of Class 2 and Class 5 Claims are entitled to vote on the Revised Plan (the “Class 2 and Class 5 Voting Record Date,” and together with the Class 3 Voting Record Date, the “Voting Record Dates”).
     2. Voting Deadline
     The Bankruptcy Court has approved [                    ], at 5:00 p.m., prevailing Pacific Time, as the voting deadline (the “Voting Deadline”) for delivering Ballots and Master Ballots with respect to the Revised Plan. The Debtors may extend the Voting Deadline without further order of the Court, however, the Debtors will document any such extension in the Voting Report.
     For Holders of Claims and Equity Interests on account of publicly-traded securities, FBG will answer questions regarding the procedures and requirements for voting to accept or reject the Revised Plan and for objecting to the Revised Plan, provide additional copies of all materials, and oversee the voting tabulation. For Holders of all other Claims or Equity Interests, KCC will answer questions regarding the procedures and requirements for voting to accept or reject the Revised Plan and for objecting to the Revised Plan, provide additional copies of all materials, and oversee the voting tabulation. KCC and FBG will also process and tabulate ballots for each Class entitled to vote to accept or reject the Revised Plan.
     TO BE COUNTED AS VOTES TO ACCEPT OR REJECT THE REVISED PLAN, BALLOTS CAST BY HOLDERS AND MASTER BALLOTS CAST ON BEHALF OF BENEFICIAL HOLDERS IN CLASSES ENTITLED TO VOTE MUST BE RECEIVED BY KCC OR FBG, AS APPLICABLE, BY THE VOTING DEADLINE, AT THE ADDRESS LISTED ON THE APPLICABLE BALLOT, WHETHER BY FIRST CLASS MAIL, OVERNIGHT COURIER OR PERSONAL DELIVERY. THE BALLOTS AND THE PRE-ADDRESSED, POSTAGE PRE-PAID ENVELOPES ACCOMPANYING THE BALLOTS WILL CLEARLY INDICATE WHERE THE BALLOT MUST BE RETURNED.
THE ADDRESS FOR BALLOTS RETURNABLE TO KCC IS:
Dura Ballot Processing
c/o Kurtzman Carson Consultants LLC
2335 Alaska Avenue
El Segundo, CA 90245
THE ADDRESS FOR SECURITIES MASTER BALLOTS RETURNABLE TO FBG IS:
Dura Automotive Systems, Inc.
c/o Financial Balloting Group LLC
757 Third Avenue — Third Floor
New York, NY 10017
Attention: Balloting Processing Center

     IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT OR MASTER BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE
     EACH BALLOT WILL CONTAIN A PROVISION STATING THAT A VOTING CREDITOR, BY VOTING, ACKNOWLEDGES HIS, HER OR ITS CONSENT TO THE RELEASE, INDEMNIFICATION, EXCULPATION AND RELEASE PROVISIONS OF THE REVISED PLAN, AS FOLLOWS:

BY VOTING, I FURTHER ACKNOWLEDGE THAT:
     (I) A VOTE TO ACCEPT THE REVISED PLAN IS ALSO A VOTE TO ACCEPT THE RELEASE BY THE HOLDER OF THE DEBTORS, FORMER OFFICERS AND DIRECTORS OF THE DEBTORS, COMMITMENT PARTIES, CANADIAN INFORMATION OFFICER, DIP LENDERS, DIP AGENTS, FIRST LIEN LENDERS, SECOND LIEN LENDERS, SENIOR NOTES INDENTURE TRUSTEE, SUBORDINATED NOTES INDENTURES TRUSTEE, THE CONVERTIBLE SUBORDINATED INDENTURE TRUSTEE, CREDITORS’ COMMITTEE AND MEMBERS THEREOF AND EACH OF THEIR RESPECTIVE REPRESENTATIVES.
     (II) I CAN DECLINE TO CONSENT TO THE RELEASE OF THE DEBTORS, FORMER OFFICERS AND DIRECTORS OF THE DEBTORS, COMMITMENT PARTIES, CANADIAN INFORMATION OFFICER, DIP AGENTS, DIP LENDERS, DIP AGENTS, FIRST LIEN LENDERS, SECOND LIEN LENDERS, SENIOR NOTES INDENTURE TRUSTEE, SUBORDINATED NOTES INDENTURES TRUSTEE, CONVERTIBLE SUBORDINATED INDENTURE TRUSTEE, CREDITORS’ COMMITTEE AND MEMBERS THEREOF AND EACH OF THEIR RESPECTIVE REPRESENTATIVES BY NOT VOTING OR VOTING TO REJECT THE REVISED PLAN.
     FOR ANSWERS TO ANY QUESTIONS REGARDING SOLICITATION PROCEDURES, PARTIES MAY CALL KCC TOLL FREE AT (888) 249-2792. THOSE HOLDERS OF CLAIMS AND EQUITY INTERESTS BASED ON PUBLICLY-TRADED SECURITIES MAY CONTACT FBG DIRECTLY TOLL FREE AT (646) 282-1800, WITH ANY QUESTIONS RELATED TO THE SOLICITATION PROCEDURES APPLICABLE TO SECURITY-BASED CLAIMS AND EQUITY INTERESTS.
     To obtain an additional copy of the Revised Plan, the Disclosure Statement, the Revised Plan Supplement, or other Solicitation Package materials (except Ballots), please refer to KCC’s website at http://www.kccllc.net/dura or request a copy from KCC, by writing to Kurtzman Carson Consultants, LLC, 2335 Alaska Avenue, El Segundo, California 90245, Attn: Dura Balloting; calling (888) 820-0985 (United States) or (248) 844-1600 (International); or sending an email to durainfo@kccllc.com.
     Ballots received after the Voting Deadline will not be counted by the Debtors in connection with the Debtors’ request for Confirmation. The method of delivery of Ballots or Master Ballots to be sent to KCC or FBG, as applicable, is at the election and risk of each Creditor, except as otherwise provided, a Ballot will be deemed delivered only when KCC or FBG, as applicable, actually receives the original executed Ballot or Master Ballot. In all cases, sufficient time should be allowed to assure timely delivery. An original executed Ballot or Master Ballot is required. Delivery of a Ballot or Master Ballot to KCC or FBG, as applicable, by facsimile, email, or any other electronic means will not be accepted. Ballots and/or Master Ballots should not be sent to any of the Debtors, the Debtors’ agents (other than KCC or FBG, as applicable), any Indenture Trustee (unless specifically instructed to do so), or the Debtors’ financial or legal advisors, and any Ballots or Master Ballots sent to such parties will not be counted. The Debtors expressly reserve the right to amend from time to time the terms of the Revised Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the terms of the Revised Plan regarding modification).
     3. Who May Vote
     In general, a holder of a claim or interest may vote to accept or to reject a plan if no party in interest has objected to such claim or interest, and the claim or interest is impaired by the plan but the plan does not make distributions on account of such claim or interest. If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent need not solicit such holder’s vote.
     Pursuant to section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof, or notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), reinstates the maturity of such claim or interest as it existed before the default, compensates the holder of such claim or interest for any damages incurred as a result of reasonable reliance on the holder’s legal right to an accelerated payment, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder thereof.
     Only the following holders of Impaired Claims and Equity Interests in Voting Classes shall be entitled to vote on the Revised Plan with regard to such Claims:
•	Holders of Claims for which Proofs of Claim have been timely-Filed, as reflected on the claims register maintained by the Claims and Solicitation Agent (the “Claims Register”) as of the Voting Record Dates; provided, however, that Holders of Claims subject to a pending objection shall not be entitled to vote unless they become eligible through a Resolution Event, as set forth in more detail in the Solicitation Procedures;

•	Holders of Claims that are listed in the Schedules, with the exception of those Claims that are scheduled as contingent, unliquidated or disputed (excluding such scheduled Claims that have been superseded by a timely-Filed Proof of Claim);

•	Holders whose Claims arise pursuant to an agreement or settlement with the Debtors, as reflected in a document Filed with the Bankruptcy Court, in an order of the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court, in each case regardless of whether a Proof of Claim has been Filed;

•	the applicable Nominee, as reflected in the relevant records as of the Voting Record Dates or any Beneficial Holder, provided that its Ballot has been prevalidated by a Nominee, if applicable; and

•	the assignee of a transferred Claim (whether a timely-Filed or scheduled Claim) shall be permitted to vote such Claim only if the transfer or assignment has been fully effectuated pursuant to the procedures dictated by Bankruptcy Rule 3001(e) and such transfer is reflected on the Claims Register on the Voting Record Dates.
     4. Temporary Allowance of Disputed Claims for Voting Purposes
     The Solicitation Procedures generally provide that Holders of Disputed Claims or Disputed Interests that will not be entitled to vote unless: (a) an order by the Bankruptcy Court is entered allowing such Disputed Claim or Disputed Interest pursuant to section 502(b) of the Bankruptcy Code, after notice and a hearing; (b) an order by the Bankruptcy Court is entered temporarily allowing such Disputed Claim or Disputed Interest for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (c) a stipulation or other agreement is executed between the Holder of the Disputed Claim or Disputed Interest and the Debtors resolving the objection and allowing the Disputed Claim or Disputed Interest in an agreed upon amount; or (d) the pending objection to the Disputed Claim or Disputed Interest voluntarily is withdrawn by the Debtors (each, a “Resolution Event”). No later than two (2) Business Days after a Resolution Event, KCC or FBG, as applicable, shall distribute a Ballot and a pre-addressed, postage pre-paid envelope to the relevant Holder of the Disputed Claim or Disputed Interest, which must be returned to KCC or FBG, as applicable, by no later than the Voting Deadline.

     5. Establishing Claim Amounts
     In tabulating votes, the following hierarchy shall be used to determine the amount of the Claim associated with each vote:
•	the Claim amount settled and/or agreed upon by the Debtors, as reflected in a document Filed with the Bankruptcy Court, in an order of the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court;

•	the Claim amount allowed (temporarily or otherwise) pursuant to a Resolution Event under the procedures set forth herein;

•	the Claim amount contained in a Proof of Claim that has been timely-Filed by the Claims Bar Date (or deemed timely-Filed by the Bankruptcy Court under applicable law) except for any amounts in such Proofs of Claim asserted on account of any interest accrued after the Petition Date; provided, however, that Ballots cast by Holders whose Claims are not listed on the Schedules, but who timely File a Proof of Claim in an unliquidated or unknown amount that are not the subject of an objection, will count for satisfying the numerosity requirement of section 1126(c) of the Bankruptcy Code, and will count as Ballots for Claims in the amount of $1.00 solely for the purposes of satisfying the dollar amount provisions of section 1126(c) of the Bankruptcy Code; provided further, however, that to the extent the Claim amount contained in the Proof of Claim is different from the Claim amount set forth in a document Filed with the Bankruptcy Court as referenced in the Solicitation Procedures, the Claim amount in the document Filed with the Bankruptcy Court shall supersede the Claim set forth on the respective Proof of Claim;

•	the Claim amount listed in the Schedules, provided that such Claim is not scheduled as contingent, disputed or unliquidated and has not been paid;

•	in the absence of any of the foregoing, zero.
     6. General Ballot Tabulation
     The following voting procedures and standard assumptions shall be used in tabulating ballots:
•	except as otherwise provided herein, unless the Ballot or Master Ballot being furnished is timely submitted on or prior to the Voting Deadline, the Debtors shall reject such Ballot or Master Ballot as invalid and, therefore, decline to count it in connection with Confirmation;

•	the Claims and Solicitation Agent or the Special Voting Agent, as applicable, will date and time-stamp all Ballots and Master Ballots when received. The Claims and Solicitation Agent or the Special Voting Agent, as applicable, shall retain the original Ballots and Master Ballots and an electronic copy of the same for a period of one year after the Effective Date of the Revised Plan, unless otherwise ordered by the Bankruptcy Court;

•	the Debtors will File with the Bankruptcy Court, within five days prior to the Confirmation Hearing, the Voting Report. The Voting Report shall, among other things, delineate every Irregular Ballot including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking original signatures or lacking necessary information, received via facsimile or electronic mail, or damaged. The Voting Report shall indicate the Debtors’ intentions with regard to such Irregular Ballots;

•	the method of delivery of Ballots or Master Ballots to be sent to the Claims and Solicitation Agent or the Special Voting Agent, as appropriate, is at the election and risk of each Holder, and except as otherwise provided, a Ballot or Master Ballot will be deemed delivered only when the Claims and Solicitation Agent or the Special Voting Agent, as appropriate, actually receives the original executed Ballot or Master Ballot;

•	an original executed Ballot or Master Ballot is required to be submitted by the Entity submitting such Ballot or Master Ballot. Delivery of a Ballot or Master Ballot to the Claims and Solicitation Agent or the Special Voting Agent, as applicable, by facsimile, email, or any other electronic means will not be valid;

•	no Ballot or Master Ballot should be sent to any of the Debtors, the Debtors’ agents (other than the Claims and Solicitation Agent or the Special Voting Agent), any indenture trustee (unless specifically instructed to do so), or the Debtors’ financial or legal advisors, and if so sent will not be counted;

•	the Debtors expressly reserve the right to amend from time to time the terms of the Revised Plan in accordance with the terms thereof (subject to compliance with the requirements of section 1127 of the Bankruptcy Code and the terms of the Revised Plan regarding modification);

•	if multiple Ballots or Master Ballots are received from the same Holder with respect to the same Claim prior to the Voting Deadline, the last Ballot or Master Ballot timely received will be deemed to reflect that voter’s intent and will supersede and revoke any prior Ballot or Master Ballot;

•	Holders must vote all of their Claims within a particular Class either to accept or reject the Revised Plan and may not split any votes. Accordingly, a Ballot or Master Ballot that partially rejects and partially accepts the Revised Plan will not be counted. Further, to the extent there are multiple Claims within the same Class, the Debtors may, in their discretion, aggregate the Claims of any particular Holder within a Class for the purpose of counting votes;

•	a person signing a Ballot or Master Ballot in its capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of a corporation, or otherwise acting in a fiduciary or representative capacity must indicate such capacity when signing and, if required or requested by the applicable Nominee or its agent, the Claims and Solicitation Agent, the Special Voting Agent, the Debtors, or the Bankruptcy Court, must submit proper evidence to the requesting party to so act on behalf of such Holder or Beneficial Holder;

•	the Debtors, subject to contrary order of the Bankruptcy Court, may waive any defects or irregularities as to any particular Ballot or Master Ballot at any time, either before or after the close of voting, and any such waivers will be documented in the Voting Report;

•	neither the Debtors, nor any other Entity, will be under any duty to provide notification of defects or irregularities with respect to delivered Ballots and Master Ballots other than as provided in the Voting Report, nor will any of them incur any liability for failure to provide such notification;

•	unless waived or as ordered by the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots and Master Ballots must be cured prior to the Voting Deadline or such Ballots and Master Ballots will not be counted;

•	in the event a designation of lack of good faith is requested by a party-in-interest under section 1126(e) of the Bankruptcy Code, the Court will determine whether any vote to accept and/or reject the Revised Plan cast with respect to that Claim will be counted for purposes of determining whether the Revised Plan has been accepted and/or rejected;

•	subject to any contrary order of the Bankruptcy Court, the Debtors reserve the right to reject any and all Ballots and Master Ballots not in proper form, the acceptance of which, in the opinion of the Debtors, would not be in accordance with the provisions of the Bankruptcy Code or the Bankruptcy Rules; provided, however, that any such rejections will be documented in the Voting Report;

•	if a Claim has been estimated or otherwise allowed for voting purposes only by an order of the Bankruptcy Court, such Claim shall be temporarily allowed in the amount so estimated or allowed by the Bankruptcy Court for voting purposes only, and not for purposes of allowance or distribution

•	if an objection to a Claim is Filed, such Claim shall be treated in accordance with the procedures set forth herein; and

•	the following Ballots and Master Ballots shall not be counted in determining the acceptance or rejection of the Revised Plan: (i) any Ballot or Master Ballot that is illegible or contains insufficient information to permit the identification of the Creditor; (ii) any Ballot or Master Ballot cast by an Entity that does not hold a Claim in a Class that is entitled to vote on the Revised Plan; (iii) any Ballot or Master Ballot cast for a Claim scheduled as unliquidated, contingent, or disputed for which no Proof of Claim was timely Filed; (iv) any unsigned Ballot or Master Ballot or lacking an original signature; (v) any Ballot not marked to accept or reject the Revised Plan, or marked both to accept and reject the Revised Plan; and (vi) any Ballot submitted by any Entity not entitled to vote pursuant to the procedures described herein.
     7. Master Ballot Voting Procedures
     The following additional procedures, as well as the aforementioned procedures, shall apply to Claims of Beneficial Holders:
•	[ , 2008] is the Class 3 Voting Record Date for determining the identity of Holders of Class 3 Claims eligible to vote on the Revised Plan, and [ ], 2008 is the Class 2 and Class 5 Voting Record Date for determining the identity of Holders of Class 2 Claims and Class 5 Claims eligible to vote on the Revised Plan.;

•	the Special Voting Agent shall distribute or cause to be distributed the appropriate number of copies of Ballots to each Beneficial Holder holding a Claim as of the Record Date, including Nominees identified by the Special Voting Agent as Entities through which Beneficial Holders hold their Claims relating to Securities;

•	any Nominee which is a Holder of record with respect to Securities shall vote on behalf of Beneficial Holders of such Securities by (i) immediately distributing the Solicitation Package, including Ballots, it receives from the Special Voting Agent to all such Beneficial Holders, (ii) promptly collecting Ballots from such Beneficial Holders that cast votes on the Revised Plan, (iii) compiling and validating the votes and other relevant information of all such Beneficial Holders on the Master Ballot, and (iv) transmitting the Master Ballot to the Special Voting Agent by the Voting Deadline;

•	any Beneficial Holder holding Securities as a record Holder in its own name should vote on the Revised Plan by completing and signing a Ballot and returning it directly to the Special Voting Agent on or before the Voting Deadline;

•	any indenture trustee (unless otherwise empowered to do so) will not be entitled to vote on behalf of Beneficial Holders; rather, each such Beneficial Holder must submit his or her own Ballot in accordance with the Beneficial Holder voting procedures;

•	any Beneficial Holder holding Securities in “street name” through a Nominee must vote on the Revised Plan through such Nominee by completing and signing the Ballot and returning such Ballot to the appropriate Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return the Master Ballot to the Special Voting Agent prior to the Voting Deadline. Any Beneficial Holder ballot for Securities in “street name” that is submitted to the Debtors, Debtors’ counsel, or the Special Voting Agent, will not be counted for purposes of accepting or rejecting the Revised Plan;

•	any Ballot returned to a Nominee by a Beneficial Holder will not be counted for purposes of accepting or rejecting the Revised Plan until such Nominee properly completes and delivers to the Special Voting Agent a Master Ballot that reflects the vote of such Beneficial Holders by the Voting Deadline, or otherwise validates the Ballot in a manner acceptable to the Claims and Solicitation Agent. Nominees shall retain all Ballots returned by Beneficial Holders for a period of one year after the Effective Date of the Revised Plan;

•	if a Beneficial Holder holds Securities through more than one Nominee or through multiple accounts, such Beneficial Holder may receive more than one Ballot, and each such Beneficial Holder should execute a separate Ballot for each block of Securities that it holds through any Nominee and must return each such Ballot to the appropriate Nominee; and

•	if a Beneficial Holder holds a portion of its Securities through a Nominee or Nominees and another portion in its own name as the record Holder, such Beneficial Holder should follow the procedures described in the Solicitation Procedures to vote the portion held in its own name and to vote the portion held by the Nominee(s).
     8. Master Ballot Tabulation
     These rules will apply with respect to the tabulation of Master Ballots and Ballots cast by Nominees and Beneficial Holders:
•	votes cast by Beneficial Holders through Nominees will be applied to the positions held by such Nominees in Class 3, as of the Record Date, as evidenced by the record and depository listings. Votes submitted by a Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, will not be counted in excess of the amount of such Securities held by such Nominee as of the Record Date;

•	if conflicting votes or “over-votes” are submitted by a Nominee, whether pursuant to a Master Ballot or prevalidated Ballot, the Debtors will attempt to reconcile discrepancies with the Nominees;

•	if over-votes on a Master Ballot or prevalidated Ballot are not reconciled prior to the preparation of the vote certification, the Debtors will apply the votes to accept and to reject the Revised Plan in the same proportion as the votes to accept and reject the Revised Plan submitted on the Master Ballot or prevalidated Ballots that contained the overvote, but only to the extent of the Nominee’s position in Class 3;

•	for purposes of tabulating votes, each Nominee or Beneficial Holder will be deemed to have voted the principal amount of its Claims in Class 3, although any principal amounts may be adjusted by the Special Voting Agent to reflect Claim amounts actually voted, including prepetition interest;

•	Ballots from Beneficial Holders not containing any vote to accept or reject the Revised Plan or marked both to accept or reject the Revised Plan shall not be counted in a Master Ballot; and

•	a single Nominee may complete and deliver to the Special Voting Agent multiple Master Ballots. Votes reflected on multiple Master Ballots will be counted, except to the extent they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest dated Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supercede and revoke any prior Master Ballot.
XV II.
CONFIRMATION PROCEDURES
A. CONFIRMATION GENERALLY
     The Bankruptcy Court may confirm the Revised Plan only if it determines that the Revised Plan complies with the requirements of chapter 11 of the Bankruptcy Code. One of these requirements is that the Bankruptcy Court find, among other things, that the Revised Plan has been accepted by the requisite votes of all Classes of Impaired Claims and Equity Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code despite the non-acceptance by one or more such Classes. The process by which the Debtors solicit votes to accept or reject the Revised Plan will be governed by the Scheduling and Disclosure Statement Order and the Solicitation Procedures described above.
B. THE CONFIRMATION HEARING
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Revised Plan (the “Confirmation Hearing”). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Revised Plan.
     The Bankruptcy Court has scheduled the Confirmation Hearing for[                                        , 2008], at 9:00 a.m., E.T., before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.
     The Confirmation Hearing Notice will contain, among other things, the Plan Objection Deadline, the Voting Deadline, and Confirmation Hearing Date. The Debtors will publish the Confirmation Notice in the following publications in order to provide notification to those persons who may not receive notice by mail; The New York Times (National Edition), The Wall Street Journal (National Edition), The Detroit Free Press, The Automotive News (National Edition), The Globe and Mail, and The National Post.
     Objections to confirmation of the Revised Plan must be Filed with the Bankruptcy Court and served on or before 4:00 p.m., E.T., [                                        ], in accordance with the Notice accompanying this Disclosure Statement. THE BANKRUPTCY COURT WILL NOT CONSIDER OBJECTIONS TO CONFIRMATION UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER. THE BANKRUPTCY COURT DOES NOT INTEND TO CONSIDER ANY OBJECTIONS TO THE ORIGINAL PLAN UNLESS THEY ARE RE-FILED AGAINST THE REVISED PLAN. Objections to confirmation of the Revised Plan must be served on:

Debtors	Counsel to the Debtors and Debtors in Possession
Dura Automotive Systems, Inc.	Richards Layton & Finger, P.A.	Kirkland & Ellis LLP
Attn: C. Timothy Trenary	Attn: Daniel J. DeFranseschi	Attn: Marc Kieselstein, P.C.
Chief Financial Officer	Jason M. Madron	Roger J. Higgins
2791 Research Drive	One Rodney Square	200 East Randolph Drive
Rochester Hills, MI 48309	920 North King Street	Chicago, IL 60601-6636
Wilmington, DE 19801

United States Trustee	Counsel to the Creditors’ Committee
Kelly Beaudin Stapleton	Young Conaway Stargatt &	Kramer Levin Naftalis &
Andrew R. Vara	Taylor, LLP	Frankel LLP
William K. Harrington	Attn: M. Blake Cleary	Attn: Thomas M. Mayer
Office of the United States Trustee	Edmon Morton	Douglas Mannal
844 King St Room 2207	The Brandywine Building	1177 Avenue of the Americas
Lockbox 35	1000 West Street	New York, NY 10036
Wilmington, DE 19899-0035	17th Floor, PO Box 391
Wilmington, DE 19899-0391

Counsel to the Bank of New York Trust	Counsel to the Debtor-in-Possession Lenders
Company, N.A. as Indenture Trustee
for the Senior Notes
Willkie Farr & Gallagher LLP	Schulte Roth and Zabel LLP	Winston & Strawn
Attn: Tonny K. Ho	Attn: Lawrence V. Gelber	Attn: Carey D. Schreiber
Steven Z. Szanzer	919 Third Avenue	200 Park Avenue
787 Seventh Avenue	New York, NY 10022	New York, NY 10166-8193
New York, NY 10019

Debtors’ Claims and Solicitation Agent	Counsel to the Second Lien Group
Kurtzman Carson Consultants LLC	Potter Anderson & Corroon LLP	Bracewell & Giuliani
2335 Alaska Avenue	Attn: Laurie Selber Silverstein	Attn: Evan D. Flaschen
El Segundo, CA 90245	Hercules Plaza	Kurt A. Mayr II
	6th Floor	One Goodwin Square
	1313 North Market Street	225 Asylum Street, 26th Floor
	Wilmington, DE 19801	Hartford, CT 06103

Counsel to the Administrative Agent
to the 2nd Lien Lenders
Morgan, Lewis & Bockius LLP
Attn: Andrew D. Gottfried
Edward S. Hornstein
101 Park Avenue
New York, NY 10178-0060
C. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE REVISED PLAN
     At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Revised Plan satisfies or will satisfy the applicable requirements, as follows:
•	The Revised Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as proponents of the Revised Plan, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Revised Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Revised Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Revised Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (a) made before the Confirmation of the Revised Plan is reasonable; or (b) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Revised Plan.

•	Either each holder of an impaired Claim or Equity Interest has accepted the Revised Plan, or will receive or retain under the Revised Plan on account of that Claim or Equity Interest, property of a value, as of the Effective Date of the Revised Plan, that is not less than the amount that the holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Each class of Claims that is entitled to vote on the Revised Plan has either accepted the Revised Plan or is not Impaired under the Revised Plan, or the Revised Plan can be confirmed without the approval of each voting class pursuant to section 1129(b) of the Bankruptcy Code.

•	Except to the extent that the holder of a particular Claim will agree to a different treatment of its Claim, the Revised Plan provides that Administrative Claims, Priority Tax Claims, Other Priority Claims and Other Secured Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

•	At least one class of impaired Claims will accept the Revised Plan, determined without including any acceptance of the Revised Plan by any insider holding a Claim of that class.

•	Confirmation of the Revised Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Revised Plan unless such a liquidation or reorganization is proposed in the Revised Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.
     The Debtors believe that: (a) the Revised Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of chapter 11; and (c) the Revised Plan has been proposed in good faith.
     1. Best Interests of Creditors Test/Liquidation Analysis
     Before the Revised Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Revised Plan provides, with respect to each Class, that each holder of a Claim or Equity Interest in such Class either: (a) has accepted the Revised Plan; or (b) will receive or retain under the Revised Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if Debtors liquidated under chapter 7 of the Bankruptcy Code.
     In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior Class receiving any payments until all amounts due to senior Classes have been paid fully or any such payment is provided for:
•	Secured creditors (to the extent of the value of their collateral);

•	Administrative and other priority creditors;

•	Unsecured creditors;

•	Debt expressly subordinated by its terms or by order of the Bankruptcy Court; and

•	Interest holders.
     As described in more detail in the Liquidation Analysis set forth in Exhibit I annexed hereto, the Debtors believe that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Revised Plan because, among other reasons, distributions in a chapter 7 case may not occur for a longer period of time, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a chapter 7 trustee and its professionals to become knowledgeable about the chapter 11 cases and the Claims against the Debtors. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the fees and expenses of a chapter 7 trustee would likely exceed those of the Professionals retained by the Debtors (thereby further reducing Cash available for distribution).
     2. Feasibility
     The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by a debtor’s liquidation or the need for further financial reorganization, unless that liquidation or reorganization is contemplated by the Revised Plan. For purposes of showing that the Revised Plan meets this feasibility standard, the Debtors have analyzed the Reorganized Debtors’ ability to meet their obligations under the Revised Plan and to retain sufficient liquidity and capital resources to conduct their businesses.
     The Debtors believe that, with a significantly deleveraged capital structure, their businesses will be able to return to viability. The decrease in the amount of debt on the Debtors’ balance sheet will substantially reduce their interest expense, thus improving their cash flow.
     The projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Revised Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.

     3. Acceptance by Impaired Classes
     The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of Claims or Equity Interests that is impaired under the Revised Plan accept the Revised Plan. A class that is not “impaired” under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “Impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the Claim or Equity Interest entitles the holder of that Claim or Equity Interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that, on the consummation date, the holder of the Claim or Equity Interest receives cash equal to the Allowed amount of that Claim or, with respect to any interest, any fixed liquidation preference to which the Equity Interest holder is entitled or any fixed price at which the Debtors may redeem the security.
     4. Confirmation Without Acceptance by All Impaired Classes
     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if all impaired classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one impaired Class. Holders of Subordinated Notes Claims, Convertible Subordinated Debentures Claims, Section 510 Subordinated Claims, and Equity Interests in Classes 4, 6, 7 and 8, respectively, are deemed to reject the Revised Plan and, therefore, the Debtors intend to confirm the plan pursuant to section 1129(b) of the Bankruptcy Code.
     Section 1129(b) of the Bankruptcy Code states that, notwithstanding an impaired class’s failure to accept a plan of reorganization, the plan shall be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of Claims or Equity Interests that is impaired under, and has not accepted, the plan.
     Courts will take into account a number of factors in determining whether a plan discriminates unfairly, including the effect of applicable subordination agreements between parties. Accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.
     The condition that a plan be “fair and equitable” to a non-accepting class of secured Claims includes the requirements that: (a) the holders of such secured Claims retain the liens securing such Claims to the extent of the allowed amount of the Claims, whether the property subject to the liens is retained by Debtors or transferred to another entity under the plan; and (b) each holder of a secured Claim in the class receives deferred cash payments totaling at least the allowed amount of such Claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.
     The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured Claims includes the following requirement that either: (a) the plan provides that each holder of a Claim of such class receive or retain on account of such Claim property of a value, as of the effective date of the plan, equal to the allowed amount of such Claim; or (b) the holder of any Claim or equity interest that is junior to the Claims of such class will not receive or retain under the plan on account of such junior Claim or equity interest any property.
     The condition that a plan be “fair and equitable” to a non accepting class of equity interests includes the requirements that either: (a) the plan provides that each holder of an equity interest in that class receives or retains under the plan, on account of that entity interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled or (iii) the value of such interest; or (b) if the class does not receive such an amount as required under (a), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.
     The Revised Plan provides that if any impaired class rejects the Revised Plan, the Debtors reserve the right to seek to confirm the Revised Plan utilizing the “cram down” provisions of section 1129(b) of the Bankruptcy Code. To the extent that any impaired class rejects the Revised Plan or is deemed to have rejected the Revised Plan, the Debtors will request confirmation of the Revised Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Revised Plan or any Revised Plan Exhibit or Schedule, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

D. IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION
     Any interested party desiring further information about the Revised Plan should contact: Counsel for the Debtors: Kirkland & Ellis LLP, 200 East Randolph Street, Chicago, Illinois 60601, via e-mail at Durainquiries@kirkland.com.
XVIII.
CERTAIN RISK FACTORS AFFECTING THE DEBTORS
     PRIOR TO VOTING TO ACCEPT OR REJECT THE REVISED PLAN, ALL IMPAIRED HOLDERS OF CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE REVISED PLAN AND ITS IMPLEMENTATION.
A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS
     1. Undue Delay In Confirmation May Significantly Disrupt Operations of the Debtors
     The Debtors cannot accurately predict or quantify the impact on their business operations of prolonging the Chapter 11 Cases. Since the commencement of the Chapter 11 Cases, the Debtors have not suffered significant disruptions in or any adverse impact on their operations.
     Nonetheless, continuing the Chapter 11 Cases, particularly if the Revised Plan is not approved or confirmed in the currently contemplated time frame, could further adversely affect operations and relationships with the Debtors’ customers, vendors, employees, regulators and program partners. If confirmation and consummation of the Revised Plan do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and similar expenses. In addition, prolonged Chapter 11 Cases may make it more difficult to retain and attract management and other key personnel and would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ businesses. If the Chapter 11 Cases continue beyond June 30, 2008, the Debtors will need to seek a new debtor-in-possession financing facility, since the current DIP Facility is set to expire on June 30, 2008, and there may not be enough time to negotiate a new agreement.
     Prolonging the Chapter 11 Cases could adversely affect the Debtors’ ability to attract new business and retain existing business. So long as the Chapter 11 Cases continue, the Debtors’ senior management will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on developing future business opportunities for the Debtors. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers, suppliers, distributors and agents will lose confidence in the Debtors’ ability to successfully reorganize their businesses and will seek to establish alternative commercial relationships. The Debtors believe that concluding the Chapter 11 Cases by expeditiously consummating the Revised Plan will have only a minimal adverse impact on the Debtors’ relationships with their customers, employees and suppliers.
     2. The Debtors May Not Be Able To Obtain Confirmation of the Revised Plan
     The Debtors cannot ensure they will receive the requisite acceptances to confirm the Revised Plan. But, even if the Debtors do receive the requisite acceptances, there can be no assurance that the Bankruptcy Court will confirm the Revised Plan. The Bankruptcy Court could still decline to confirm the Revised Plan if it were to determine that any of the statutory requirements for confirmation had not been met, including a determination that the terms of the Revised Plan are not fair and equitable to non accepting Classes. Therefore, there can be no assurance that modifications of the Revised Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

     3. Risk of Non-Occurrence of the Effective Date
     Although the Debtors believe that the Effective Date may occur within in less than (10) Business Days following the Confirmation Date, there can be no assurance as to such timing.
     4. Risk of Not Obtaining Exit Financing
     Although the Debtors believe that they will be able to obtain such exit financing on terms reasonably acceptable to them, there can be no assurance that they will ultimately be able to do so. The required financing may not be available in an adequate amount, it may not be available on terms reasonably acceptable to the Debtors due to market pressures, or it may not be available in an acceptable timeframe. Therefore, there can be no guarantee that the required Exit Credit Facility amount will have been obtained prior to the commencement of the Confirmation Hearing, nor can there be any guarantee that the Exit Credit Facility and all required supporting documentation will have been executed prior to the date contemplated to be the Effective Date in which event the Effective Date will not occur and the Debtors anticipate that they would be concomitantly unable to consummate the closing of the New Money Second Lien Loan.
B. FINANCIAL INFORMATION; DISCLAIMER
1.	Information Presented Is Based On The Debtors’ Books And Records, And No Audit Was Performed
     While the Debtors have endeavored to present information fairly in this Disclosure Statement, because of the complexity of Debtors’ financial matters, the Debtors’ books and records upon which this Disclosure Statement is based might be incomplete or inaccurate. The financial information contained herein, unless otherwise expressly indicated, is unaudited.
2.	Financial Projections And Other Forward Looking Statements Are Not Assured, And Actual Results May Vary
     Certain of the information contained in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various classes that might be allowed.
     While the Debtors believe that their financial projections set forth in Exhibit H annexed hereto (the “Financial Projections”) are reasonable, there can be no assurance that they will be realized, resulting in recoveries that could be significantly less than projected.
     The Revised Plan’s fundamental premise is de-leveraging the Debtors and implementing the Debtors’ 2008 Business Plan, and achieving the results set forth therein, as reflected in the Financial Projections contained in this Disclosure Statement. The Financial Projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to maintain market strength, consumer preferences and the ability to increase gross margins and control future operating expenses. The Debtors believe that the assumptions underlying the Financial Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Financial Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Financial Projections necessarily will vary from the projected results and such variations may be material and adverse.

C.	FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE REVISED PLAN
1.	The Debtors’ Financial Projections Are Subject To Inherent Uncertainty Due To The Numerous Assumptions Upon Which They Are Based
     The Debtors’ projected financial results are based on numerous assumptions including, without limitation: the timing, confirmation and consummation of the Revised Plan in accordance with its terms; the anticipated future performance of the Reorganized Debtors; automotive industry performance; general business and economic conditions; and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtors’ operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to indebtedness following the consummation of the Revised Plan. This Disclosure Statement does not reflect any events that may occur subsequent to the date hereof. Such events may have a material impact on the information contained in this Disclosure Statement.
2.	The Reorganized Debtors May Not be Able to Achieve Projected Financial Results
     The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that they have assumed in projecting future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may lack sufficient liquidity to continue operating as planned after the Effective Date. The Debtors’ financial projections represent management’s view based on current known facts and hypothetical assumptions about the Reorganized Debtors’ future operations. However, the Financial Projections set forth herein do not guarantee the Reorganized Debtors’ future financial performance.
3.	The Reorganized Debtors May Not be Able to Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs and Capital Expenditures
     To the extent the Reorganized Debtors are unable to meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may be unable to service their debt obligations as they come due or to meet the Reorganized Debtors’ operational needs. Such a failure may preclude the Reorganized Debtors from developing or enhancing their products, taking advantage of future opportunities, growing its business or responding to competitive pressures.
4.	The Reorganized Debtors May Require Additional Capital, Which May Not Be Available, and Even if Available, Could Result in Dilution to Holders of Convertible Preferred Stock and New Common Stock
     The Reorganized Debtors may not meet their projected financial results, which could lead to cash flow and working capital constraints. Such constraints may require the Reorganized Debtors to seek additional working capital. The Reorganized Debtors may not be able to obtain such capital when it is required. Even if they have access to additional working capital it may only be available on unreasonable terms. For example, the Reorganized Debtors may be required to take on additional debt, the interest costs of which could materially and adversely affect the results of the operations and financial condition of the Reorganized Debtors. If any such required capital is obtained in the form of equity, the then existing Convertible Preferred Stock and New Common Stock holders’ equity interests could be materially diluted.
5.	The Conversion of the Convertible Preferred Stock Into New Common Stock May Significantly Dilute Existing New Common Stock Holdings, Which Dilution Shall Increase Over Time if a Significant Portion of the Convertible Preferred Stock is not Redeemed in a Timely Manner.
     The terms of the Convertible Preferred Stock provide that some or all of the Convertible Preferred Stock may be redeemed at the applicable liquidation preference at any time between the Effective Date and the third anniversary thereof, provided that any such partial or full redemption may also be accompanied by a partial conversion of Convertible Preferred Stock into New Common Stock.

     The Reorganized Debtors may not be able to either partially or fully redeem the Convertible Preferred Stock during that three-year period. Any such redemption would likely be funded by an increase in the Company’s debt or through a significant infusion of equity that could dilute New Common Stock holdings. In addition, the liquidation preference of the Convertible Preferred Stock will increase between the Effective Date and the third anniversary as a result of the accruing a 20% PIK Dividend.
     Moreover, while on or after the third anniversary of the Effective Date the Board of Directors may elect to redeem all the outstanding Convertible Preferred Stock, to the extent that any Convertible Preferred Stock remains unredeemed at such time, the holders of Convertible Preferred Stock may convert some or all of their holdings into 92.5% of the New Common Stock if 100% of the Convertible Preferred Stock were to be converted on that date. After the third year, the liquidation preference of any remaining Convertible Preferred Stock will increase as a result of the accruing a 20% PIK Dividend, which will increase the amount of New Common Stock available to holders of Convertible Preferred Stock upon conversion.
6.	The Estimated Valuation of the Reorganized Debtors and the Resulting Estimated Recoveries to Holders of Claims Are Not Intended to Represent a Sale Value of the Convertible Preferred Stock or the New Common Stock
     The Debtors’ estimated recoveries to holders of Second Lien Claims (who will receive Convertible Preferred Stock) and holders of Senior Notes Claims and Other General Unsecured Claims (who will receive New Common Stock) are not intended to represent the sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of May 31, 2008,38 the Debtors’ ability to achieve the operating and financial results included in the projections, and the Debtors’ ability to maintain adequate liquidity to fund operations. Even if the Reorganized Debtors’ operating results were to meet their financial projections, the Convertible Preferred Stock and New Common Stock could be illiquid, which could adversely affect its value. The lack of institutional research coverage and concentrated selling by holders receiving Convertible Preferred Stock and New Common Stock could also depress its value.
7.	The Actual Allowed Amounts of Claims May Differ from the Estimated Claims and Adversely Affect the Percentage Recovery on Unsecured Claims
     The Claims estimates set forth in this Disclosure Statement are based on various assumptions. The actual allowed Claims amounts may differ significantly from those estimates should one or more of those underlying assumptions prove to be incorrect. Such differences may materially and adversely affect the percentage recovery to holders of such Claims under the Revised Plan.
8.	A Small Number of Holders or Voting Blocks May Control the Reorganized Debtors
     Plan confirmation and consummation is likely to result in a small number of holders owning a significant percentage of the shares or voting power of outstanding Convertible Preferred Stock and/or New Common Stock. Those holders may therefore exercise a controlling influence over the businesses and affairs of the Reorganized Debtors, have the power to elect directors, approve significant mergers or other material corporate transactions or the sale of all or substantially all of the assets of the Reorganized Debtors.
     Although the Debtors do not anticipate that any one person or Entity will have a majority of shares or voting power of Convertible Preferred Stock and/or New Common Stock, it is possible a person or Entity may acquire sufficient New Common Stock to exercise voting control over the foregoing matters.

[38]	The actual Effective Date may be later.

9.	The Issuance of Equity Interests to Management Pursuant to the Management Equity Incentive Program May Dilute the Convertible Preferred Stock and New Common Stock
     If New Board does distribute equity interests to management or employees pursuant to the Management Equity Program or some other program, such distributions also will dilute the ownership percentage represented by the Convertible Preferred Stock and New Common Stock distributed under the Revised Plan.
10.	The Reorganized Debtors Do not Expect to Pay Any Cash Dividends on the Convertible Preferred Stock or New Common Stock for the Foreseeable Future
     The Debtors do not expect the Reorganized Debtors to declare dividends in the foreseeable future with respect to the Convertible Preferred Stock or New Common Stock. The lack of dividends may adversely affect the market for and value of the Convertible Preferred Stock or New Common Stock.
11.	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors
     Holders of Claims should carefully review Article XX hereof, –”CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVISED PLAN – Certain U.S. Federal Income Tax Consequences to the Reorganized Debtors,” to determine how the tax implications of the Revised Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.
12.	Impact of Interest Rates
     Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets, although the value of such foreign assets is very small in relation to the value of the Debtors’ operations as a whole.
D. RISK FACTORS ASSOCIATED WITH THE DEBTORS’ BUSINESSES
1.	The Debtors’ Businesses are Affected by the U.S. Economy and the Varying Economic and Business Cycles of Their Customers
     The Debtors’ businesses are vulnerable to the U.S. economy and the varying economic and business cycles of their customers. Demand for the Debtors’ products is directly related to automotive vehicle production. Automotive sales and production can be affected by general economic conditions, such as employment levels and trends, fuel prices and interest rates, labor relations issues, regulatory requirements, trade agreements and other factors. Automotive industry conditions in North America continue to be challenging. In North America, the domestic automotive industry is characterized by significant overcapacity, fierce competition, high fixed cost structures and significant employee pension and health care obligations for the domestic automakers. Several of the Debtors’ key North American customers also face significant business challenges due to increased competitive conditions and recent changes in consumer demand.
     Domestic automakers continue to report market share loss to other vehicle manufacturers resulting in lower annual production volumes and the need to address further their production capacity and cost structure. Due to a slowing economy and rising fuel prices in the United States, automotive industry sales continued to slow in 2007 with expected sales volume of approximately 16.5 million units. This volume is down from 2006 and 2005 when sales were approximately 16.6 million units and 17.0 million units respectively. Any further decline in automotive production levels of their current and future customers could reduce the Reorganized Debtors’ sales and could have a material adverse effect on the Reorganized Debtors’ results of operations and financial condition.
     In operating their business, the Debtors depend on the ability of their customers to timely pay the amounts they have billed them for tools and products. Any disruption in their customers’ ability to pay us in a timely manner because of financial difficulty or otherwise would have a negative impact on the Debtors’ ability to finance their operations. In addition, because of the challenging conditions within the U.S. automotive industry, many automotive suppliers have filed for bankruptcy. In light of these conditions, the Debtors’ suppliers could impose restrictive payment terms on the Reorganized Debtors that could have a material adverse effect on the Reorganized Debtors’ results of operations and financial conditions.
2.	The Debtors Significant Losses In Recent Years Could Continue
     The weakness in the North American OEM automotive market adversely affected the Debtors’ operating results in 2006, as the Debtors’ domestic OEM customers were decreasing order volumes. Since this trend has continued into 2007, there can be no assurance that the Reorganized Debtors will be profitable in the future.
     Recent difficulties in the subprime mortgage market, declining home values, consumer credit availability, and consumer borrowing costs, individually or collectively, could also negatively impact automotive sales and production. Because the Reorganized Debtors will continue to have significant fixed production costs, relatively modest declines in their customers’ production levels could materially and adversely impact the Reorganized Debtors’ operating results and financial condition.
     However, the Debtors’ primary business objective is to capitalize on the technology, globalization and system sourcing trends in the automotive supply industry in order to be the leading provider of the types of systems they supply to automotive customers worldwide. The Company’s advanced design capabilities, ability to supply complete systems and integrated modules, combined with its global production capacities, have enabled the Company to maintain its strong operating momentum throughout the bankruptcy process – notwithstanding the sourcing difficulties usually encountered by automotive suppliers in chapter 11.
3.	Effect of Competition Within the Automotive Industry
     Certain of the Debtors’ principal competitors may be better able to withstand market conditions within the automobile industry.
     The automotive component supply industry is highly competitive. Some of the Debtors’ competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than the Debtors. In addition, with respect to certain of their products, the Debtors compete with divisions of their OEM customers. There can be no assurance that the Debtors’ products will be able to compete successfully with the products of their competitors, which could result in the loss of customers and, as a result, a material decrease in revenues and results of operations and financial conditions.
     The Debtors principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect their business. In addition, as a result of the relatively long lead times required for many of their complex structural components, it may be difficult in the short term for the Debtors to obtain new sales to replace any unexpected decline in the sale of existing products. the Debtors may incur significant expense in preparing to meet anticipated customer requirements which may not be recovered.
     The Debtors generally compete on the basis of, among other things: (a) quality and breadth of service; (b) expertise; (c) reliability; and (d) price. There can be no assurance that the Debtors will not encounter increased competition in the future, which could have a material adverse effect on their business, financial condition and results of operations. In addition, certain of the Debtors’ competitors may attempt to use these Chapter 11 Cases and rumors concerning the Debtors’ financial condition to their advantage. These discussions and rumors may adversely affect relations with the Debtors’ customers, vendors and employees.
4.	Reliance on Key Personnel
     The Debtors’ success and future prospects depend on the continued contributions of their senior management. The Debtors’ current financial position makes it difficult for it to retain key employees. There can be no assurances that the Debtors would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more members of the senior management team could have a material adverse effect on the Debtors’ business, financial condition and results of operations.

5.	Loss of Key Customers
     If some of the Debtors’ existing customers ceased doing business with the Company, or if the Debtors were unable to generate new customers, they could experience an adverse impact on their business, financial condition and results of operations. The Debtors cannot be certain that any given customer in any given year will continue to use the Debtors’ services in subsequent years. As noted previously, the Debtors’ business with GM, Ford and Chrysler aggregate over 43% of sales. There is significant risk in concentrating its sales with these customers, including but not limited to, potential customer insolvency, work stoppage, or other adverse circumstances.
6.	Ability to Refinance Certain Indebtedness
     Following the Effective Date, the Reorganized Debtors anticipate that they will fund working capital borrowings and letter of credit requirements under the Exit Credit Facility and the New Money Second Lien Loan. These facilities are expected to contain customary financial and other covenants. If the Reorganized Debtors cannot meet these covenants, events of default would arise. There also can be no assurance that the Reorganized Debtors, upon expiration of the Exit Credit Facility or the New Money Second Lien Loan, will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, will be on terms favorable to the Reorganized Debtors.
7.	Ability to Accomplish the Restructuring Initiatives and Workforce Realignments
     The Debtors’ anticipate that their operational restructuring initiatives described in Article III.E of this Disclosure Statement will be completed in 2008. These operational restructuring initiatives are expected to impact over 50% of the Debtors’ worldwide operations either through product movement or facility closures.
     The Debtors’ operational restructuring has been successful to date. In the past 18 months, the Debtors have made significant progress in consolidating their manufacturing footprint by closing four manufacturing facilities in North American and transferring their production to the Debtors’ LCC Facilities. The Debtors have already reduced their indirect workforce by 510 individuals. The rationale for this workforce reduction is to more appropriately align the Debtors’ indirect workforce with the current sales volumes.
     The Debtors are also relocating to LCC Facilities the labor-intensive brakes and tire carrier components of their metals business to take advantage of significantly lower wage rates and to eliminate excess capacity. The Debtors have closed one facility and transferred its production to their new LCC Facility in Matamoros, Mexico. During 2008, the Debtors also plan to close two additional facilities and downsize one other facility and transfer those facilities’ production to the Matamoros LCC Facility. At the outset of the restructuring, the Debtors projected that it would move 2,000 jobs to LCC Facilities. Presently, the Debtors project that they will move approximately 2,200 jobs from Canada, the United States, and Western Europe to their LCC Facilities. To date, approximately 1,500 jobs have been moved to Mexico and Eastern Europe.
     Any failure to obtain substantial completion of any of these operational restructuring initiatives may result in the Debtors not reaching a sufficient profitability level to enable the Debtors to emerge from chapter 11 or continue as a going concern.
8.	The Debtors Depend Heavily on Their Largest Customers and on Selected Vehicle Programs
     The Debtors are dependent on Ford, Volkswagen, GM and Chrysler, as their largest customers. The Debtors’ revenues from Ford, Volkswagen, GM and Chrysler represented approximately 27%, 12%, 9%, and 7% , respectively, of their revenues for 2007. The loss of Ford, Volkswagen, GM and Chrysler or any other significant customer could have a material adverse effect on the Debtors. The contracts typically entered into with many of their customers, including Ford, GM, Chrysler and Volkswagen, provide for supplying the customers’ requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the platform or model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Furthermore, purchase orders for parts may be cancelled, or shipment delayed, without any penalty to our customers. Therefore, the loss of any one of such customers or a significant reduction in demand for certain other key models or a group of related models sold by any of our major customers could have a material adverse effect on the Debtors existing and future revenues and net income. In 2006, two of the Debtors’ key customers, General Motors and Ford, lost market share in North America from historical levels and, as a result, significantly reduced their production volumes. From time to time, the Debtors are involved in product liability and pricing Claims with certain of their significant customers. As a result of these Claims, it is possible that the Debtors’ relationship with these customers could be adversely affected.
9.	Ability to Obtain Raw Materials at Favorable Prices
     Numerous raw materials are used in the manufacture of the Debtors’ products. The principal raw materials include (a) coil steel and resin in mechanism production, (b) metal wire and resin in cable production, and (c) glass in window systems. The types of steel purchased by the Debtors include hot and cold rolled, galvanized, organically coated and aluminized steel. Overall, steel accounted for the most significant component of the Debtors raw material costs in 2007, and 2006. Steel prices have been volatile over the last few years. Additionally, the prices of aluminum and resin have substantially increased. These raw materials cost increases negatively impacted the Debtors’ gross profit in 2005, 2006 and 2007. To the extent the Debtors are not able to obtain raw materials at favorable prices or otherwise able to offset these increased operating costs, results of operations and financial condition of the Reorganized Debtors will continue to be adversely affected and the outcome could be material. Moreover, the Debtors may be materially and adversely affected by the failure of their suppliers to perform as expected.
10.	Ability to Reduce Costs or Increase Prices
     There is substantial continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers. Since the Debtors’ business has a substantial fixed cost base, their profitability is dependent, in part, on their ability to spread fixed production costs over increasing product sales. If the Debtors are unable to generate sufficient production cost savings in the future to offset price reductions and any reduction in consumer demand for automobiles resulting in decreased sales, the Debtors’ gross margin, results of operations and profitability would be adversely affected. In addition, the Debtors’ customers often require engineering, design or production changes. In some circumstances, the Debtors may not be able to achieve price increases in amounts sufficient to cover the costs of these changes.
11.	Cyclicality and Seasonality in the Automotive Markets
     The automotive market is highly cyclical dependent on general economic conditions and other factors, including consumer spending preferences and the attractiveness of incentives offered by OEMs, if any. The Debtors’ business is also somewhat seasonal. The Debtors typically experience decreased revenues and operating income during the third calendar quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Economic factors adversely affecting automotive production and consumer spending could adversely impact their revenues and net income. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in demand for the Debtors’ products.
12.	Certain Risks Associated with the Debtors’ Foreign Operations
     The Debtors have significant operations in Europe, Asia and Latin America. Certain risks are inherent in international operations, including: (a) difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; (b) foreign customers may have longer payment cycles than customers in the United States; (c) tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions; (d) currency fluctuations and devaluations; (e) general economic conditions, political unrest and terrorist attacks against American interests in countries where the Debtors operate may have an adverse effect on their operations in those countries; (f) exposure to possible expropriation or other governmental actions; (f) difficulties associated with managing a large organization spread throughout various countries; and (h) required compliance with a variety of foreign laws and regulations.
     As the Debtors continue to expand their business globally, their success will be dependent, in part, on their ability to anticipate and effectively manage these and other risks. The Debtors cannot assure that these and other factors will not have a material adverse effect on their international operations or their business, results of operations and financial condition as a whole.
13.	Currency Exchange Rate Fluctuations Could Adversely Affect the Debtors’ Revenues and Financial Results
     The Debtors generate a significant portion of our revenues and incur a significant portion of their expenses in currencies other than U.S. dollars. To the extent that their are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our revenues, results of operations and profitability conditions. During times of a strengthening U.S. dollar, the Debtors reported sales and earnings from their international operations will be reduced because the applicable local currency will be translated into fewer U.S. dollars. The strengthening of the foreign currencies in relation to the U.S. dollar had a positive impact on their 2006 revenues of approximately $31.0 million, and 2007 revenues of approximately $104 million.
14.	Work Stoppages and Other Labor Unrest May Disrupt the Debtors’ Business Operations
     Many OEMs and their suppliers have unionized work forces. Work stoppages or slow downs experienced by OEMs or their suppliers could result in slow downs or closures of the Debtors’ customers’ assembly plants. Any such work stoppage could have a material adverse effect on the Debtors and their customers’ businesses, and result in a cancellation or delay in the shipment of orders placed with the Debtors.
     The Debtors have collective bargaining agreements with several unions including the United Auto Workers, the Canadian Auto Workers, the International Brotherhood of Teamsters and the International Association of Machinists and Aerospace Workers. Virtually all of the Debtors unionized facilities in the United States and Canada have separate local contracts with the union which represents the workers employed there, with each such contract having an expiration date independent of other labor contracts. The majority of the Debtors non U.S. and Canadian employees are members of industrial trade union organizations and confederations within their respective countries. Many of these organizations and confederations operate under national contracts which are not specific to any one employer. As a result, the Debtors may encounter strikes, further unionization efforts or other types of conflicts with labor unions or their employees, any of which could have an adverse effect on operations or may limit their flexibility in dealing with their workforce. Any interruption in the delivery of the Reorganized Debtors’ products would reduce demand for the Reorganized Debtors’ products.
15.	The Debtors May Be Adversely Affected By Product Liability Exposure Claims
     The Debtors face an inherent business risk of exposure to product liability claims in the event that the failure of their products to perform to specifications results, or is alleged to result, in property damage, bodily injury and/or death. The Debtors cannot assure that their will not incur significant costs to defend these claims or that their will not experience any material product liability losses in the future. In addition, if any Dura designed products are, or are alleged to be defective, the Debtors may be required to participate in a recall involving those products.
     Each OEM has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more vehicle assembly functions, OEMs are increasingly looking to their suppliers for contribution when faced with product recalls, product liability or warranty claims. The Debtors cannot assure you that the future costs associated with providing product warranties will not be material. A successful product liability claim brought against the Debtors in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on their business, results of operations or financial condition. In addition, OEMs are also increasingly requiring their outside suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which the Debtors supply products to an OEM, an OEM may hold the Reorganized Debtors responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties, when the product supplied does not perform as represented.

     Over the past five years, the Debtors have been involved in a number of product warranty matters. In the aggregate, the Debtors incurred charges of $6.9 million, $9.8 million, $2.8 million and $2.1 million in 2007, 2006, 2005 and 2004, respectively, in connection with product warranty matters.
     The Debtors carry insurance for certain legal matters including product liability; however, they do not carry insurance for warranty or recall matters, as the cost and availability for such insurance, in the opinion of management, is prohibitive or not available. The Debtors have established reserves for matters that are probable and estimable in amounts management believes are adequate to cover reasonable adverse judgments not covered by insurance; however, they cannot assure you that these reserves will be adequate to cover all warranty matters that could possibly arise. The outcome of the various legal actions and claims that are discussed above or other legal actions and claims that are incidental to the Debtors’ business may have a material adverse impact on our business, including results of operations, cash flow, and profitability and financial condition.
16.	The Debtors’ Products are Subject to Changing Technology, Which Could Place the Debtors at a Competitive Disadvantage Relative to Alternative Products Introduced By Competitors
     The Debtors believe that their customers rigorously evaluate their suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. The Reorganized Debtors’ success will depend on their ability to continue to meet customers’ changing specifications with respect to these criteria. The Reorganized Debtors may, therefore, require significant ongoing and recurring additional capital expenditures and investment in research and development, manufacturing and other areas to remain competitive. If the Reorganized Debtors are unable to meet their customers’ changing specifications or make the necessary additional capital expenditures, they could have a material adverse effect on the Reorganized Debtors’ results of operations and financial conditions.
17.	Access to Financing and Trade Terms
     The Debtors’ operations depend on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support. The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility. The Debtors believe that substantially all of their needs for funds necessary to consummate the Revised Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, the Exit Credit Facility trade terms supplied by vendors. However, if the Reorganized Debtors require working capital and trade financing greater than that provided by such sources, they may be required either to: (a) obtain other sources of financing; or (b) curtail their operations.
     No assurance can be given, however, that any additional financing will be available, if at all, on terms that are favorable or acceptable to the Reorganized Debtors. The Debtors believe that it is important to their going-forward business plan that their performance meet projected results in order to ensure continued support from vendors and factors. There are risks to the Reorganized Debtors in the event such support erodes after emergence from Chapter 11 that could be alleviated by remaining in Chapter 11. Chapter 11 affords a debtor the opportunity to close facilities and liquidate assets relatively expeditiously, tools that will not be available to the Reorganized Debtors upon emergence. However, the Debtors believe that the benefits of emergence from Chapter 11 at this time outweigh the potential costs of remaining in Chapter 11, and that emergence at this time is in the long-term operational best interests of the Debtors and their creditors.
18.	Capital Requirements
     The business of the Reorganized Debtors is expected to have substantial capital expenditure needs. While the Debtors’ projections assume that operations will generate sufficient funds to meet capital expenditure needs for the foreseeable future, the Reorganized Debtors’ ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

19.	Disruption of Operations
     The commencement and pendency of the Debtors’ Chapter 11 Cases could adversely affect the Debtors’ relationships with their customers and vendors, as well as the Debtors’ ability to retain or attract high quality employees. In such event, weakened operating results may occur that could give rise to variances from the Debtors’ projections.
E. FACTORS AFFECTING THE REORGANIZED DEBTORS
1.	The Debtors Have No Duty To Update
     The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.
2.	No Representations Outside The Disclosure Statement Are Authorized
     No representations concerning or related to the Debtors, the Chapter 11 Cases or the Revised Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance, or rejection, of the Revised Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to Debtors’ counsel, Creditors’ Committee counsel, and the Office of the United States Trustee.
3.	All Information Was Provided by Debtors and Was Relied Upon By Professionals
     Counsel for and other professionals retained by the Debtors have relied upon information provided by the Debtors in connection with preparation of this Disclosure Statement. Although counsel for and other professionals retained by the Debtors have performed certain limited due diligence in connection with preparing this Disclosure Statement, but they have not verified independently the information contained herein.
4.	This Disclosure Statement Was Not Approved By The Securities And Exchange Commission
     Although a copy of this Disclosure Statement was served on the SEC, and the SEC was given an opportunity to object to the adequacy of this Disclosure Statement before the Bankruptcy Court approved it, this Disclosure Statement was not filed with the SEC under the Securities Act or applicable state securities laws. Neither the SEC nor any state regulatory authority or Canadian Securities Administrator has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.
5.	No Legal Or Tax Advice Is Provided To You By This Disclosure Statement
     The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each creditor or holder of an Equity Interest should consult his, her or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Equity Interest.
     This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Revised Plan or object to confirmation of the Revised Plan.
6.	No Admissions Made
     Nothing contained herein shall constitute an admission of any fact or liability by any party (including, without limitation, the Debtors) or to be deemed evidence of the tax or other legal effects of the Revised Plan on the Debtors or on holders of Claims or Equity Interests.

7.	No Waiver Of Right To Object Or Right To Recover Transfers And Estate Assets
     A creditor’s vote for or against the Revised Plan does not constitute a waiver or release of any Claims or rights of the Debtors (or any party in interest, as the case may be) to object to that creditor’s Claim, or recover any preferential, fraudulent or other voidable transfer or estate assets, regardless of whether any Claims of the Debtors or their respective estates are specifically or generally identified herein.
8.	The Projected Value of Estate Assets Might Not Be Realized
     In the Best Interests Analysis, the Debtors project the value of the Estates’ Assets which would be available for payment of expenses and distributions to holders of Allowed Claims, as set forth in the Revised Plan. The Debtors have made certain assumptions, as described in the notes to the Liquidation Analysis contained in Exhibit I hereto, and which should be read carefully.
9.	Environmental Liability Factors
     The Debtors are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations, including laws and regulations governing petroleum storage, waste water discharge, underground storage tanks, hazardous chemical reporting, and hazardous waste disposal. Some of the Debtors’ operations generate hazardous substances and some facilities have a history of manufacturing operations by prior operators. Applicable law dictates that, if a hazardous substance release occurs or has occurred at or from any of the Debtors’ current or former properties or at a location where the Debtors have disposed of wastes, the Debtors may be held liable for the contamination, and the resulting charges may be material.
     The Debtors are also subject to liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at the property the Debtors own or operate and at other properties where the Debtors or their predecessors have arranged for the disposal of hazardous substances. The amount of such liability could have a material adverse effect on the Debtors’ business, financial condition and results of operations.
     The Debtors have identified the following environmental matters for which they have established environmental reserves or may have significant expenditures as detailed below:
          (a) Mancelona Michigan.
     The Debtors own and operate an automotive brake, hinge and latch component manufacturing facility located at 310 Palmer Park Road, Mancelona, Antrim Country, Michigan. The facility is located in a mixed industrial/commercial/residential land use area. The site was first developed in 1947 by Mt. Clemens Metal Products (“Mt. Clemens Metals”), which used the site for various steel parts production operations. In 1967, Gulf and Western acquired the facility from Mt. Clemens Metals and thereafter operated the facility until 1985. Wickes Manufacturing Company (“Wickes”) acquired the site in 1985 from Gulf and Western. In 1990, the Debtors acquired the facility from Wickes.
     The Michigan Department of Environmental Quality (“MDEQ”) has investigated contamination at the Debtors’ facility in Mancelona, Michigan. The investigation stems from the discovery in the mid-1990s of trichloroethylene (“TCE”) in on-site and off-site groundwater at the Mancelona facility, related to possible historical TCE usage by the site’s former operators.
     Before the extent of the plume was defined, and before the MDEQ made a determination regarding the parties it considered responsible for the contamination, the Company arranged and paid for the sampling and, in some cases, the replacement of several residential drinking water wells in the area.
     MDEQ subsequently indicated that Mt. Clemens Metals, a former operator not related to the Debtors, was the only known user of TCE on the site, and that it does not consider the Debtors to be a responsible party for the contamination under the Michigan environmental statutes. Neither the Debtors nor Wickes have been named a liable party for the contamination under Michigan’s Part 201 environmental statutes. As a result, the MDEQ has not requested that the Debtors contribute to the costs for MDEQ-funded investigations of their site and the downgradient plume, or the costs of a public water system that the MDEQ installed for the affected residential properties in that area. However, the Debtors have been cooperating with the MDEQ, and have implemented MDEQ’s due care requirements with respect to the contamination. The Debtors also continue to maintain a $1.5 million accounting reserve that it established several years ago for contingent liabilities associated with this matter.
     Even though the MDEQ has not asked the Debtors to finance the investigation costs or the costs associated with the installation of the public water system, MDEQ filed a Claim in connection with the chapter 11 filing for $9.3 million relating to past response costs for the Mancelona groundwater contamination. The Debtors did not receive any prior notice from MDEQ concerning such Claim. The Debtors vigorously objected to this bankruptcy Claim, as they were not responsible for the contamination and the MDEQ’s response actions and costs were not conducted in accordance with the National Contingency Plan. After further discussion and investigation, MDEQ subsequently withdrew its Claim.
     Additionally, as part of the 1990 transaction from Wickes, the Mancelona groundwater contamination matter is subject to an indemnity from Wickes with respect to certain environmental liabilities up to a $2.5 million cap (of which approximately $100,000 to $200,000 remains) including those liabilities arising from pre-1990 conditions at this site. The Debtors will be obligated to indemnify Wickes with respect to any liabilities above such cap. Wickes had been paying indemnification claims relating to the Mancelona matter, subject to a reservation of rights. On May 17, 2005, Collins & Aikman, an affiliate of Wickes, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code, which subsequently evolved to a chapter 7 liquidation. Wickes may seek to discharge its remaining indemnity obligation to the Debtors in connection with that chapter 11 case.
     The Debtors may also have rights under insurance coverage that was issued to other former operators of this site, including Wickes and Gulf and Western.
          (b) Butler, Indiana
     The Debtors sold their automotive jack and peripherals business and the manufacturing facility located at 100 Commerce Street in Butler, Indiana, effective December 3, 2007. This facility is located in a mixed land use area. Soil at the Butler facility exhibited contamination by TCE and other compounds related to the former usage and storage of chlorinated solvents, paint waste, and plating waste by former operators of the site. In the 1950s, Universal Tool and Stamping (“UTS”) developed the site for metal fabrication. Acme Metals acquired UTS in 1987, and operated the site under the name of UTS until the Debtors acquired the site from Acme Metals in 1998.
     The Indiana Department of Environmental Management (“IDEM”) identified four source areas to be closed. As part of the 1998 sale transaction, Acme Metals agreed to continue the clean up and closure of the four source areas and indemnify the Debtors for environmental liabilities arising from the operation of the facility prior to the acquisition. Acme Metals filed for bankruptcy in late 1998.
     The site is currently not the subject of scrutiny directed toward soil or ground water conditions, nor is it the subject of regulatory enforcement action. The TCE-contaminated soil has since been removed from the site, and the four identified source areas have been granted closed status by the IDEM. Although the IDEM considers the remediation of those four source areas to be complete, the Debtors continue to maintain a $768,000 accounting reserve they established several years ago for costs associated with this matter.
          (c) Lake Calumet Superfund Site.
     The Debtors were named as one of several hundred PRPs for cleanup costs at the Lake Calumet Cluster Sites in Indiana. The Debtors estimate that the Debtors have a less than 1% PRP allocation, and that the Debtors’ total share of the costs are likely to be less than $50,000.
          (d) Main Street Well Field Site, Elkhart, Indiana
     Excel Corporation, an affiliate of the Debtors, was identified as a potentially responsible party at the Main Street Well Field Site in Elkhart, Indiana, where TCE was detected in a municipal well field in 1981. In 1992, the United States Environmental Protection Agency (“EPA”) issued to Excel Corporation and others a Unilateral

Administrative Order (“UAO”), and in 1998, Excel Corporation entered into a partial consent decree to settle its liability for past costs at this site.
     Under the UAO directing them to undertake certain remedial action in connection with this site, the Debtors have a continuing payment obligation for (a) operation and maintenance of the air stripping water treatment system at the city well field; (b) continued annual ground water monitoring of certain wells located at the city well field, the 1120 Main Street property, and the property immediately to the south; and (c) reimbursement of EPA’s oversight costs. This obligation will likely continue for many years. The annual contribution of the Debtors for these costs has been approximately $50,000 per year, and the Debtors believe that an estimate of $50,000 per year is reasonable to address future costs. There are no current regulatory requirements to perform additional investigations at the site other than to continue the annual ground water monitoring.
     Under the UAO, the Debtors’ obligations are joint and several with the other respondents. However, there are two cost-sharing agreements to which the Debtors are parties, under which (1) the Debtors and Dana Corporation (also in bankruptcy) are liable for only 40% of the air stripper operation and maintenance and ground water monitoring costs at the city well field, with the other 60% being the responsibility of the so-called West Side Parties; and (2) the Debtors are responsible for only 75% of the costs to be borne by the so-called East Side Parties (the Debtors and Dana), with Dana having responsibility for the other 25% of those costs. Several of the parties to these agreements, though, have gone bankrupt, which may affect the scope of the Debtors’ liability in the future, if that has not happened already.
Atwood Facilities
     The Debtors have sold the following facilities as part of the sale of the assets of their Atwood business. However, certain pre-sale liabilities relating to environmental laws, and in particular, the Main Street Well Field National Priority List Site described in the preceding paragraph, were excluded from the sale and were not assumed by the purchaser of these assets. In conjunction with the sale, in June, 2007, the Debtors retained ENVIRON International Corporation (“ENVIRON”) to conduct a Phase I environmental site assessment of the following Atwood facilities to identify recognized environmental conditions. The Debtors have identified the following environmental matters for which they may have potential liability as detailed below:
          (e) Antwerp Ohio
     Prior to selling Atwood, the Debtors operated an automotive tempered glass window manufacturing facility located at 5406 U.S. Route 24, in Antwerp, Paulding County, Ohio. This 12-acre parcel, originally used for agricultural purposes, was developed in 1965 for metal fabrication and welding. In 1980, Tempered Glass Specialists purchased this site for the manufacturing of tempered glass and has since been occupied by different entities for the same purpose. In 2000, Atwood purchased the site.
     ENVIRON identified two de minimis concerns related to soil and ground water conditions. These de minimis issues consist of the presence of (i)a contaminated property adjacent to, but not impacting, the site; and (ii) a historical septic system.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, are reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.
     On August 27, 2007, the Debtors sold this site to Atwood Acquisition Co., LLC, as part of the Atwood sale.
          (f) Elkhart, Indiana — 53061 ADA Drive
     Prior to selling Atwood, the Debtors leased and operated a recreational vehicle window and door systems manufacturing facility located at 53061 Adam Drive in Elkhart, Elkhart County, Indiana. This 6.6-acre parcel, originally used as farmland, was developed in 1977.
     ENVIRON identified four de minimis concerns related soil and underground conditions. These de minimis issues consist of the presence of (i) two former underground storage tanks removed from the site in November 1988;

(ii) three former septic systems used for sanitary waste water; (iii) formerly stained soil and oil spills identified at the site in 1994, with impacted soils excavated and disposed off-site; and (iv) a historical spill event, where in January 2006, approximately 60-gallons of hydraulic oil were released to a storm water drainage ditch located on the north side of the site when a truck hydraulic line burst.
     With respect to the January 2006 oil spill, the oil was contained and collected and 60 yards of impacted soil were excavated and disposed off-site. According to internal memoranda, city and state inspectors concluded that the release did not trigger reporting requirements. ENVIRON characterizes this oil spill as de minimis since the release has been remediated and there appears to be no further regulatory impetus to investigate the matter.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, are reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.
     On August 27, 2007, the Debtors sold this site to Atwood Acquisition Co., LLC, as part of the Atwood sale.
          (g) Elkhart, Indiana — 57912 Charlotte Avenue
     Prior to selling Atwood, the Debtors owned and operated a recreational vehicle seating system and door manufacturing facility located at 57912 Charlotte Avenue in Elkhart, Elkhart County, Indiana. This facility is located in a mixed industrial/residential land use area, and before it was developed in 1986, consisted of agricultural land.
     ENVIRON identified a former septic system present at the site from 1986 until sometime prior to 1992 as a noteworthy business risk not expected to result in expenditures in excess of the materiality threshold of $50,000, but could not rule out the possibility that historical incidental releases may have affected soil or ground water in the vicinity of the septic system. ENVIRON identified two de minimis concerns related to soil and ground water conditions. These de minimis issues consist of (i) historic waste burning of paint filters on a previously unpaved area of this site; and (ii) the presence of minor amounts of surficial pavement and soil contamination by petroleum compounds due to oil drippage from out-of-service equipment and from a hydraulic leak.
     On August 27, 2007, the Debtors sold this site to Atwood Acquisition Co., LLC, as part of the Atwood sale.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, are reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.
          (h) Greenbriar, Tennessee
     Prior to selling Atwood, the Debtors owned and operated a cooking appliance and water heater manufacturing facility located at 6320 Kelly Willis Road in Greenbrier, Robertson County, Tennessee. This facility is located in a mixed land use area, consisted of agricultural land and a residence until it was developed in 1963.
     During a June 5, 2007, site visit, ENVIRON observed compressor condensate discharged from an above surface tank onto adjacent pavement and soil. Standing pools of compressor condensate, which typically contains a small amount of oil were observed on the soil in the vicinity of the above the ground tank. Considering that only a small quantity of oil is likely to have been present in the discharge and that any impact would likely be surficial, it is unlikely that significant petroleum contamination is present.
     ENVIRON identified three de minimis concerns related to soil and ground water conditions. These de minimis issues consist of (i) historical compressor oil releases and associated staining; (ii) an underground storage tank reported by O’Brien & Gere to have been removed in 1991 with confirmatory soil testing; and (iii) a historical release from an BFI-owned trash compactor hydraulic line.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, is reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.

     On August 27, 2007, the Debtors sold this site to Atwood Acquisition Co., LLC, as part of the Atwood sale.
          (i) Salt Lake City, Utah,
     Prior to selling Atwood, the Debtors operated a recreational vehicle furnace manufacturing facility located at 1874 South Pioneer Road, and a reliability test lab and distribution center located at 2090 South Pioneer Road, in Salt Lake City, Salt Lake County, Utah where it manufactures recreational vehicle furnaces, door handles, and paddle handles. The approximately 4.0-acre 1874 South Pioneer Road site is situated on two owned parcels and portions of two leased parcels from the Utah Power & Light Company and the Salt Lake City Corporation. The 2.4-acre 2090 South Pioneer Road site was owned by Atwood. Historical activities conducted at this site included the use of these properties by the U.S. Government for military purposes including munitions manufacturing.
     ENVIRON identified four recognized environmental conditions at the 1874 South Pioneer Road site and the 2090 South Pioneer Road site associated with historical activities: (i) on-site ground water contamination associated with the former septic system at the 1874 South Pioneer Road Site; (ii) on-site solid contamination from former wastewater discharges at the 1874 South Pioneer Road Site; (iii) potential impacts from historical operations of a former munitions facility at the 1874 South Pioneer Road Site; and (iv) potential impacts from historic operations of a former munitions facility and former light fixture manufacturer at the 2090 South Pioneer Road Site. The Debtors are aware of no regulatory requirements to investigate these matters.
     On August 27, 2007, the Debtors sold this site to Atwood Acquisition Co., LLC, as part of the Atwood sale.
          (j) West Union, Iowa
     Prior to selling Atwood, the Debtors owned and operated an automotive hinge and recreational vehicle accessory manufacturing facility located at 800 Highway 150 South in West Union, Fayette County, Iowa. The 29-acre parcel was first developed for industrial use in 1976 on agricultural land. Initial site manufacturing operations reportedly involved gas shock production and assembly. Subsequent site operations have included powder coat painting (early 1980s to 2000), wet painting (1992 to 2004), and vibratory tumbler deburring (1990 to present). Metal stamping and welding operations have existed since the facility opened in 1976.
     ENVIRON identified the past use of chlorinated solvents at the facility to be a recognized environmental condition. Previous environmental reports indicate that Atwood used chlorinated solvents in the past at the site including methylene chloride, which was stored in a bulk storage tank, and 1,1,1-trichloroethane or trichloroethene, in a wash process.
     Other than as stated above, the Debtors are not aware of any property owned or operated by them that poses or is alleged to pose a threat of imminent and identifiable harm to the public health and safety. Moreover, these Chapter 11 Cases have not resulted in any change of Debtors’ ongoing compliance with respect to their activities. The enactment of more stringent laws or regulations or stricter interpretation of existing laws and regulations could require additional expenditures by the Company, which could have a material adverse effect on its business, financial condition and results of operations.
     On August 27, 2007, the Debtors sold this site to Atwood Acquisition Co., LLC, as part of the Atwood sale.
10.	Pending Litigation or Demands Asserting Prepetition Liability
     As of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which the Debtors believe may have a material adverse effect on the operations or financial position of the Debtors or the Reorganized Debtors. The Debtors are currently involved in various legal proceedings arising in the ordinary course of business operations, including personal injury claims, employment matters and contractual disputes. To the extent Claims arise, and are ultimately allowed, they will be Class 5C Other General Unsecured Claims and receive New Common Stock pursuant to the Revised Plan.
THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND

UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE REVISED PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, CURRENCY EXCHANGE RATE FLUCTUATIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD LOOKING STATEMENTS AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
XIX.
  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE REVISED PLAN
     If the Revised Plan is not confirmed and consummated, the alternatives to the Revised Plan include: (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code; and (b) an alternative plan of reorganization.
A. LIQUIDATION UNDER CHAPTER 7
     If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to a case (or cases) under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtors’ liquidation analysis is set forth in Article XVII.C.1 above, entitled “CONFIRMATION PROCEDURES Best Interests of Creditor’s Test/Liquidation Analysis,” the Debtors believe that liquidation under chapter 7 would result in (1) smaller distributions being made to creditors than those provided for in the Revised Plan because of: (a) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time; (b) additional administrative expenses involved in the appointment of a trustee; and (c) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations; and (2) no distributions being made to any class junior to the Class 4 holders of Allowed Secured Second Lien Claims. See also Exhibit I attached hereto.
B. ALTERNATIVE PLAN OF REORGANIZATION
     If the Revised Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives of the Original Plan, which has led to the formulation and development of the Revised Plan. The Debtors believe that the Revised Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders than the Revised Plan because of the greater return provided by the Revised Plan.
XX.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Revised Plan to the Debtors, the Reorganized Debtors and certain holders of Claims. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder (the “Regulations”), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.
     The federal income tax consequences of the Revised Plan are complex and are subject to significant uncertainties. The Debtors have not requested and will not request a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the tax aspects of the Revised Plan. Thus, no assurance can be given as to the interpretation that the Internal Revenue Service will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Revised Plan, nor does it purport to address the federal income tax consequences of the Revised Plan to special classes of taxpayers (such as Persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, investors in pass through entities and holders of Claims who are themselves in bankruptcy). Furthermore, this discussion assumes that holders of Claims hold only Claims in a single Class. Holders of Claims should consult their own tax advisors as to the effect such ownership may have on the federal income tax consequences described below.
     This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.
     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE REVISED PLAN.
     INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATE INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX RELATED PENALTIES UNDER THE TAX CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT WRITTEN TO SUPPORT THE PROMOTION, MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
A.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE REORGANIZED DEBTORS
     The Debtors expect to report consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $260 million as of the Petition Date. As discussed below, the amount of the Debtors’ NOL carryforwards may be significantly reduced or eliminated upon implementation of the Revised Plan. In addition, the Reorganized Debtors’ subsequent utilization of any losses and NOL carryforwards remaining and possibly certain other tax attributes may be restricted as a result of and upon the implementation of the Revised Plan.
1.	Transfer of Business Assets
     Debtors intend to take the position that the transaction undertaken pursuant to the Revised Plan constitutes a taxable sale of the assets of Dura Automotive Systems, Inc. to one or more subsidiaries or affiliated partnerships of New Dura (the “New Dura Entities”). As a consequence, the New Dura Entities should obtain a tax basis in the assets received from Dura Automotive Systems, Inc. equal to their cost to the New Dura Entities, which generally should equal the fair market value of New Dura stock transferred to Dura Automotive Systems, Inc. plus the amount of liabilities assumed by the New Dura Entities.

     Provided the transaction undertaken pursuant to the Revised Plan constitutes a taxable transfer, Dura Automotive Systems, Inc. would recognize gain or loss upon the transfer of assets to the New Dura Entities in an amount equal to the difference between the fair market value of its assets and its tax basis in such assets. The Debtors believes that no significant federal, state, or local tax liability, if any, should be incurred upon the transfer.
     There is no assurance, however, that the exchange will be treated by the IRS as a taxable sale of assets by Dura Automotive Systems, Inc. to the New Dura Entities. Instead, the IRS may take the position that the exchange constitutes a tax-free reorganization. If the IRS were to succeed in asserting that the exchange qualifies as a tax-free reorganization, Dura Automotive Systems, Inc. would not recognize any gain or loss on the exchange. Instead, the New Dura Entities would succeed to certain tax attributes of Dura Automotive Systems, Inc., including Dura Automotive Systems, Inc.’s tax basis in the assets transferred to the New Dura Entities, but only after taking into account the reduction in such tax attributes and tax basis on account of the discharge of indebtedness pursuant to the Revised Plan. Thus, the New Dura Entities would generally have no NOL carryforwards (as described below) and would have a significantly diminished tax basis in the assets received from Dura Automotive Systems, Inc., with the result that future tax depreciation and amortization with respect to the New Dura Entities’ real and personal property would be substantially reduced.
     2. Reduction of NOLs
     The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes, such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets, by the amount of any cancellation of indebtedness (“COD”) realized upon consummation of the Revised Plan. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the canceled debt would have given rise to a tax deduction). Assuming that the transaction is treated as a taxable purchase by the New Dura Entities of the assets of Dura Automotive Systems, Inc., this COD and attribute reduction should not result in any tax liability for the Debtors or the New Dura Entities.
     3. Limitation on NOL Carryforwards And Other Tax Attributes
     Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Debtors allocable to periods prior to the Effective Date (collectively, “Pre Change Losses”) that may be utilized to offset future taxable income generally is subject to an annual limitation. Because (i) substantially all of the Debtors’ Pre-Change Losses will likely be eliminated or substantially reduced and (ii) Debtors intend to take the position that the transaction undertaken pursuant to the Revised Plan constitutes a taxable sale of Dura Automotive Systems, Inc.’s assets to the New Dura Entities, the New Dura Group Entities should not succeed to any of the Pre-Change Losses of Dura Automotive Systems, Inc. and hence the Section 382 Limitation will not be relevant to Dura Automotive Systems, Inc. or New Dura.
B.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 1, CLASS 2, CLASS 3 AND CLASS 5 CLAIMS
     As described above, the Debtors intend to take the position that the transaction undertaken pursuant to the Revised Plan constitutes a taxable sale of Dura Automotive Systems, Inc.’s assets to the New Dura Entities. As a consequence, Holders of Claims will be treated as exchanging such Claims for New Common Stock, Convertible Preferred PIK Stock, and Cash, if any, in a taxable exchange. Pursuant to the Revised Plan, holders of Allowed Class 1 Other Secured Claims whose Claims are not reinstated and certain Holders of Class 5 Other General Unsecured Claims will receive Cash in full satisfaction of their Claims. A holder who receives Cash in exchange for its Claim pursuant to the Revised Plan generally will recognize income, gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of Cash received in exchange for its Claim and (2) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. See discussions of accrued interest and markets discount below.

     Pursuant to the Revised Plan, in full satisfaction and discharge of their Claims, holders of Allowed Class 2 Second Lien Facility Claims will received Convertible Preferred PIK Stock, while holders of Allowed Class 3 Senior Notes Claims and certain holders of Allowed Class 5 Other General Unsecured Claims will receive New Common Stock. A holder that receives New Common Stock or Convertible Preferred PIK Stock should be treated as exchanging its Claims for such stock in a fully taxable exchange. In that case, the holder should recognize gain or loss equal to the difference between (1) the fair market value as of the Effective Date of the New Common Stock or Convertible Preferred PIK Stock received that is not allocable to accrued interest and (2) the holder’s tax basis in the Claims surrendered by the holder. Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long term capital gain or loss if the Claims were held for more than one year by the holder. To the extent that a portion of the New Common Stock or Convertible Preferred PIK Stock received in the exchange is allocable to accrued interest, the holder may recognize ordinary income. See the discussion of accrued interest below. A holder’s tax basis in the New Common Stock or Convertible Preferred PIK Stock should equal their fair market value as of the Effective Date. A holder’s holding period for the New Common Stock or Convertible Preferred PIK Stock should begin on the day following the Effective Date.
     The IRS may take the position that the exchange constitutes a tax-free reorganization. If the IRS were to succeed in asserting that the exchange qualifies as a tax-free reorganization, the tax consequences to Holders of Claims that receive New Common Stock or Convertible Preferred PIK Stock may differ from the consequences described above.
C.	ACCRUED INTEREST
     To the extent that any amount received by a holder of a Claim is attributable to accrued interest, such amount should be taxable to the holder as interest income. Conversely, a holder of a Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest on the Claims was previously included in the holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.
     The extent to which the consideration received by the holder of a Claim will be attributable to accrued interest is unclear. Nevertheless, the Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal.
D.	MARKET DISCOUNT
     Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of the gain realized by a holder of a Claim who exchanges the Claim for New Common Stock or Convertible Preferred Stock on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the Claim. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (1) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (2) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the Claim, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).
     Any gain recognized by a holder on the taxable disposition of Claims that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the holder (unless the holder elected to include market discount in income as it accrued).
     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVISED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE REVISED PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

XXI.
CONCLUSION AND RECOMMENDATION
     The Debtors believe the Revised Plan is in the best interests of all holders of Claims, and urge those holders of Claims entitled to vote to accept the Revised Plan and to evidence such acceptance by returning their Ballots so they will be RECEIVED by FBG no later than [                    , 2008]. If the Revised Plan is not confirmed, or if holders in those Classes do not vote to accept the Revised Plan, the holders in those classes may not receive a distribution.
Dated: March 13, 2008

Respectfully submitted, DURA AUTOMOTIVE SYSTEMS, INC. (for itself and on behalf of its Debtor Subsidiaries)
/s/ Lawrence A. Denton
Name:	Lawrence A. Denton
Title:	Chairman, President & CEO

Prepared by:
KIRKLAND & ELLIS LLP
Marc Kieselstein, P.C. (admitted pro hac vice)
Roger J. Higgins (admitted pro hac vice)
Ryan Blaine Bennett (admitted pro hac vice)
Joy Lyu Monahan (admitted pro hac vice)
200 East Randolph Drive
Chicago, IL 60601
and
RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi (Bar No. 2732)
Jason M. Madron (Bar No. 4431)
One Rodney Square
920 North King Street
Wilmington, DE 19801
Counsel for the Debtors and Debtors-in-Possession

EXHIBIT A
The Debtors’ Joint Revised Plan of Reorganization

EXHIBIT B
Organizational Chart of Dura Automotive Systems, Inc. and Affiliate Debtors as of the Petition Date

EXHIBIT C
Letters from the Creditors’ Committee in Support of the Revised Plan

EXHIBIT D
Letter from Second Lien Group in Support of the Revised Plan

EXHIBIT E
Forms of Debtors’ Letters to Holders of Second Lien Facility Claims,
Senior Notes Claims and Other General Unsecured Claims

EXHIBIT F
Canadian Order dated November 1, 2006, issued by the Ontario Superior Court of Justice

EXHIBIT G
Canadian Information Officer’s Report

EXHIBIT H
Financial Projections

EXHIBIT I
Liquidation Analysis